As filed with the Securities and Exchange Commission on  July 3 , 2012

Registration No. 333-180449

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No.  3 to
Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ADMA BIOLOGICS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or organization)	8731 (Primary Standard Industrial Classification Code Number)	56-2590442 (I.R.S. Employer Identification No.)

65 Commerce Way
Hackensack, New Jersey  07601
(201) 478-5552
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Adam S. Grossman
President and Chief Executive Officer
ADMA BIOLOGICS, INC.
65 Commerce Way
Hackensack, New Jersey,  07601
(201) 478-5552
(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey A. Baumel Roland S. Chase SNR Denton US LLP 101 JFK Parkway Short Hills, NJ 07078

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common stock, par value $0.0001 per share	1,969,026	$11.50	$22,643,799	$2,594.98

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of common stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933 based on the high end of a range of $9.60 to $11.50 per share, with $9.60 representing the last sale price of $9.60 per share on February 13, 2012 in a private financing. There is no liquid market for the registrant’s common stock.

(3) Of this amount, $2,166.24 has been previously paid and $428.74 is paid herewith.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 3 , 2012

PROSPECTUS

ADMA BIOLOGICS, INC.

1,969,026 Shares of Common Stock

This prospectus relates to the offering by the selling stockholders of ADMA Biologics, Inc. of up to 1,969,026 shares of common stock, par value $0.0001 per share.  These shares were privately issued to the selling stockholders in connection with the Company’s formation and a private placement and merger transaction. Of such 1,969,026 shares, 1,881,161 shares are currently outstanding and 87,865 shares are issuable upon exercise of warrants held by the selling stockholders. We are registering the resale of these shares as required by the terms of registration rights agreements between the selling stockholders and us. Such registration does not mean that the selling stockholders will actually offer or sell any of these shares. We will not receive any proceeds from the sale or other disposition of the shares of common stock offered by the selling stockholders. We will, however, receive the exercise price of any warrants exercised for cash. To the extent that we received cash upon exercise of any warrants, we expect to use that cash for working capital and general corporate purposes.

Our common stock is not traded on any national securities exchange. We expect to qualify our common stock for quotation on the Over-the-Counter Bulletin Board® electronic trading system (“OTCBB”).  However, we cannot assure you when our shares will qualify for quotation on the OTCBB or any other inter-dealer electronic trading system, if ever, or, if they do, that there will be any active trading market for our shares.

The selling stockholders have advised us that they will sell the shares of common stock from time to time in broker’s transactions, in any stock exchange, market or trading facility on which the shares may be traded, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. However, until such time as our shares are quoted on the OTCBB, the selling stockholders will sell the shares covered by this prospectus  at a range of $9.60 to $11.50 per share. We will pay the expenses incurred to register the shares for resale, but the selling stockholders will pay any underwriting discounts, commissions or agent’s commissions related to the sale of their shares of common stock.

Investing in our common stock involves risks.  Before making any investment in our securities, you should read and carefully consider risks described in the “Risk Factors” section beginning on page 15 of this prospectus.

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act (“JOBS Act”). Please read the related disclosure contained on pages 32 and 65 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is only accurate on the date of this prospectus, regardless of the time of any sale of securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This date of this prospectus is _________.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.  The selling stockholders are offering to sell and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Page

PROSPECTUS SUMMARY	1

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	13

RISK FACTORS	15

PRINCIPAL AND SELLING STOCKHOLDERS	35

USE OF PROCEEDS	39

DIVIDEND POLICY	39

DETERMINATION OF OFFERING PRICE	39

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	39

SECURITIES AUTHORIZED FOR ISSUANCE UNDER OUR EQUITY INCENTIVE PLAN	41

BUSINESS	42

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	56

DIRECTORS AND EXECUTIVE OFFICERS	67

EXECUTIVE COMPENSATION	71

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	75

PLAN OF DISTRIBUTION	77

DESCRIPTION OF SECURITIES	79

LEGAL MATTERS	82

EXPERTS	82

WHERE YOU CAN FIND MORE INFORMATION	82

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	83

INDEX TO FINANCIAL STATEMENTS	F-1

EXHIBIT INDEX	E-1

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information that should be considered before investing in our common stock.  Investors should read the entire prospectus carefully, including the more detailed information contained herein under the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections and our consolidated financial statements and the notes to those financial statements.

 As used in this prospectus, unless the context otherwise requires, “ADMA,” the “Company,” “we,” “us” and “our” refer to ADMA Biologics, Inc., a Delaware  corporation, as well as its subsidiary, ADMA Plasma Biologics, Inc., a Delaware corporation, taken as a whole, and also refer to the operations of ADMA Plasma Biologics, Inc. prior to the merger on February 13, 2012, as discussed below, which resulted in ADMA Plasma Biologics, Inc. becoming our wholly-owned subsidiary.

Our Company

ADMA’s mission is to develop and commercialize plasma-derived, human immune globulins targeted at niche patient populations, some with unmet medical needs.  These patient populations include those who may be naturally or medically immunocompromised, the elderly and prematurely born infants.  Human immune globulin is  comprised of antibodies - Y-shaped proteins produced by B-cells that are used by the body’s immune system to identify and neutralize foreign objects such as bacteria and viruses.  Intravenous immune globulin (Human), or IGIV, is a plasma-derived product administered intravenously, which contains immune globulins extracted from source plasma in a manufacturing process called Fractionation.

ADMA’s lead product candidate, RI-001, is a plasma-derived, polyclonal, Intravenous Immune Globulin with standardized high levels of antibodies against respiratory syncytial virus, or RSV, and ADMA is pursuing an indication for the use of this IGIV product for treatment of primary immunodeficiency disease, or PIDD.  RSV is a very common virus that ordinarily leads to mild, cold-like symptoms in healthy adults and children.  In high-risk groups, such as the immunocompromised, who have   immune systems that are suppressed or non-functioning, RSV can lead to a more serious infection and may even cause death.  Polyclonal means that the IGIV contains a wide array of antibodies that are obtained from different B-cell resources.  Polyclonal antibodies are the primary component of IGIV products.  PIDD is a disorder that causes a person’s immune system not to function properly.  PIDD is caused by hereditary or genetic defects and can affect anyone regardless of age or gender.  There are varying types of PIDD ranging from mild to severe cases.

RI-001 was the subject of a Phase II randomized, double-blind, placebo-controlled human clinical trial in RSV-infected, immunocompromised patients.  RI-001 demonstrated it could produce a statistically significant rise in patient RSV titers as compared to placebo, however, because our clinical trials to date have involved a relatively small patient population, their results may not be indicative of future results.  ADMA is currently preparing to conduct a pivotal Phase III clinical trial for RI-001 in order to progress toward FDA approval of RI-001 for the treatment of patients with PIDD.  The FDA may require additional Phase III trials and Phase IV trials after this planned Phase III trial, and it is possible that the FDA may never grant approval of RI-001 for this or any other indication.

ADMA has been developing RI-001 internally since 2004.  As part of the development process, ADMA has established, qualified and validated its proprietary microneutralization assay, which is the basis for the manufacturing of RI-001.  ADMA’s functional assay provides the Company with the ability to select and screen a wide array of source plasma donors to identify those donors who have an appropriately elevated level of neutralizing RSV antibodies for inclusion in the manufacturing process for RI-001.   ADMA has performed internal analysis on the appropriate titer, or anti-RSV antibody level, that a source plasma donor must have.  See “Business of ADMA —Our Product Candidate—Results of RI-001 Phase II Clinical and Compassionate Use Experience” for further details on our clinical trial.

ADMA has contracts in place with a third party supplier for plasma sourcing and manufacturing services.  The majority of ADMA’s plasma requirements for manufacturing of its lead drug product are derived from a third party supplier contract.  Additionally, the Company is partially vertically integrated through its operation of ADMA BioCenters, a wholly-owned subsidiary and FDA-licensed source plasma collection facility.  ADMA BioCenters collects source plasma that may be manufactured into finished goods by ADMA or other third-party manufacturers.  The plasma collected from ADMA BioCenters may also be sold in the open market to third party customers. ADMA also has contracts in place for testing services and for other consulting and operational activities.

Recent Developments

The Merger

On February 13, 2012, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ADMA Biologics, Inc., a privately-held Delaware corporation (“Former ADMA”), and ADMA Acquisition Sub, Inc., a Delaware corporation and our wholly-owned subsidiary (“Acquisition Sub”).  Upon the closing of the merger transaction contemplated under the Merger Agreement (the “Merger”), Acquisition Sub was merged with and into Former ADMA, and Former ADMA, as the surviving corporation in the Merger, became our wholly-owned subsidiary.  Our corporate name was changed from R&R Acquisition VI, Inc. to ADMA Biologics, Inc. and the name of Former ADMA was changed to ADMA Plasma Biologics, Inc.

Prior to the transactions contemplated by the Merger Agreement with Former ADMA, there were no material relationships between us and Former ADMA, or any of our and their respective affiliates, directors or officers, or any associates of our and their respective directors or officers.

In connection with the Merger and pursuant to the terms of the Merger Agreement:

•
all of the then issued and outstanding shares of Former ADMA’s common stock, including the common stock issued in the 2012 Financing (as defined below under “2012 Financing”) and including the shares of Former ADMA’s Series A preferred stock, which were converted into Former ADMA’s common stock immediately prior to and as part of the Merger, were automatically exchanged into 4,601,270 shares of our common stock at a 1:1 exchange ratio;

•
all warrants, options and other rights to purchase or acquire shares of Former ADMA’s common stock outstanding immediately prior to the Merger, including the Placement Agent Warrants (as defined below) and including the additional options granted to Adam S. Grossman under his new employment agreement, were converted into warrants, options or other rights, as the case may be, to purchase an aggregate of 383,380 shares of our common stock at the same exercise prices; and

•
2,446,967 of the 2,500,000 shares of our common stock held by our stockholders immediately prior to the Merger were canceled such that these stockholders now hold 53,033 shares of our common stock, not including the 87,865 shares issuable upon exercise of the Placement Agent Warrants held by an affliate of one of such stockholders and certain of its employees.

Immediately prior to the Merger and the transactions described above, (i) 3,386,454 shares of Series A Preferred Stock of Former ADMA were converted into 11,243,748 shares of Former ADMA’s common stock after giving effect to cumulative anti-dilution adjustments and accrued dividends, and 4,835,224 shares of Former ADMA’s Series A Preferred Stock issued in December 2011 upon the conversion of convertible notes were converted into an equal number of shares of Former ADMA’s common stock and (ii) the shares of common stock of Former ADMA were reverse split at a ratio of 1-for-6.8 (the “Reverse Split”).

As part of the Merger, we assumed certain of Former ADMA’s obligations under an investors’ rights agreement, dated July 17, 2007, by and among Former ADMA and its shareholders (the “Investors’ Rights Agreement”), assumed Former ADMA’s obligations under the Securities Purchase Agreement (as defined under “- Recent Financings - 2012 Financing” below), and assumed Former ADMA’s 2007 Employee Stock Option Plan.

The Merger Agreement, Investors’ Rights Agreement and 2007 Employee Stock Option Plan are filed as exhibits to our current report on Form 8-K, filed on February 13, 2012, and are incorporated herein by reference. The description of such documents and the transactions contemplated thereby contained in this section does not purport to be complete and is qualified in its entirety by reference to the text of such documents.

Change in Management

In connection with the Merger, our board of directors was reconstituted by the resignation of Mr. Arnold P. Kling from his role as our sole director and the appointment of Steven A. Elms, Dov A. Goldstein, Jerrold B. Grossman, Adam S. Grossman, Eric I. Richman and Bryant E. Fong as directors (all of whom except for Mr. Fong were directors of Former ADMA immediately prior to the Merger).  Bryant Fong is the designee of Burrill Capital Fund IV, LP (“Burrill”), Steven Elms is the designee of Aisling Capital II, LP (“Aisling”) and Dr. Jerrold B. Grossman is the designee of Jerrold and Adam Grossman and their related entities (the “Grossman Group”). Burrill, Aisling and the Grossman Group were the lead investors (the “Lead Investors”) in the 2012 Financing.  Each of the Lead Investors is entitled to designate one nominee to our board of directors for as long as it owns 50% of the shares of common stock that it received in the Merger in exchange for the shares of Former ADMA’s common stock that it owned immediately following the closing of the 2012 Financing.  Our executive management team was also reconstituted following the resignation of Mr. Kling as our president and Mr. Kirk M. Warshaw as our chief financial officer and secretary, and Adam S. Grossman was appointed our President and Chief Executive Officer. On April 30, 2012, the Board ADMA appointed Brian Lenz as the Company’s Vice President and Chief Financial Officer, effective May 1, 2012. See “Directors and Executive Officers.”

Change of Control

Immediately after the closing of, and giving effect to, the Merger, the holders of Former ADMA’s common stock, including the investors in the 2012 Financing, held approximately 97% of the issued and outstanding shares of our common stock, on a fully-diluted basis, while our stockholders immediately prior to the Merger, including the placement agent in the 2012 Financing (who is an affiliate of one of such stockholders) held approximately 3%.  Accordingly, the Merger represents a change of control.

Accounting Treatment

For accounting purposes, the Merger was accounted for as a reverse acquisition, with Former ADMA as the accounting acquiror (legal acquiree) and us the accounting acquiree (legal acquiror). Consequently, the historical financial information of Former ADMA has become our historical financial information.

Line of Business; Fiscal Year

As a result of the Merger, Former ADMA will continue its historical business as our wholly-owned subsidiary.  We have relocated our executive offices to 65 Commerce Way, Hackensack, NJ 07601 and our telephone number is (201) 478-5552.

We furthermore adopted the fiscal year of Former ADMA, which ends December 31.

Smaller Reporting Company and Emerging Growth Company

Following the Merger, we continue to be a “smaller reporting company,” as defined in Regulation S-K and also qualify as an "emerging growth company" under the JOBS Act.

OTC Bulletin Board

Under the Merger Agreement, we are obligated to qualify the shares of our common stock for quotation on the OTCBB.  However, we cannot assure you when such shares will qualify for quotation on the OTCBB or any other electronic trading market, if ever, or, if they do, that there will be any active trading market for such shares.

Recent Financings

Note Financings

Convertible Notes

In 2009, 2010 and 2011, Former ADMA issued senior secured convertible promissory notes to significant stockholders, as further detailed in the table below.  The notes provided that the outstanding principal and interest under the notes would be due and payable upon the earliest to occur of:  (i) December 31, 2011 (as extended by amendment); (ii) the date on which the Company would consummate a preferred stock financing in which the gross proceeds to the Company totaled at least $10,000,000 (“Qualified Financing”); and (iii) the occurrence of an Event of Default (as defined in the notes), the first of these three events to occur referred to as the “Maturity Date.”  Interest accrued on the outstanding principal at the rate stated  in the table below and was payable on the Maturity Date.  The notes provided that in the Qualified Financing, the unpaid principal and accrued interest on the notes would automatically convert into the preferred stock issued in such Qualified Financing at a price per share equal to the lesser of (A) the price per share paid by the investors in the Qualified Financing or (B) the conversion price listed in the table below.

The notes also provided that any principal and accrued interest thereon that remained outstanding would convert into shares of preferred stock (Series A-1 or Series A-2) at the stated conversion price if immediately prior to the Maturity Date, a Qualified Financing had not occurred and Former ADMA did not have sufficient cash on hand to repay the outstanding balance in full.  The Series A-1 and A-2 Preferred Stock would have had the same rights and privileges as Former ADMA’s Series A Preferred Stock (except for the conversion price) and would have been senior to the Series A Preferred Stock in liquidation preference.  If the principal amounts due under these notes had been repaid on the Maturity Date, the payees would have had the option to convert all of the accrued interest into shares of Series A Preferred Stock determined by dividing the interest by the conversion price.

 In an Event of a Default, the interest rate stated on the notes would have been increased by three percent (3%) per annum. The notes were collateralized by all of the assets of Former ADMA.

The notes issued in June and December 2010 and in 2011 contained a provision stating that immediately prior to a deemed liquidation event,  if such notes had not been repaid or converted, at the option of Aisling Capital II, L.P., the notes would needed to have been repaid in cash or converted into Series A-2 Preferred Stock.  The December 2010 and the 2011 notes furthermore stated that they would be repaid prior to the Maturity Date upon (i) Former ADMA’s sale of its net operating losses or (ii) a change of control (as defined in the notes).

In December 2011, all then-outstanding senior secured convertible promissory notes were converted into 4,835,224 shares of Series A Preferred Stock in accordance with their terms.  No such notes remain outstanding.

Non-Convertible Notes

In 2011, Former ADMA issued senior secured promissory notes to significant stockholders, as further detailed in the table below.  The notes stated that the outstanding principal and interest under them would be due and payable upon the earliest of (such date is referred to as the “Maturity Date”) (i) December 31, 2011 (extended by amendment to March 31, 2012 with respect to $250,000 in aggregate principal amount of such notes); or (ii) the occurrence of an Event of Default (as defined in the notes).  Interest accrued on the outstanding principal at the rate stated below and was payable on the Maturity Date. In an Event of a Default, the interest rate stated on the notes would have been increased by three percent (3%) per annum. The notes were collateralized by all of the assets of Former ADMA.

The notes also stated that they would be repaid prior to the Maturity Date upon (i) the receipt by Former ADMA of funds from the sale of plasma inventory of Former ADMA or its subsidiary; (ii) Former ADMA’s sale of any of its securities in a public offering or (ii) a Change of Control (as defined in the notes).

Senior secured promissory notes in the aggregate principal amount of $400,000 were repaid prior to the Merger.  Senior secured promissory notes in the aggregate principal amount of $250,000 (plus $12,740 in accrued interest) were invested in the 2012 Financing by the holders of the notes in exchange for shares of Former ADMA’s common stock.  No such notes remain outstanding.

Warrants

In connection with the issuance of certain of the above notes, Former ADMA issued common stock purchase warrants expiring ten years from the date of issue to existing common and preferred stockholders at an exercise price of $.07 per share. Such warrants vested immediately and could be exercised at any time up to the expiration date.  The warrants have been exercised for shares of Former ADMA common stock prior to the Merger.

Summary Table

The amounts listed for the investors below were the largest amounts of principal outstanding for those investors since the issuance of the notes.  As of the date of this Report, none of the notes remain outstanding.    In the table below, “Aisling” refers to Aisling Capital II, L.P., “Maggro” refers to Maggro, LLC and “Hariden” refers to Hariden, LLC.  The managing members of the control person of Aisling include our Chairman Steven Elms.  Our Vice-Chairman Dr. Jerrold B. Grossman is the managing member of Maggro.  Our President and Chief Executive Officer Adam S. Grossman is the managing member of Hariden.

Issue Date	Security	Principal Amount and Investors	Interest Rate	Interest paid in 2010	Conversion Price	Convertible Into	Warrants Issued
Aug–09	Senior Secured Convertible Promissory Notes	$ 2,500,000 (Aisling: $2,075,000 Maggro: $212,500 Hariden: $212,500)	9%		$15.24941	Preferred Series A-1
Dec-09		$2,500,000 (Aisling: $2,075,000 Maggro: $212,500 Hariden: $212,500)	9%		$15.24941	Preferred Series A-1
Jun-10		$1,800,000 (Aisling: $1,695,000 Maggro: $52,500 Hariden: $52,500)	12%		$13.55240	Preferred Series A-2	52,730
Dec-10		$500,000 (Aisling: $500,000)	10%		$13.55240	Preferred Series A-2
Feb-11		$300,000 (Maggro: $150,000 Hariden: $150,000)	10%		$13.55240	Preferred Series A-2
May-11		$250,000 (Aisling: $212,500 Maggro: $18,750 Hariden: $18,750)	10%		$13.55240	Preferred Series A-2
Jun-11		$300,000 (Aisling: $249,000 Maggro: $25,500 Hariden: $25,500)	10%		$13.55240	Preferred Series A-2

Aug-11	Senior Secured Promissory Notes	$250,000 (Aisling: $200,000 Maggro: $25,000 Hariden: $25,000)	10%	N/A	N/A	4,612
Sep-11		$100,000 (Maggro: $50,000 Hariden: $50,000)	18%	N/A	N/A
Oct-11		$100,000 (Maggro: $50,000 Hariden: $50,000)	18%	N/A	N/A
Dec-11		$200,000 (Aisling: $100,000 Maggro: $50,000 Hariden: $50,000)	18%	N/A	N/A

The issuance and sale of the above notes was made pursuant to privately negotiated transactions that did not involve a public offering of securities and, accordingly, was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and the rules promulgated thereunder.

2012 Financing

In connection with, and immediately prior to the closing of the Merger, Former ADMA completed a private placement (the “2012 Financing”) of 1,828,128 shares of Former ADMA’s common stock at a price per share of $9.60 to accredited investors, for gross proceeds to ADMA of $17,550,029 pursuant to a securities purchase agreement, dated as of February 13, 2012 (the “Securities Purchase Agreement”).   The 2012 Financing closed on February 13, 2012.  In lieu of repayment of senior secured promissory notes in the aggregate principal amount of $250,000 (plus $12,740 in accrued interest), the aggregate amount of unpaid principal and interest on the notes was invested by the holders of such notes in the 2012 Financing in exchange for shares of Former ADMA’s common stock, as described in further detail under “Certain Relationships and Related Transactions, and Director Independence.”  The net cash proceeds from the 2012 Financing, after the payment of all expenses related to the 2012 Financing and the Merger, including legal, printing, travel, the Placement Agent’s cash fee and expense reimbursement and miscellaneous, are approximately $15.7 million, not including in such proceeds the senior secured promissory notes that were satisfied in exchange for shares of Former ADMA’s common stock in the 2012 Financing.

Pursuant to the terms of the Securities Purchase Agreement, for a period ending on the earlier to occur of (a) 18 months following the closing of the 2012 Financing or (b) such date that we have sold in one or more transactions (other than exempt issuances as defined in the agreement) securities having an aggregate purchase price of at least $5 million, if we sell any common stock or common stock equivalents for a price less than $9.60 (a “Dilutive Issuance”), each investor in the 2012 Financing will be given the right to subscribe, for $0.01 per share, for such number of additional shares of common stock equal to (x) the total subscription amount paid by the investor in the 2012 Financing divided by the price per share of common stock paid (or payable per share of common stock in the case of common stock equivalents) by investors in connection with the Dilutive Issuance, less (y) the total number of shares of common stock purchased by such investor at the closing of the 2012 Financing and any such additional shares of common stock acquired under this right. We must use commercially reasonable efforts to complete a financing transaction pursuant to which we would sell common stock or common stock equivalents resulting in gross proceeds of at least $5 million within 18 months of the closing of the 2012 Financing (the “First Follow-On Financing”).

Burrill, Aisling, and Jerrold and Adam Grossman and their related entities (the “Grossman Group”), which we collectively refer to as the “Lead Investors,” purchased 885,417, 458,334 and 114,584 shares of Former ADMA’s common stock, respectively, for approximately $8,500,000, $4,400,000 and $1,100,000, respectively.   $262,740 in consideration paid by Aisling and the Grossman Group was in the form of secured promissory notes in lieu of cash.  ADMA reimbursed the Lead Investors for their reasonable costs (including legal fees and expenses) of $38,184 in connection with the 2012 Financing. The Lead Investors, and Former ADMA’s officers and directors, agreed not to sell, transfer or otherwise dispose of any of their common stock or securities convertible, exercisable or exchangeable for common stock for a period of 180 days following the closing of the 2012 Financing.  In addition, with respect to any Lead Investor, until such time that such Lead Investor owns less than 50% of the shares of common stock that it received in the Merger in exchange for the shares of common stock that it owned immediately following the closing of the 2012 Financing, if ADMA proposes to offer any shares of its equity securities, or securities or debentures exchangeable for or convertible into additional shares of its equity securities for the purpose of financing its business (other than shares issued to employees, directors and consultants in the form of stock or options, shares issued upon exercise, exchange or conversion of any securities issued in the 2012 Financing or outstanding as of the date of the Securities Purchase Agreement, shares issued pursuant to strategic agreements, shares offered to the public pursuant to an underwritten public offering, or other customary exclusions), the Company will offer such Lead Investor the right to participate in any such offering on the same terms and conditions otherwise available to investors therein, to the extent of an amount at least equal to their beneficial ownership percentage at the time of such offer.

In the event we are unable to raise at least $5 million in the First Follow-On Financing, then Burrill, Aisling and the Grossman Group will subscribe to purchase $1.5 million, $2.0 million and $0.5 million, respectively, which amounts will decline proportionately if we raise more than $1 million in addition to the amounts contributed by such Lead Investors.

In connection with the 2012 Financing and the Merger, we agreed, pursuant to a registration rights agreement, dated as of February 13, 2012 (the “Registration Rights Agreement”), to register on a registration statement (the “Investor Registration Statement”) the resale of the shares of common stock issued in the Merger in exchange for the shares of common stock issued in the 2012 Financing and the shares of common stock owned by our pre-Merger stockholders, as well as the resale of the shares of common stock issuable upon exercise of the warrants issued to the placement agent and its designees in the Merger in exchange for the Placement Agent Warrants (as defined below).  The registration statement of which this prospectus is a part represents the Investor Registration Statement.

We refer to the securities the resale of which is required to be registered on the Investor Registration Statement as the “Registrable Securities.”  To effect this registration, we are obligated to file the Investor Registration Statement with the SEC no later than 45 days following the completion of the Merger and the Investor Registration Statement shall be declared effective by the SEC within 180 days following the completion date of the Merger (240 days in case of a full review by the SEC).  If, among other events, the Investor Registration Statement is not filed within such 45-day period, is not declared effective within 180 days after the completion date of the Merger (240 days in the case of a full review by the SEC), or ceases to remain effective for more than 10 consecutive trading days or any 15 trading days during any 12-month period, we are required to pay in cash to the investors in the 2012 Financing an amount per month equal to one percent of the investors’ subscription amount for Registrable Securities still held by the investors, until the Investor Registration Statement is filed, declared effective or continues to be effective (as the case may be).  This payment is subject to a maximum of (i) one percent of the investors’ subscription amount for Registrable Securities still held by the investors if we are diligently using our best efforts to have the Investor Registration Statement declared effective and the delays associated with the effectiveness of the Investor Registration Statement are the result of either continuing comments from or delays in reviewing by the SEC and (ii) ten percent of the investors’ subscription amount for Registrable Securities still held by the investors in all other cases.

If the SEC informs us that all of the securities required to be registered on the Investor Registration Statement cannot, as a result of the application of Rule 415 under the Securities Act, be registered for resale as a secondary offering on a single registration statement, we will use our commercially reasonable efforts to file amendments to the Initial Registration Statement as required by the SEC, covering the maximum number of such securities permitted to be registered by the SEC.   In such case, we will not be required to make payments in cash to the investors in the 2012 Financing with respect to securities exceeding such maximum number if the registration statement is not declared effective within the time periods listed above.

We agreed to make such filings as are necessary to keep the Investor Registration Statement effective until the date on which all of the Registrable Securities have been sold or are saleable pursuant to Rule 144 (“Rule 144”) or its other subsections (or any successor thereto) under the Securities Act.  We are obligated to bear registration expenses (exclusive of transfer taxes, underwriters’ discounts and commission) of all such registrations required.

The stockholders of Former ADMA also have registration rights with respect to the shares of common stock issued in the Merger in exchange for shares of Former ADMA’s common stock and shares of common stock issuable upon exercise of options they hold, pursuant to the Investors’ Rights Agreement.  They have agreed to waive their piggy back registration rights with respect to the Investor Registration Statement; however, they will be entitled to require the filing of a resale registration statement pursuant to the Investors’ Rights Agreement.

Under the terms of the Securities Purchase Agreement, we are obligated to cause securities to be delivered to non-affiliates without any restrictive legends if the resale of such securities has been registered, such securities have been sold pursuant to Rule 144 or, in certain circumstances, if such securities are eligible for sale under Rule 144.  If we fail to do so, we are obligated to pay to the investor, for each $1,000 of shares, $1 per trading day, increasing to $2 per trading day five trading days after such damages have begun to accrue, until unrestricted certificates are delivered.  In addition, if the Company fails to satisfy the current public information requirement under Rule 144(c), then the Company is obligated to pay to an investor, for any delay in or reduction of its ability to sell the securities, an amount equal to 1% of the aggregate subscription amount of such investor’s securities on the date of such current public information failure and on every 30th day thereafter (prorated for shorter periods) until the failure is cured or public information is no longer required for a Rule 144 sale.

Rodman & Renshaw, LLC (the “Placement Agent”) acted as the exclusive placement agent in connection with the 2012 Financing, in connection with which it entered into a Placement Agency Agreement with Former ADMA on February 12, 2012. Former ADMA paid the Placement Agent a cash fee for its services equal to $843,501 (of which 50% was initially held in escrow). As additional compensation, Former ADMA issued to the Placement Agent and its designees (all of which are selling stockholders) the Placement Agent Warrants (the “Placement Agent Warrants”) to purchase 87,865 shares of common stock of Former ADMA.  The Placement Agent Warrants, which were exchanged for warrants to purchase our common stock in the Merger, are exercisable at $9.60 per share of common stock at any time beginning on August 11, 2012 and ending on February 13, 2017.  Former ADMA also reimbursed the Placement Agent for $100,000 in expenses it incurred in connection with the 2012 Financing and agreed to indemnify it against certain liabilities in connection with the 2012 Financing.

In connection with the 2012 Financing, the Lead Investors each entered into a lock-up agreement with the Placement Agent in reference to a Placement Agency Agreement, dated February 12, 2012 by and between the Company and the Placement Agent, and agreed that until August 11, 2012, it will not offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, or otherwise dispose of, directly or indirectly, any shares of common stock or securities convertible into or exchangeable or exercisable for any shares of common stock, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock, whether any such transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise.  Such restrictions do not apply, subject to certain conditions, to transactions relating to (i) bona fide gifts, (ii) shares of common stock acquired in the open market on or after the completion of the Merger, (iii) the transfer of shares of common stock to a family member or a trust for the benefit of the restricted party or a family member (including by will or intestacy) or (iv) a distribution to the partners, members or shareholders of the restricted party, provided that the recipient agrees in writing prior to such transfer to be bound by the foregoing restrictions.  The form of lock-up agreement is attached as an exhibit hereto and is incorporated herein by reference.

On June 15, 2012, we entered into a Modification and Release Agreement relating to the Placement Agency Agreement. The Modification and Release Agreement provides for the release of the Company from (i) the covenants and other obligations in the Placement Agency Agreement relating to a public or private offering or other financing or capital-raising transaction of any kind or transaction with any shell corporation, that, in each case, occurs on or prior to August 13, 2012, and (ii) the obligations, representations and warranties relating to the right of first refusal by the Company granted in favor of the Placement Agent to act as the Company’s exclusive financial advisor, lead manager, lead placement agent or lead underwriter in certain transactions that, in each case, occur on or prior to February 13, 2013. The Modification and Release Agreement also provides for the release of the remaining 50% of the Placement Agent fee, which had previously been held in escrow.

The descriptions of the Securities Purchase Agreement, the Registration Rights Agreement and the Modification and Release Agreement are not complete and are qualified by reference to the texts of such agreements attached as exhibits to our current report on Form 8-K filed on February 13, 2012 and our current report on Form 8-K filed on June 21, 2012, respectively.

The issuance and sale of Former ADMA’s common stock in the 2012 Financing, and the issuance of the Placement Agent Warrants, was made pursuant to a privately negotiated transaction that did not involve a public offering of securities and, accordingly, was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and the rules promulgated thereunder.  Each of the investors in the 2012 Financing represented that they were “accredited investors” (as defined by Rule 501 under the Securities Act) and were acquiring the shares for investment and not distribution, that they could bear the risk of loss of the investment and that they could hold the securities for an indefinite period of time. The investors received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration.

Issuance of Common Stock in the Merger

The issuance of the common stock to the shareholders of Former ADMA in the Merger was exempt from registration under the Securities Act pursuant to Section 4(2) thereof and the rules promulgated thereunder. Each of the Former ADMA shareholders represented that they were “accredited investors” (as defined by Rule 501 under the Securities Act) and were acquiring the shares for investment and not distribution, that they could bear the risk of loss of the investment and that they could hold the securities for an indefinite period of time. The investors received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

Historical Business of R&R Acquisition VI, Inc. and Former ADMA

R&R Acquisition VI, Inc. (“ParentCo”) was incorporated in 2006 in Delaware with the objective to acquire, or merge with, an operating business.  Prior to the Merger, R&R Acquisition VI, Inc. was a “blank check” company, i.e., “a development stage company” that had no specific business plan or purpose, or had indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person; and issued “penny stock,” as defined in Rule 3a 51-1 under the Exchange Act.  R&R Acquisition VI, Inc. was organized as a vehicle to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly held corporation. Its principal business objective was to achieve long-term growth potential through a combination with an operating business.

After the Merger, ParentCo changed its corporate name to ADMA Biologics, Inc.

Former ADMA was incorporated on July 9, 2007 in Delaware.  On July 16, 2007, the company, formerly named ADMA Temp, Inc., entered into an agreement and plan of merger (the “Agreement”) with ADMA Biologics, Inc. (“ADMA NJ”), which was incorporated on June 24, 2004 in New Jersey.  ADMA NJ was a development stage company engaged in developing and commercializing human plasma-derived products, with its first and second product being a human immunoglobulin.

After the Merger, Former ADMA changed its corporate name to ADMA Plasma Biologics, Inc.

Corporate Information

Our principal executive offices are located at 65 Commerce Way, Hackensack, New Jersey,  07601. The telephone number at our principal executive offices is 201-478-5552. Our website address is expected to be www.admabio.com.  Information contained on our website is not deemed part of this prospectus.

The Offering

Common stock currently outstanding	4,654,303 shares (1) (2)

Common stock offered by us	None

Common stock offered by the selling stockholders	1,969,026 shares

Use of Proceeds
We will not receive any proceeds from the sale or other disposition of the shares of common stock offered by the selling stockholders. We will, however, receive the exercise price of any warrants exercised for cash. To the extent that we receive cash upon exercise of any warrants, we expect to use that cash for working capital and general corporate purposes.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors that you should consider before deciding to invest in shares of our common stock.

Principal Trading Market	None.

(1)           As of July 2 , 2012.

(2)           Does not include 87,865 shares issuable upon exercise of outstanding warrants and 470,612 shares of common stock issuable upon exercise of outstanding options.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements.  This prospectus includes statements regarding our plans, goals, strategies, intentions, beliefs or current expectations.  These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished.  These forward looking statements can be identified by the use of terms and phrases such as “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions “may,” “could,” “should,” etc.  Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute forward-looking statements.

These forward-looking statements are only predictions, are uncertain and involve substantial known and unknown risks, uncertainties and other factors which may cause our (or our industry’s) actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements.  The “Risk Factors” section of this prospectus sets forth detailed risks, uncertainties and cautionary statements regarding our business and these forward-looking statements.

Forward-looking statements are subject to many risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, the risks listed under the heading “Risk Factors” as well as the following:

•	the effect of competition and proprietary rights of third parties;

•
the availability of additional financing and access to capital with respect to the Company and the period of time for which the proceeds from the recent private placements will enable the Company to fund its operations.

In addition to the risks identified under the heading “Risk Factors” and above, many important factors affect the Company’s ability to achieve its plans and objectives and to successfully develop and commercialize any product candidates, including, among other things the ability:

•	to obtain substantial additional funds;

•	to obtain and maintain all necessary trade secrets;

•	to demonstrate the safety and efficacy of product candidates at each stage of development;

•	to meet applicable regulatory standards and receive required regulatory approvals;

•	to manufacture and distribute products in commercial quantities at reasonable costs; and

•	to compete successfully against other products and to market products in a profitable manner.

Therefore, current and prospective security holders are cautioned that there also can be no assurance that the forward-looking statements included in this Report will prove to be accurate. In light of the significant uncertainties inherent to the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation or warranty by the Company or any other person that the objectives and plans of the Company will be achieved in any specified time frame, if at all. Except to the extent required by applicable laws or rules, the Company does not undertake any obligation to update any forward looking statements or to announce revisions to any of the forward-looking statements.

RISK FACTORS

There are numerous and varied risks that may prevent ADMA from achieving its goals. The Company believes that the following are the material risks that it faces.   If any of the following risks actually occurs, our business, financial condition or results of operation may be materially adversely affected. In such case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment.

Risks Relating to our Business

To date, we have generated limited product revenues and will need to raise additional capital to operate our business, which may not be available on favorable terms, if at all.  We may not be able to continue as a going concern.

To date, we have generated limited revenues.  All of our revenues to date have been derived from the sale of plasma collected by ADMA BioCenters, as well as our other plasma inventory sales. Unless and until we receive approval from the FDA and other regulatory authorities for our RI-001 product candidate, we will be unable to sell and generate revenues from that product. Therefore, for the foreseeable future, we will have to fund all of our operations and capital expenditures from the revenues that may be generated by the sale of plasma collected by ADMA Biocenters, as well as cash on hand and potential future capital raises.   While ADMA BioCenters is committed to maintain compliance with all applicable regulations, we cannot assure you that we would be able to retain the FDA license for our plasma collection center, which we need in order to sell plasma collected by the plasma collection center.  We also cannot assure you that the net proceeds from the 2012 Financing will be sufficient to enable us to complete the FDA approval process for our RI-001 product candidate.

Our ability to continue as a going concern depends on our ability to raise additional capital, to fund our research and development and commercial programs and meet our obligations on a timely basis.  If we are unable to successfully raise sufficient additional capital we will likely not have sufficient cash flow and liquidity to fund our business operations, forcing us to curtail our activities and, ultimately, potentially cease operations.  Even if we are able to raise additional capital, such financings may only be available on unattractive terms, resulting in significant dilution of stockholders’ interests and, in such event, the value and potential future market price of our common stock may decline.

Based upon our projected revenue and expenditures for 2012 and 2013, we estimate that our cash currently on hand is sufficient to enable us to fund our operating expenses, research and development expenses and capital expenditures only through the third quarter of 2013.  If our assumptions underlying our estimated expenses prove to be wrong, we may have to raise additional capital sooner than anticipated, and we currently do not have arrangements to obtain additional financing.  Any such financing could be difficult to obtain or only available on unattractive terms and could result in significant dilution of stockholders’ interests.  Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our business plan and financial performance and could delay, discontinue or prevent product development and clinical trial activities or the approval of any of our potential products. In addition, we could be forced to reduce or forego sales and marketing efforts and forego attractive business opportunities.

Continued instability in the credit and financial markets may negatively impact our business, results of operations, and financial condition.

Financial markets in the United States, Canada, Europe and Asia continue to experience disruption, including, among other things, significant volatility in security prices, declining valuations of certain investments, as well as severely diminished liquidity and credit availability. Business activity across a wide range of industries and regions continues to be greatly reduced and local governments and many businesses are still suffering from the lack of consumer spending and the lack of liquidity in the credit markets. As a clinical-stage biotechnology company, we rely on third parties for several important aspects of our business, including contract manufacturing of drug product, plasma collection supplies, transportation and storage of plasma, and conduct of our clinical trials.  These third parties may be unable to satisfy their commitments to us due to tightening of global credit from time to time, which would adversely affect our business. The continued instability in the credit and financial market conditions may also negatively impact our ability to access capital and credit markets and our ability to manage our cash balance. While we are unable to predict the continued duration and severity of the adverse conditions in the United States and other countries, any of the circumstances mentioned above could adversely affect our business, financial condition, operating results and cash flow or cash position.

We are not currently profitable and may never become profitable.

We have a history of losses and expect to incur substantial losses and negative operating cash flow for the foreseeable future, and we may never achieve or maintain profitability. For the year ended December 31, 2011, we had a net loss of  $5.9 million and from our inception in 2004 through December 31, 2011, we have incurred a net loss of $29.8 million. Even if we succeed in developing and commercializing one or more product candidates, we expect to incur substantial losses for the foreseeable future and may never become profitable. We also expect to continue to incur significant operating and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future as we:

•	continue to undertake development and clinical trials for RI-001;

•	seek regulatory approval(s);

•	implement additional internal systems, controls and infrastructure; and

•	hire additional personnel.

We also expect to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability could negatively impact the value of our securities.

We have a limited operating history upon which to base an investment decision.

We have not demonstrated an ability to perform the functions necessary for the successful commercialization of RI-001. The successful commercialization of any product candidate will require us or our collaborators to perform a variety of functions, including:

•	undertaking product development and clinical trials;

•	participating in regulatory approval processes;

•	formulating and manufacturing products; and

•	conducting sales and marketing activities once authorized.

Our operations thus far provide a limited basis for you to assess our ability to commercialize our product candidates and the advisability of investing in our securities.

Our independent registered public accounting firm has identified material weaknesses in our financial reporting process.

ADMA’s independent registered public accounting firm (which has been appointed our independent registered public accounting firm in conjunction with the Merger) has identified material weaknesses in ADMA’s financial reporting process.  Specifically, the independent registered public accounting firm identified material weaknesses with respect to:

•	the financial statement closing process, in that it did not identify all journal entries that needed to be recorded;

•	currently inadequate segregation of duties by management in the financial reporting area; and

•
currently inadequate level of accounting expertise among management to properly ensure that accounting transactions are properly recorded, such as the preparation of financial statements and recording of beneficial conversion charges.

We have recently hired a Chief Financial Officer with the requisite accounting expertise to ensure proper recording of accounting transactions and intend to take the following additional measures to address the material weaknesses identified by our independent registered public accounting firm and improve our periodic financial statement reporting process:

•	limit access to the accounting and information systems and related data to strengthen segregation of duties; and

•	implement procedures and controls in the financial statement closing process to improve the accuracy and timeliness of the preparation of quarterly and annual financial statements.

There can be no assurance that we will be able to successfully implement our plans to remediate the material weaknesses in our financial reporting process. Our failure to successfully implement our plans to remediate these material weaknesses could cause us to fail to meet our reporting obligations, to produce timely and reliable financial information, and to effectively prevent fraud. Additionally, such failure could cause investors to lose confidence in our reported financial information, which could have a negative impact on our financial condition and stock price.

Currently, our only viable product candidate is RI-001.  If we do not obtain the necessary U.S. or worldwide regulatory approvals to commercialize RI-001, or any other product candidate, we will not be able to sell RI-001.

At the present time, our entire focus is obtaining regulatory approval for RI-001, our only product candidate.  If we cannot obtain regulatory approval for RI-001, our only source of revenue will be plasma collection and sales.  We cannot assure you that we will receive the approvals necessary to commercialize RI-001 or any other product candidate we may acquire or develop in the future. In order to obtain FDA approval of RI-001 or any other product candidate requiring FDA approval, our clinical development must demonstrate that the product candidate is safe for humans and effective for its intended use, and we must submit a BLA. To attain required FDA approval of any other product candidate generally requires significant research and testing, referred to as pre-clinical studies, as well as human tests, referred to as clinical trials. Satisfaction of the FDA’s regulatory requirements typically takes many years, depends upon the type, complexity and novelty of the product candidate and requires substantial resources for research, development and testing. We cannot predict whether our research and clinical approaches will result in products that the FDA considers safe for humans and effective for indicated uses. The FDA has substantial discretion in the product approval process and may require us to conduct additional pre-clinical and clinical testing or to perform post-marketing studies. The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during our regulatory review. Delays in obtaining regulatory approvals may:

•	delay commercialization of, and our ability to derive product revenues from, our product candidate;

•	impose costly procedures on us; and

•	diminish any competitive advantages that we may otherwise enjoy.

Even if we comply with all FDA requests, the FDA may ultimately reject our BLA. We may never obtain regulatory clearance for RI-001 or any other potential product candidate. Failure to obtain FDA approval of any of our product candidates will severely undermine our business by leaving us without a saleable product beyond the plasma collected by ADMA BioCenters, and therefore without any source of additional revenues if and until another product candidate can be developed and commercialized. There is no guarantee that we will ever be able to develop or acquire another product candidate.

In foreign jurisdictions, we must receive approval from the appropriate regulatory authorities before we can commercialize any products. Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above. We cannot assure you that we will receive the approvals necessary to commercialize any product candidate for sale outside the United States.

Our current product candidate, RI-001, requires extensive additional clinical testing. If we are unsuccessful in obtaining regulatory approval for RI-001, we may be required to delay or abandon development of such product, which would have a material adverse impact on our business.

Although we have completed a Phase II trial for RI-001, continuing product development requires additional and extensive clinical testing. We cannot provide any assurance or certainty regarding when we might complete the clinical trial process or submit a BLA for regulatory approval for RI-001 or whether any such BLA will be accepted or approved. In the event we do not ultimately receive regulatory approval for RI-001, we may be required to terminate development of our only product candidate.  Unless we acquire or develop other product candidates that are saleable, our business will be limited to plasma collection and sales.

Clinical trials are very expensive, time-consuming and difficult to design and implement. If clinical trials for any of our product candidates don’t provide positive results, we may be required to abandon or repeat such clinical trials.

Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time consuming. We estimate that clinical trials of our product candidate will take at least 18 months to several years to complete. Furthermore, failure can occur at any stage of the trials, and we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:

•	unforeseen safety issues;

•	determination of dosing issues;

•	lack of effectiveness during clinical trials;

•	slower than expected rates of patient recruitment;

•	inability to monitor patients adequately during or after treatment; and

•	inability or unwillingness of medical investigators to follow our clinical protocols.

In addition, we or the FDA may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in our IND submissions or the conduct of these trials.  Therefore, we cannot provide any assurance or predict with certainty the schedule for future clinical trials.  We completed clinical trials in 2008 and 2009, during which we enrolled 21 subjects.  The focus of our planned Phase III clinical trial has been designed in accordance with the FDA Guidance for Industry and we believe that the revised design will increase the probability of successful trial enrollment.  No assurance can be given that we will be able to enroll sufficient subjects to complete a successful Phase III clinical trial.

If the results of our clinical trials do not support our product candidate claims, completing the development of such product candidates may be significantly delayed or we may be forced to abandon development of such product candidates altogether.

Even if our clinical trials are completed as planned, we cannot be certain that their results will support our product candidate claims. Success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe for humans and effective for indicated uses. This failure would cause us to abandon a product candidate and may delay development of other product candidates. Any delay in, or termination of, our clinical trials will delay the filing of a BLA with the FDA and, ultimately, our ability to commercialize our product candidates and generate product revenues. In addition, our clinical trials involve a relatively small patient population. Because of the small sample size, the results of these clinical trials may not be indicative of future results. In addition, certain portions of the clinical trial for RI-001 were performed outside the United States, and therefore, may not have been performed in accordance with standards normally required by the FDA and other regulatory agencies.

If physicians and patients do not accept and use our product, our ability to generate revenue from sales will be materially impaired.

Even if the FDA approves RI-001, physicians and patients may not accept and use it. Acceptance and use of our product will depend on a number of factors including:

•	perceptions by members of the health care community, including physicians,

•	about the safety and effectiveness of our product;

•	cost-effectiveness of our product relative to competing products;

•	availability of reimbursement for our product from government or other healthcare payers; and

•	effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

Because we expect sales of RI-001, if approved, to generate substantially all of our product revenues other than the revenue attainable from the sale of plasma collected by ADMA BioCenters, the failure of this product to find market acceptance would harm our business and could require us to seek additional financing or make such financing difficult to obtain on favorable terms, if at all.

Our long-term success may depend on our ability to supplement our existing RI-001 product candidate through new product development or the in-license or acquisition of other new products, and if our business development efforts are not successful, our ability to achieve profitability may be negatively impacted.

Our current product development portfolio consists solely of RI-001. We intend to seek to expand our current portfolio through new product development efforts or to in-license or acquire additional products. If we are not successful in developing or acquiring additional products, we will depend on our ability to raise capital for, and the successful development and commercialization of, RI-001 and the revenue we may generate from the sale of plasma attributable to the operations of ADMA BioCenters.

We depend on third-party researchers and developers to develop RI-001, and such parties are, to some extent, outside of our control.

We depend on independent investigators and collaborators, such as universities and medical institutions, to conduct our pre-clinical and clinical trials under agreements with us. These collaborators are not our employees and we cannot control the amount or timing of resources that they devote to our programs. These investigators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If outside collaborators fail to devote sufficient time and resources to our product-development programs, or if their performance is substandard, the approval of our FDA application(s), if any, and our introduction of new products, if any, will be delayed. These collaborators may also have relationships with other commercial entities, some of whom may compete with us. If our collaborators assist our competitors at our expense, our competitive position would be harmed.

Relying exclusively on third parties to manufacture our product candidates exposes us to risks that may delay testing, development, regulatory approval and commercialization of our product candidates.

We have limited experience in manufacturing and do not intend to establish our own manufacturing facilities. We lack the resources to manufacture RI-001. Although we have agreements pertaining to the manufacture, supply, storage and distribution of product supplies of RI-001 for clinical development purposes, we do not have any agreements for the commercial scale manufacture of RI-001, and upon commercialization, it is possible that our manufacturing requirements may exceed the available supply allotments under our existing agreements.  We will rely on one or more third-party contractors to manufacture our products. Our anticipated future reliance on a limited number of third-party manufacturers exposes us to the following risks:

•
We may be unable to identify manufacturers on acceptable terms or at all because the number of potential manufacturers is limited and the FDA must approve any replacement contractor. This approval would require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our products after receipt of FDA approval, if any.

•	Third-party manufacturers might be unable to manufacture our products in the volume and of the quality required to meet our clinical needs and commercial needs, if any.

•
Contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to supply our clinical trials or to successfully produce, store and distribute our products.

•
Product manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the Drug Enforcement Administration, and corresponding state agencies to ensure strict compliance with good manufacturing practice and other government regulations and corresponding foreign standards. We do not have control over third-party manufacturers’ compliance with these regulations and standards.

•
If any third-party manufacturer makes improvements in the manufacturing process for our products, we may not own, or may have to share, the intellectual property rights to the innovation.  We may be required to pay fees or other costs for access to such improvements.

Each of these risks could delay our clinical trials, the approval, if any, of our product candidates by the FDA or the commercialization of our product candidates or result in higher costs or deprive us of potential product revenues.

Developments by competitors may render our products or technologies obsolete or non-competitive.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Should we obtain regulatory approval for RI-001 or any future product we may develop, we will have to compete with existing therapies. In addition, other  companies may pursue the development of pharmaceuticals that target the same diseases and conditions that we are targeting. We face competition from pharmaceutical and biotechnology companies in the United States and abroad. In addition, companies pursuing different but related fields represent substantial competition. Many of these organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, longer product development history in obtaining regulatory approvals and greater manufacturing and marketing capabilities than we do. These organizations also compete with us to attract qualified personnel and parties for acquisitions, joint ventures or other collaborations.

We do not own any issued patents and we do not have any patent applications in process.  If we are unable to protect our trade secrets or other proprietary rights, our competitiveness and business prospects may be materially damaged.

We do not own any issued patents and we do not have any patent applications currently pending.  Rather, we rely exclusively on a combination of trade secrets and nondisclosure and non-competition agreements to protect our proprietary intellectual property, and we will continue to do so. While we intend to defend against any threats to our intellectual property, there can be no assurance that our trade secret policies and practices or other agreements will adequately protect our intellectual property. We seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems. These processes, systems, and/or security measures may be breached, and we may not have adequate remedies as a result of any such breaches.  In addition, our trade secrets may otherwise become known or be independently discovered by competitors.  We also seek to protect our proprietary technology and processes, in part, by confidentiality agreements with our employees, consultants, scientific advisors and contractors. Although we rely, in part, on  confidentiality, nondisclosure and non-competition agreements with employees, consultants and other  parties with access to our proprietary information to protect our trade secrets, proprietary technology, processes and other proprietary rights, there can be no assurance that these agreements or any other security measures relating to such trade secrets, proprietary technology, processes and proprietary rights will be adequate, will not be breached, that we will have adequate remedies for any breach, that others will not independently develop substantially equivalent proprietary information or that third parties will not otherwise gain access to our trade secrets or proprietary knowledge.  To the extent that our consultants, contractors or collaborators use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

Third parties could obtain patents that may require us to negotiate licenses to conduct our business, and there can be no assurance that the required licenses would be available on reasonable terms or at all.

We may not be able to operate our business without infringing third-party patents.  Numerous U.S. and foreign patents and pending patent applications owned by third parties exist in fields that relate to the development and commercialization of immune globulins. In addition, many companies have employed intellectual property litigation as a way to gain a competitive advantage. It is possible that infringement claims may occur as the number of products and competitors in our market increases. In addition, to the extent that we gain greater visibility and market exposure as a public company, we face a greater risk of being the subject of intellectual property infringement claims. We cannot be certain that the conduct of our business does not and will not infringe intellectual property or other proprietary rights of others in the United States and in foreign jurisdictions. If our products, methods, processes and other technologies are found to infringe third party patent rights, we could be prohibited from manufacturing and commercializing the infringing technology, process or product unless we obtain a license under the applicable third party patent and pay royalties or are able to design around such patent. We may be unable to obtain a license on terms acceptable to us, or at all, and we may not be able to redesign our products or processes to avoid infringement. Even if we are able to redesign our products or processes to avoid an infringement claim, our efforts to design around the patent could require significant time, effort and expense and ultimately may lead to an inferior or more costly product and/or process. Any claim of infringement by a third party, even those without merit, could cause us to incur substantial costs defending against the claim and could distract our management from our business. Furthermore, if any such claim is successful, a court could order us to pay substantial damages, including compensatory damages for any infringement, plus prejudgment interest and could, in certain circumstances, treble the compensatory damages and award attorney fees. These damages could be substantial and could harm our reputation, business, financial condition and operating results. A court also could enter orders that temporarily, preliminarily or permanently prohibit us, our licensees (if any) and our customers from making, using, selling, offering to sell or importing one or more of our products or practicing our proprietary technologies or processes, or could enter an order mandating that we undertake certain remedial activities. Any of these events could seriously harm our business, operating results and financial condition.

If we are unable to successfully manage our growth, our business may be harmed.

Our success will depend on the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational and financial resources. To manage this growth, we must expand our facilities, augment our operational, financial and management systems and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business would be harmed.

We rely on our chief executive officer, and his knowledge of our business and technical expertise would be difficult to replace.

We depend to a great extent on our principal executive officer. We do not have “key person” life insurance policies for any of our officers. The loss of the technical knowledge and management and industry expertise of any of our key personnel could result in delays in product development, loss of potential customers and sales, and diversion of management resources, which could adversely affect our business and operating results.  See also “Risks relating to our securities - Our President and Chief Executive Officer has no experience managing a public company, which could adversely impact our ability to comply with the reporting requirements of U.S. securities laws.”

If we are unable to hire additional qualified personnel, our ability to grow our business may be harmed.

We will need to hire additional qualified personnel with expertise in finance and accounting, clinical research and testing, government regulation, formulation and manufacturing and sales and marketing. In particular, over the next 12 months, we expect to hire up to 10 new employees devoted to medical and scientific affairs, regulatory affairs, quality control, financial services, and general and operational management. We expect that the hiring of such additional personnel will increase our annual expenditures by approximately $1.5 million or more. We compete for qualified individuals with numerous biopharmaceutical companies, universities and other research institutions. Competition for such individuals is intense, and we cannot assure you that our search for such personnel will be successful. Attracting and retaining qualified personnel will be critical to our success, and any failure to do so successfully may have a material adverse effect on us.

We may incur substantial liabilities and may be required to limit commercialization of our products in response to product liability lawsuits.

The testing and marketing of medical products entail an inherent risk of product liability. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop, alone or with collaborators.

Many of our business practices are subject to scrutiny by regulatory authorities, as well as to lawsuits brought by private citizens under federal and state laws. Failure to comply with applicable law or an adverse decision in lawsuits may result in adverse consequences to us.

The laws governing our conduct in the United States are enforceable by criminal, civil and administrative penalties. Violations of laws such as the Federal Food, Drug and Cosmetic Act, the False Claims Act and the Anti-Kickback Law and the Public Health Service Act, and any regulations promulgated under their authority, may result in jail sentences, fines or exclusion from federal and state programs, as may be determined by Medicare, Medicaid and the Department of Defense and other regulatory authorities as well as by the courts. There can be no assurance that our activities will not come under the scrutiny of regulators and other government authorities or that our practices will not be found to violate applicable laws, rules and regulations or prompt lawsuits by private citizen “relators” under federal or state false claims laws.

For example, under the Anti-Kickback Law, and similar state laws and regulations, even common business arrangements, such as discounted terms and volume incentives for customers in a position to recommend or choose products for patients, such as physicians and hospitals, can result in substantial legal penalties, including, among others, exclusion from the Medicare and Medicaid programs, and arrangements with referral sources must be structured with care to comply with applicable requirements. Also, certain business practices, such as consulting fees to healthcare providers, sponsorship of educational or research grants, charitable donations, interactions with healthcare providers that prescribe products for uses not approved by the FDA and financial support for continuing medical education programs, must be conducted within narrowly prescribed and controlled limits to avoid any possibility of wrongfully influencing healthcare providers to prescribe or purchase particular products or as a reward for past prescribing. Under the U.S. healthcare reform law, such payments by pharmaceutical manufacturers to United States healthcare practitioners and academic medical centers must be publicly disclosed starting with payments made in calendar year 2012. A number of states have similar laws in place. Additional and stricter prohibitions could be implemented by federal and state authorities. Where such practices have been found to be improper incentives to use such products, government investigations and assessments of penalties against manufacturers have resulted in substantial damages and fines. Many manufacturers have been required to enter into consent decrees or orders that prescribe allowable corporate conduct.

Failure to satisfy requirements under the Federal Food, Drug and Cosmetic Act can also result in penalties, as well as requirements to enter into consent decrees or orders that prescribe allowable corporate conduct.

In addition, while regulatory authorities generally do not regulate physicians’ discretion in their choice of treatments for their patients, they do restrict communications by manufacturers on unapproved uses of approved products or on the potential safety and efficacy of unapproved products in development. Companies in the United States, Canada and European Union cannot promote approved products for other indications that are not specifically approved by the competent regulatory authorities (e.g., FDA in the United States), nor can companies promote unapproved products. In limited circumstances, companies may disseminate to physicians information regarding unapproved uses of approved products or results of studies involving investigational products. If such activities fail to comply with applicable regulations and guidelines of the various regulatory authorities, we may be subject to warnings from, or enforcement action by, these authorities. Furthermore, if such activities are prohibited, it may harm demand for our products.

Promotion of unapproved drugs or devices or unapproved indications for a drug or device is a violation of the Federal Food, Drug and Cosmetic Act and subjects us to civil and criminal sanctions. Furthermore, sanctions under the Federal False Claims Act have recently been brought against companies accused of promoting off-label uses of drugs, because such promotion induces the use and subsequent claims for reimbursement under Medicare and other federal programs. Similar actions for off-label promotion have been initiated by several states for Medicaid fraud. The U.S. healthcare reform law significantly strengthened provisions of the Federal False Claims Act, Medicare and Medicaid Anti-Kickback provisions, and other health care fraud provisions, leading to the possibility of greatly increased qui tam suits by relators for perceived violations. Violations or allegations of violations of the foregoing restrictions could materially and adversely affect our business.

We may be required to report detailed pricing information, net of included discounts, rebates and other concessions, to Centers for Medicare & Medicaid Services (“CMS”) for the purpose of calculating national reimbursement levels, certain federal prices and certain federal and state rebate obligations. We will need to establish systems for collecting and reporting this data accurately to CMS and institute a compliance program to assure that the information collected is complete in all respects. If we report pricing information that is not accurate to the federal government, we could be subject to fines and other sanctions that could adversely affect their business.

If we choose to pursue clinical development and commercialization in the European Union or otherwise market and sell our products outside of the United States, we must obtain and maintain regulatory approvals and comply with regulatory requirements in such jurisdictions. The approval procedures vary among countries in complexity and timing. We may not obtain approvals from regulatory authorities outside the United States on a timely basis, if at all, which would preclude us from commercializing products in those markets. In addition, some countries, particularly the countries of the European Union, regulate the pricing of prescription pharmaceuticals. In these countries, pricing discussions with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of their product candidate to other available therapies. Such trials may be time-consuming and expensive, and may not show an advantage in efficacy for our products. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, in either the United States or the European Union, we could be adversely affected. Also, under the United States Foreign Corrupt Practices Act, referred to as FCPA, the United States has increasingly focused on regulating the conduct by United States businesses occurring outside of the United States, generally prohibiting remuneration to foreign officials for the purpose of obtaining or retaining business.

To enhance compliance with applicable health care laws, and mitigate potential liability in the event of noncompliance, regulatory authorities, such as the United States Health and Human Services Department Office of Inspector General (“OIG”), have recommended the adoption and implementation of a comprehensive health care compliance program that generally contains the elements of an effective compliance and ethics program described in Section 882.1 of the United States Sentencing Commission Guidelines Manual. Increasing numbers of United States-based pharmaceutical companies have such programs. In the future, we may need to adopt U.S. healthcare compliance and ethics programs that would incorporate the OIG’s recommendations, and train our applicable U.S. employees in such compliance. Such a program may be expensive and may not assure that we will avoid compliance issues.

Our manufacturing processes are complex and involve biological intermediates that are susceptible to contamination.

Plasma is a raw material that is susceptible to damage and contamination and may contain human pathogens, any of which would render the plasma unsuitable as raw material for further manufacturing. For instance, improper storage of plasma, by us or third-party suppliers, may require us to destroy some of our raw material. If unsuitable plasma is not identified and discarded prior to the release of the plasma to the manufacturing process, it may be necessary to discard intermediate or finished product made from that plasma or to recall any finished product released to the market, resulting in a charge to cost of goods sold.

The manufacture of our plasma products is an extremely complex process of fractionation, purification, filling and finishing. Although we and our contract manufacturers attempt to maintain high standards for product testing, manufacturing, process controls and quality assurance, our products can become non-releasable or otherwise fail to meet our stringent specifications through a failure of one or more of these processes. Extensive testing is performed throughout the process to ensure the safety and effectiveness of our products. We may, however, detect instances in which an unreleased product was produced without adherence to our manufacturing procedures or plasma used in our production process was not collected or stored in a compliant manner consistent with our current Good Manufacturing Practices (“cGMP”) or other regulations. Such an event of noncompliance would likely result in our determination that the implicated products should not be released and therefore should be destroyed.

Once manufactured, our plasma-derived products must be handled carefully and kept at appropriate temperatures. Our failure, or the failure of third parties that supply, ship or distribute our products, to properly care for our products may require that those products be destroyed.

While we expect to write off small amounts of work-in-progress in the ordinary course of business due to the complex nature of plasma, our processes and our products, unanticipated events may lead to write-offs and other costs materially in excess of our expectations and the reserves we have established for these purposes. Such write-offs and other costs could cause material fluctuations in our profitability. Furthermore, contamination of our products could cause investors, consumers, or other third parties with whom we conduct business to lose confidence in the reliability of our manufacturing procedures, which could adversely affect our sales and profits. In addition, faulty or contaminated products that are unknowingly distributed could result in patient harm, threaten the reputation of our products and expose us to product liability damages and claims from companies for whom we do contract manufacturing.

Our ability to continue to produce safe and effective products depends on the safety of our plasma supply against transmittable diseases.

Despite overlapping safeguards including the screening of donors and other steps to remove or inactivate viruses and other infectious disease causing agents, the risk of transmissible disease through blood plasma products cannot be entirely eliminated. For example, since plasma-derived therapeutics involve the use and purification of human plasma, there has been concern raised about the risk of transmitting HIV, prions, West Nile virus, H1N1 virus or “swine flu” and other blood-borne pathogens through plasma-derived products. There are also concerns about the future transmission of H5N1 virus, or “bird flu.” In the 1980s, thousands of hemophiliacs worldwide were infected with HIV through the use of contaminated Factor VIII. Bayer and other producers of Factor VIII, though not us, are defendants in numerous lawsuits resulting from these infections.

New infectious diseases emerge in the human population from time to time. If a new infectious disease has a period during which time the causative agent is present in the bloodstream but symptoms are not present, it is possible that plasma donations could be contaminated by that infectious agent. Typically, early in an outbreak of a new disease, tests for the causative agent do not exist. During this early phase, we must rely on screening of donors (e.g., for behavioral risk factors or physical symptoms) to reduce the risk of plasma contamination. Screening methods are generally less sensitive and specific than a direct test as a means of identifying potentially contaminated plasma units.

During the early phase of an outbreak of a new infectious disease, our ability to manufacture safe products would depend on the manufacturing process’ capacity to inactivate or remove the infectious agent. To the extent that a product’s manufacturing process is inadequate to inactivate or remove an infectious agent, our ability to manufacture and distribute that product would be impaired.

If a new infectious disease were to emerge in the human population, the regulatory and public health authorities could impose precautions to limit the transmission of the disease that would impair our ability to procure plasma, manufacture our products or both. Such precautionary measures could be taken before there is conclusive medical or scientific evidence that a disease poses a risk for plasma-derived products.

In recent years, new testing and viral inactivation methods have been developed that more effectively detect and inactivate infectious viruses in collected plasma. There can be no assurance, however, that such new testing and inactivation methods will adequately screen for, and inactivate, infectious agents in the plasma used in the production of our products.

We could become supply-constrained and our financial performance would suffer if we could not obtain adequate quantities of FDA-approved source plasma.

In order for plasma to be used in the manufacturing of our products, the individual centers at which the plasma is collected must be licensed by the FDA, and approved by the regulatory authorities of any country in which we may wish to commercialize our products.  When we open a new plasma center, and on an ongoing basis after licensure, it must be inspected by the FDA for compliance with cGMP and other regulatory requirements.  An unsatisfactory inspection could prevent a new center from being licensed or risk the suspension or revocation of an existing license.  We do not and will not have adequate source plasma to manufacture RI-001. Therefore, we are reliant on purchasing normal source plasma to manufacture RI-001.  We can give no assurances that normal source plasma will be available to us on commercially reasonable terms or at all.

In order to maintain a plasma center’s license, its operations must continue to conform to cGMP and other regulatory requirements. In the event that we determine that plasma was not collected in compliance with cGMP, we may be unable to use and may ultimately destroy plasma collected from that center, which would be recorded as a charge to cost of goods. Additionally, if non-compliance in the plasma collection process is identified after the impacted plasma has been pooled with compliant plasma from other sources, entire plasma pools, in-process intermediate materials and final products could be impacted. Consequently, we could experience significant inventory impairment provisions and write-offs which could adversely affect our business and financial results.

We plan to increase our supplies of plasma for use in the manufacturing processes through increased collections at our existing and possible future plasma collection centers. This strategy is dependent upon our ability to successfully integrate develop new centers, to obtain FDA approval for any unlicensed plasma centers, to maintain a cGMP compliant environment in all plasma centers and to expand production and attract donors to our centers.

There is no assurance that the FDA will inspect and license our unlicensed plasma collection centers in a timely manner consistent with our production plans. If we misjudge the readiness of a center for an FDA inspection, we may lose credibility with the FDA and cause the FDA to more closely examine all of our operations. Such additional scrutiny could materially hamper our operations and our ability to increase plasma collections.

Our ability to expand production and increase our plasma collection centers to more efficient production levels may be affected by changes in the economic environment and population in selected regions where ADMA BioCenters  operates its current or future plasma centers, by the entry of competitive plasma centers into regions where ADMA BioCenters operates such centers, by misjudging the demographic potential of individual regions where ADMA BioCenters expects to expand production and attract new donors, by unexpected facility related challenges, or by unexpected management challenges at selected plasma centers.

Our ability to generate product revenues will be diminished if our products sell for inadequate prices or patients are unable to obtain adequate levels of reimbursement.

Our ability to commercialize our products, alone or with collaborators, will depend in part on the extent to which reimbursement will be available from:

•	government and health administration authorities;

•	private health maintenance organizations and health insurers; and

•	other healthcare payers.

Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Healthcare payers, including Medicare, are challenging the prices charged for medical products and services. Government and other healthcare payers increasingly attempt to contain healthcare costs by limiting both coverage and the level of reimbursement for products. Even if one of our product candidates is approved by the FDA, insurance coverage may not be available, and reimbursement levels may be inadequate, to cover such product. If government and other healthcare payers do not provide adequate coverage and reimbursement levels for one of our products, once approved, market acceptance of such product could be reduced.

Prices in many countries, including many in Europe, are subject to local regulation and certain pharmaceutical products, such as plasma-derived products, are subject to price controls in several of the world’s principal markets, including many countries within the European Union. In the United States, where pricing levels for our products are substantially established by third-party payors, if payors reduce the amount of reimbursement for a product, it may cause groups or individuals dispensing the product to discontinue administration of the product, to administer lower doses, to substitute lower cost products or to seek additional price-related concessions. These actions could have a negative effect on financial results, particularly in cases where our products command a premium price in the marketplace, or where changes in reimbursement induce a shift in the site of treatment. The existence of direct and indirect price controls and pressures over our products could materially adversely affect our financial prospects and performance.

The implementation of the 2010 health care reform law in the United States may adversely affect our business.

Through the March 2010 adoption of the Patient Protection and Affordable Care Act and the companion Healthcare and Education Reconciliation Act in the United States, which together are referred to as the “healthcare reform law,” substantial changes are being made to the current system for paying for healthcare in the United States, including programs to extend medical benefits to millions of individuals who currently lack insurance coverage. The changes contemplated by the health care reform law are subject to rule-making and implementation timelines that extend for several years, and this uncertainty limits our ability to forecast changes that may occur in the future. However, implementation has already begun with respect to certain significant cost-saving measures under the healthcare reform law, for example with respect to several government healthcare programs that may cover the cost of our future products, including Medicaid, Medicare Parts B and D, and these efforts could have a materially adverse impact on our future financial prospects and performance.

For example, with respect to Medicaid, in order for a manufacturer’s products to be reimbursed by federal funding under Medicaid, the manufacturer must enter into a Medicaid rebate agreement with the Secretary of the United States Department of Health and Human Services, and pay certain rebates to the states based on utilization data provided by each state to the manufacturer and to CMS, and pricing data provided by the manufacturer to the federal government. The states share this savings with the federal government, and sometimes implement their own additional supplemental rebate programs. Under the Medicaid drug rebate program, the rebate amount for most branded drug products was previously equal to a minimum of 15.1% of the Average Manufacturer Price, which is referred to as AMP, or AMP less Best Price, which is referred to as AMP less BP, whichever is greater. Effective January 1, 2010, the healthcare reform law generally increases the size of the Medicaid rebates paid by manufacturers for single source and innovator multiple source (brand name) drug product from a minimum of 15.1% to a minimum of 23.1% of the AMP, subject to certain exceptions, for example, for certain clotting factors, the increase is limited to a minimum of 17.1% of the AMP. For non-innovator multiple source (generic) products, the rebate percentage is increased from a minimum of 11.0% to a minimum of 13.0% of AMP. In 2010, the healthcare reform law also newly extended this rebate obligation to prescription drugs covered by Medicaid managed care organizations. These increases in required rebates may adversely affect our future financial prospects and performance.

The healthcare reform law also creates new rebate obligations for our products under Medicare Part D, a partial, voluntary prescription drug benefit created by the United States federal government primarily for persons 65 years old and over. The Part D drug program is administered through private insurers that contract with CMS. Beginning in 2011, the healthcare reform law generally requires that in order for a drug manufacturer’s products to be reimbursed under Medicare Part D, the manufacturer must enter into a Medicare Coverage Gap Discount Program agreement with the Secretary of the United States Department of Health and Human Services, and reimburse each Medicare Part D plan sponsor an amount equal to 50% savings for the manufacturer’s brand name drugs and biologics which the Part D plan sponsor has provided to its Medicare Part D beneficiaries who are in the “donut hole” (or a gap in Medicare Part D coverage for beneficiaries who have expended certain amounts for drugs). The Part D plan sponsor is responsible for calculating and providing the discount directly to its beneficiaries and for reporting these amounts paid to CMS’s contractor, which notifies drug manufacturers of the rebate amounts it must pay to each Part D plan sponsor. The rebate requirement could adversely affect our future financial performance, particularly if contracts with Part D plans cannot be favorably renegotiated or the Part D plan sponsors fail to accurately calculate payments due in a manner that overstates our rebate obligation.

The healthcare reform law also introduced a biosimilar pathway that will permit companies to obtain FDA approval of generic versions of existing biologics based upon reduced documentation and data requirements deemed sufficient to demonstrate safety and efficacy than are required for the pioneer biologics. The new law provides that a biosimilar application may be submitted as soon as 4 years after the reference product is first licensed, and that the FDA may not make approval of an application effective until 12 years after the reference product was first licensed. With the likely introduction of biosimilars in the United States, we expect in the future to face greater competition from biosimilar products, including a possible increase in patent challenges. The FDA has reported meeting with sponsors who are interested in developing biosimilar products, and is developing regulations to implement the abbreviated regulatory review pathway.

Regarding access to our products, the healthcare reform law established and provided significant funding for a Patient-Centered Outcomes Research Institute to coordinate and fund Comparative Effectiveness Research (“CER”). While the stated intent of CER is to develop information to guide providers to the most efficacious therapies, outcomes of CER could influence the reimbursement or coverage for therapies that are determined to be less cost-effective than others. Should any of our products be determined to be less cost-effective than alternative therapies, the levels of reimbursement for these products, or the willingness to reimburse at all, could be impacted, which could materially impact our future financial prospects and results.

Developments in the economy may adversely impact our business.

The difficult economic environment may adversely affect demand for our products. RI-001, our current product candidate, is expected to be sold to hospitals and clinicians in the U.S. As a result of loss of jobs, patients may lose medical insurance and be unable to purchase supply or may be unable to pay their share of deductibles or co-payments. RI-001 will be sold primarily to hospitals and specialty pharmacies. Hospitals adversely affected by the economy may steer patients to less costly therapies, resulting in a reduction in demand, or demand may shift to public health hospitals, which may purchase at a lower government price. While to date we cannot directly trace any material reduction in demand to the recession, if economic conditions do not improve, the impact may become material.

Risks Relating to our Securities

We cannot assure you that an active market for our shares will develop.

We are obligated to qualify the common stock for quotation on the OTCBB or another over-the-counter quotation system.  However, we cannot assure you that the registration statement of which this prospectus is a part will be declared effective or that the common stock will qualify for quotation on an electronic trading platform, that the shares of common stock will continue to be quoted on such trading platform or when or if an active trading market for the shares of common stock will develop or can be sustained.   An investor may find it difficult to dispose of shares or obtain accurate quotations as to the market value of his securities on the OTCBB. Securities listed on the OTCBB may be subject to an SEC rule that imposes various practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. Consequently, such rule may deter broker-dealers from recommending or selling such securities, which may further limit its liquidity. If applicable, this could also make it more difficult for us to raise additional capital.

The securities issued in the Merger are “restricted securities” of a former “shell company” and, as such, may not be sold except in limited circumstances.

None of the shares of common stock or options, warrants or other rights issued in the Merger or the shares of common stock issuable upon exercise of such warrants, warrants or other rights (collectively, the “ParentCo Securities”) were, at the time of the Merger, registered under the Securities Act, or registered or qualified under any state securities laws. The ParentCo Securities will be sold and/or issued pursuant to exemptions contained in and under those laws. Accordingly, the ParentCo Securities are “restricted securities” as defined in Rule 144 under the Securities Act and must, therefore, be held unless registered under applicable federal and state securities laws, or an exemption from the registration requirements of those laws is available. The certificates representing the ParentCo Securities  contain legends reflecting their restricted status.

Although we will be required to register for resale the shares of common stock issued in the Merger in exchange for the shares issued in the 2012 Financing, we cannot assure you that the SEC will declare the registration statement effective, thereby enabling such shares of common stock to be freely tradable.

Rule 144 under the Securities Act, which permits the resale, subject to various terms and conditions, of limited amounts of restricted securities after they have been held for six months will not immediately apply to the common stock because ParentCo is designated as a former “shell company” under SEC regulations. Pursuant to Rule 144(i), securities issued by a current or former shell company that otherwise meet the holding period and other requirements of Rule 144 nevertheless cannot be sold in reliance on Rule 144 until one year after the date on which the issuer filed current “Form 10 information” (as defined in Rule 144(i)) with the SEC reflecting that it ceased being a shell company, and provided that at the time of a proposed sale pursuant to Rule 144, the issuer has satisfied certain reporting requirements under the Exchange Act. Because ParentCo will be a former shell company, the reporting requirements of Rule 144(i) will apply regardless of holding period, and the restrictive legends on certificates for the shares of common stock issued to investors in connection with the Offering and the Merger cannot be removed except in connection with an actual sale that is subject to an effective registration statement under, or an applicable exemption from the registration requirements of, the Securities Act.

We will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could harm our operating results.

As a public company after the Merger, we will incur significant legal, accounting and other expenses, including costs associated with public company reporting requirements. We will also incur substantial expenses in connection with the preparation and filing of the registration statement and responding to SEC comments in connection with its review of the registration statement. We also incur costs associated with current corporate governance requirements, including provisions of the Sarbanes-Oxley Act, as well as rules implemented by the SEC or any stock exchange or quotation system on which common stock may be listed in the future. The expenses incurred by public companies for reporting and corporate governance purposes have increased dramatically in recent years. We expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We are unable to currently estimate these costs with any degree of certainty. We also expect these new rules and regulations may make it difficult and expensive for us to obtain director and officer liability insurance, and if we are able to obtain such insurance, we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage available to privately-held companies. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers.

If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, our ability to operate our business and investors’ views of us.

Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that will need to be evaluated frequently. Section 404 of the Sarbanes-Oxley Act requires public companies to conduct an annual review and evaluation of their internal controls and attestations of the effectiveness of internal controls by independent auditors. While the latter requirement does not apply to smaller reporting companies and emerging growth companies - we initially expect to qualify as a smaller reporting company and as an emerging growth company - it will begin applying to us once we no longer qualify as a smaller reporting company and an emerging growth company. Our failure to maintain the effectiveness of our internal controls in accordance with the requirements of the Sarbanes-Oxley Act could have a material adverse effect on our business. We could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on the price of common stock.  See “—Risks Relating to Our Business—Our independent registered public accounting firm has identified material weaknesses in our financial reporting process.”  In addition, if our efforts to comply with new or changed laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

Additional risks may exist as a result of our having become a public reporting company through a “reverse merger.” Security analysts of major brokerage firms may not cover us or our stock. Because we became public through a reverse merger, there may be less incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to provide analyst coverage of us or our stock in the future, which may result in less liquidity and lower trading prices for our stockholders.

We are subject to Sarbanes-Oxley and the reporting requirements of federal securities laws, which can be expensive and time-consuming.

 We are subject to the Sarbanes-Oxley Act of 2002, as well as the information and reporting requirements of the Exchange Act and other federal securities laws. The costs of compliance with the Sarbanes-Oxley Act and of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC, and furnishing audited reports to stockholders, will cause our expenses to be higher than they would be if we had remained privately held and did not consummate the Merger.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

The JOBS Act permits "emerging growth companies" like us to rely on some of the reduced disclosure requirements that are already available to companies having a public float of less than $75 million, for as long as we qualify as an emerging growth company. During that period, we are permitted to omit the auditor's attestation on internal control over financial reporting that would otherwise be required by the Sarbanes-Oxley Act. Companies with a public float of $75 million or more must otherwise procure such an attestation beginning with their second annual report after their initial public offering. For as long as we qualify as an emerging growth company, we are also excluded from the requirement to submit "say-on-pay", "say-on-pay frequency" and "say-on-parachute" votes to our stockholders and may avail ourselves of reduced executive compensation disclosure compared to larger companies.

In addition, Section 107 of the JOBS Act also provides that, as an emerging growth company, we can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.  We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. Please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates" for further discussion of the extended transition period for complying with new or revised accounting standards.

We will cease to be an emerging growth company as described in the following risk factor.  Until such time, however, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

While we currently qualify as an "emerging growth company" under the JOBS Act, we will lose that status at the latest by the end of 2017, which will increase the costs and demands placed upon management.

We will continue to be deemed an emerging growth company until the earliest of (i) the last day of the fiscal year during which we had total annual gross revenues of $1,000,000,000 (as indexed for inflation), (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common stock under this registration statement; (iii) the date on which we have, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or (iv) the date on which we are deemed to be a ‘large accelerated filer’ as defined by the SEC, which would generally occur upon our attaining a public float of at least $700 million.  Once we lose emerging growth company status, we expect the costs and demands placed upon management to increase, as we would have to comply with additional disclosure and accounting requirements, particularly if our public float should exceed $75 million.

Our President and Chief Executive Officer has no experience managing a public company, which could adversely impact our ability to comply with the reporting requirements of U.S. securities laws.

Adam S. Grossman, our President and Chief Executive Officer, has no previous experience in managing a public company, which could adversely impact our ability to comply with legal, regulatory, and reporting requirements of the U.S. securities laws. Our management may not be able to implement programs and policies in an effective and timely manner to adequately respond to such legal, regulatory and reporting requirements, including the establishment and maintenance of internal control over financial reporting. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Exchange Act, which are necessary to maintain public company status. If we were to fail to fulfill those obligations, our ability to operate as a public company would be in jeopardy, in which event you could lose your entire investment in the Company. Our ability to operate successfully may depend on our ability to attract and retain qualified personnel with appropriate experience in the management of a public company. Our ability to find and retain qualified personnel on our terms and budget may be very limited.

We have never paid dividends on our common stock and do not intend to do so for the foreseeable future.

We have never paid dividends on our common stock and we do not anticipate that we will pay any dividends on our common stock for the foreseeable future. Accordingly, any return on an investment in our common stock will be realized, if at all, only when you sell shares of our common stock.  In addition, our failure to pay dividends may make our stock less attractive to investors, adversely impacting trading volume and price.

Recently adopted SEC rules prohibit a reverse merger company from listing on a national securities exchange until the company has been in the U.S. over-the-counter market or on another regulated U.S. or foreign exchange for at least one complete fiscal year.

Recently adopted SEC rules seek to improve the reliability of the reported financial results of reverse merger companies by requiring a pre-listing “seasoning period” during which the post-merger public company must produce financial and other information in connection with its required SEC filings. The company also must maintain a requisite minimum share price for at least 30 of the most recent 60 trading days prior to the date of the initial listing application and the date of listing on any national securities exchange.  By virtue of such rules it is unlikely that we will be eligible to list on a national securities exchange for at least one year following the Merger, and only if our stock trades above the requisite minimum price in accordance with the listing requirements of the applicable national securities exchange.

A significant portion of the total outstanding shares of our common stock may be sold into the public market in the near future, which could cause the market price to drop significantly, even if our business is doing well.

Once the resale of the shares to which this prospectus relates are registered, they can be freely sold in the public market.   Sales of a substantial number of shares of common stock in the public market or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of common stock.

We also intend to register all shares of common stock that we may issue under our company’s equity incentive plan.  Once we register and issue these shares, they can be freely sold in the public market upon issuance.

We are controlled by our current officers, directors and principal stockholders.

Our directors and executive officers and their affiliates beneficially own approximately 91.45% of the outstanding shares of the common stock.  In addition, Ayer Capital, a principal stockholder, beneficially owns 364,585 shares of common stock (7.83%).  See “Principal and Selling Stockholders.”

Accordingly, our directors, executive officers and principal stockholders will have substantial influence over, and may have the ability to control, the election of our board of directors and the outcome of issues submitted to a vote of our stockholders.

Because it may be considered a “penny stock,” you may have difficulty selling shares of our common stock.

Under certain circumstances, if the trading price for common stock that does not trade on an exchange drops below $5.00 per share, it could be considered a “penny stock.”  In such case, it will be subject to the requirements of Rule 15g-9 under the Exchange Act. Under this rule, broker-dealers who recommend penny stocks to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker-dealer must make an individualized written suitability determination for the purchaser, considering such purchaser’s financial situation, investment experience and investment objectives, with respect to penny stock transactions and receive the purchaser’s written consent prior to the transaction. Our common stock may be considered a “penny stock” if our stock price drops below $5.00 per share and we do not meet certain net asset or revenue thresholds. These thresholds include the possession of net tangible assets (i.e., total assets less intangible assets and liabilities) in excess of $2,000,000 in the event we have been operating for at least three years or $5,000,000 in the event we have been operating for fewer than three years, and the recognition of average revenues equal to at least $6,000,000 for each of the last three years.

The penny stock rules severely limit the liquidity of securities in the secondary market, and many brokers choose not to participate in penny stock transactions. As a result, there is generally less trading in penny stocks. If you become a holder of our common stock, you may not always be able to resell shares of our common stock publicly at the time and prices that you feel are fair or appropriate.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) of our common stock as of July 2 , 2012, except as noted below, by:

•	each of our directors;

•	each of our Named Executive Officers (as defined in Item 402(m) of Regulation S-K);

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock;

•	all of our directors and executive officers as a group; and

•	each selling stockholder.

Shares of our common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of June 4, 2012 are deemed to be beneficially owned and outstanding for purposes of computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person.  Except as indicated in the footnotes below, each holder listed below possesses sole voting and investment power with respect to their shares and such holder’s address is c/o ADMA Biologics, Inc, 65 Commerce Way, Hackensack, NJ 07601. An asterisk (*) denotes less than 1%. The information is not necessarily indicative of beneficial ownership for any other purpose.

Percentage ownership calculations for beneficial ownership prior to this offering are based on 4,654,303 shares of common stock outstanding as of  July 2 , 2012. Beneficial ownership calculations for after the offering assume that the selling stockholder disposes of all shares of common stock covered by this registration statement and does not acquire or dispose of any additional shares of common stock. The selling stockholder is not, representing, however, that any of the shares covered by this registration statement will be offered for sale, and the selling stockholder reserves the right to accept or reject, in whole or in part, any proposed sale of shares.

SELLING STOCKHOLDERS’ TABLE

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After Offering
Name of Beneficial Owner	Number	Percent(1)	Shares Offered	Number	Percent(1)
Management & Directors
Dr. Jerrold B. Grossman(2)	428,227	9.13%	57,292	370,935	7.91%
Adam S. Grossman(3)	684,141	13.96%	57,292	626,849	12.79%
Steven A. Elms(4)	2,516,855	54.08%	458,334	2,058,521	44.23%
Dov A. Goldstein, M.D.(5)	-	-	-	-	-
Eric I. Richman(6)	5,882	*	-	5,882	*
Bryant E. Fong(7)	885,417	19.02%	885,417	-	-
Brian Lenz(20)	-	-	-	-	-
All directors and executive officers as a group (7 persons)	4,520,522	91.45%	1,458,335	3,062,187	61.95%

Other 5%+ Owners
Aisling Capital II LP(8)	2,516,855	54.08%	458,334	2,058,521	44.23%
Maggro, LLC(9)	390,286	8.39%	57,292	332,994	7.15%
Hariden, LLC(10)	438,919	9.43%	57,292	381,627	8.20%
Burrill Capital Fund IV, LP(11)	885,417	19.02%	885,417	-	-
Ayer Capital (12)	364,585	7.83%	364,585	-	-

Other Selling Stockholders
Rodman & Renshaw, LLC(13)	88,584	1.9%	88,584	-	-
Gordon K. Johnson(14)	25,441	*	25,441	-	-
Kirk M. Warshaw(15)	5,208	*	5,208	-	-
WS Investment Company LLC(16)	5,208	*	5,208	-	-
Arnold P. Kling(17)	8,485	*	8,485	-	-
Mohammad J. Bhuiyan(18)	4,393	*	4,393	-	-
Frederick A. Boyer, Jr.(19)	8,787	*	8,787	-	-
			1,969,026

* Less than 1%.

(1)           Based on 4,654,303 shares of common stock outstanding.

(2)           390,286 shares (pre-Offering) and 332,994 shares (post-Offering) are owned by Maggro, LLC (“Maggro”).  Dr. Grossman is the managing member of Maggro and the Vice-Chairman of ADMA.  See footnote 9. Pre- and Post-Offering amounts also include options to purchase 37,941 shares of common stock but does not include options to purchase 13,258 shares of common stock, which do not begin to vest until April 2013.

(3)           438,919 shares (pre-Offering) and 381,627 (post-Offering) are owned by Hariden, LLC (“Hariden”).  Mr. Grossman is the managing member of Hariden as well as a director and the President and Chief Executive Officer of ADMA.  See footnote 10.  Pre- and post-Offering amounts also include options to purchase 245,222 shares of common stock.

(4)           Amount does not include options to purchase 13,258 shares of common stock, which do not begin to vest until April 2013. Mr. Elms is the Chairman of the ADMA Board of Directors.  As a Managing Member of Aisling Partners, a control person of Aisling (see footnote 8 for definitions), Mr. Elms may be deemed to be the beneficial owner of shares of common stock owned of record by Aisling.  Mr. Elms disclaims beneficial ownership over the shares owned of record by Aisling except to the extent of his pecuniary interest therein. The address for Mr. Elms is 888 Seventh Avenue, 30th Floor, New York, NY 10106.

(5)           Amount does not include options to purchase 13,258 shares of common stock, which do not begin to vest until April 2013. Dr. Goldstein is Aisling’s designee on the board of directors of ADMA. Dr. Goldstein is a partner at Aisling. The address for Dr. Goldstein is 888 Seventh Avenue, 30th Floor, New York, NY 10106.

(6)           Pre- and Post-Offering amounts include options to purchase 5,882 shares of common stock but does not include options to purchase 26,517 shares of common stock, which do not begin to vest until April 2013. Mr. Richman is a director of ADMA.

(7)           Amount does not include options to purchase 13,258 shares of common stock, which do not begin to vest until April 2013. Mr. Fong is Burrill’s designee on the board of directors of ADMA.  He is deemed to beneficially own the common stock held by Burrill as described in footnote 11.  The address for Mr. Fong is One Embarcadero Center, Suite 2700, San Francisco, CA 94111.

(8)         The shares directly held by Aisling Capital II, LP (“Aisling”) are deemed to be beneficially owned by Aisling Capital Partners II, LP (“Aisling GP”), as general partner of Aisling, Aisling Capital Partners II, LLC (“Aisling Partners”), as general partner of Aisling GP, and each of the individual managing members of Aisling Partners. The individual managing members (collectively, the “Managers”) of Aisling Partners are Dennis Purcell, Dr. Andrew Schiff and Steve Elms. Aisling GP, Aisling Partners, and the Managers may share voting and dispositive power over the shares owned of record  by Aisling.  The address for Aisling GP, Aisling Partners, and the Managers is 888 Seventh Avenue, 30th Floor, New York, NY 10106.  The information in this footnote is based on Aisling’s Schedule 13D filed with the SEC on February 22, 2012. Amount does not include options to purchase an aggregate of 26,516 shares of common stock held by Mr. Elms and Dr. Goldstein for the benefit of Aisling, which do not begin to vest until April 2013. See footnote 4 and 5.

(9)           The managing member of Maggro is Dr. Jerrold B. Grossman, who is therefore deemed to be the beneficial owner of the securities held by Maggro. See also footnote 2.

(10)           The managing member of Hariden is Adam S. Grossman, who is therefore deemed to be the beneficial owner of the securities held by Hariden.  See also footnote 3.

(11)           The shares directly held by Burrill Capital Fund IV, L.P. (“Burrill”) are deemed to be beneficially owned by Burrill & Company (BCF IV GP), LLC (“Burrill GP”), and each of the individual managing directors of Burrill GP. The individual managing directors (collectively, the “Managers”) of Burrill GP, who are members of the investment committee of Burrill GP, are G. Steven Burrill, Bryant E. Fong, Victor Hebert, Douglas Lind, David Wetherell and Joshua Zelig. Burrill GP and the Managers may share voting and dispositive power over the shares owned of record  by Burrill.  The address for Burrill GP and the Managers is One Embarcadero Center, Suite 2700, San Francisco, CA 94111.  The information in this footnote is based on Burrill’s Schedule 13D filed with the SEC on February 23, 2012.  See also footnote 7.

(12)           The shares are directly held by Ayer Capital Partners Master Fund, L.P. (“Master Fund”)(336,475 shares), Ayer Capital Partners Kestrel Fund, LP (“Kestrel Fund”)(7,463 shares) and Epworth - Ayer Capital (“Epworth”)(20,647 shares).  Master Fund, Kestrel Fund and Epworth are collectively referred to as the “Funds.” The investment advisor for each of the Funds is Ayer Capital Management, LP, of which Jay Venkatesan serves as managing member.  Mr. Venkatesan may therefore be deemed to beneficially own the shares of common stock held by the Funds, as he holds or shares voting and dispositive power over such shares.  The address for Ayer Capital Management, LP, Mr. Venkatesan and the Funds is 230 California Street, Suite 600, San Francisco, CA 94111.  The information in this footnote is based on Ayer’s Schedule 13G filed with the SEC on February 22, 2012.

(13)           Consists of 31,472 shares of outstanding common stock and 57,112 shares of common stock issuable upon the exercise of outstanding warrants.  The selling stockholder’s address is 1251 Avenue of the Americas, 20th Floor, New York, NY 10020.

(14)           Consists of 7,868 shares of outstanding common stock and 17,573 shares of common stock issuable upon the exercise of outstanding warrants.  The selling stockholder’s address is 1251 Avenue of the Americas, 20th Floor, New York, NY 10020.

(15)           Mr. Warshaw served as the Chief Financial Officer and Secretary of R&R Acquisition VI, Inc. prior to the Merger.  His address is 13 Summit Ave, Ste. 22, Summit, NJ 07901.

(16)           650 Page Mill Road, Palo Alto, CA 94304.

(17)           Mr. Kling served as the President and Director of R&R Acquisition VI, Inc. prior to the Merger.  His address is 410 Park Avenue, Suite 1710, New York, NY 10022.

(18)           Consists of 4,393 shares of common stock issuable upon the exercise of outstanding warrants. The selling stockholder’s address is 1251 Avenue of the Americas, 20th Floor, New York, NY 10020.

(19)           Consists of 8,787 shares of common stock issuable upon the exercise of outstanding warrants. The selling stockholder’s address is 1251 Avenue of the Americas, 20th Floor, New York, NY 10020.

(20)    Amount does not include options to purchase 66,292 shares of common stock, which do not begin to vest until May 2013. Mr. Lenz is Vice President and Chief Financial Officer of ADMA.

USE OF PROCEEDS

We will not receive any proceeds from the sale or other disposition of the shares of common stock offered by the selling stockholders. We will, however, receive the exercise price of any warrants exercised for cash. To the extent that we received cash upon exercise of any warrants, we expect to use that cash for working capital and general corporate purposes.

DIVIDEND POLICY

We have never paid or declared any dividends on our shares of common stock.  We do not anticipate paying or declaring dividends on the common stock for the foreseeable future.  The payment of dividends, if any, is within the discretion of the Board of Directors and will depend on our earnings, if any, our capital requirements and financial condition and such other factors as the Board of Directors may consider.

Former ADMA has never paid or declared any dividends on its shares of common stock.  Dividends on Former ADMA’s Series A Preferred Stock accrued at the rate of 7% per year and were converted into Former ADMA’s common stock immediately prior to the Merger.

DETERMINATION OF OFFERING PRICE

All shares of our common stock being offered will be sold by the selling stockholders without our involvement.  As a result, the selling stockholders will determine at what price they may sell the offered shares, and these sales may be made at prevailing market prices or at privately negotiated prices. However, until such time as our shares are quoted on the OTCBB, the selling stockholders will sell the shares covered by this prospectus at a range of $9.60 to $11.50 per share.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for common stock

There is not currently, and there has never been, any market for any of our securities.   Our securities do not currently trade on any national securities exchange or any over-the-counter market, including the OTCBB.

We will seek to have the common stock quoted on the OTCBB.  However, we cannot assure you when such shares will qualify for quotation on the OTCBB or any other electronic trading market, if ever, or, if they do, that there will be any active trading market for such shares.

ADMA currently has 4,654,303 shares of common stock issued and outstanding and an additional  558,477  shares issuable upon exercise of outstanding options and warrants.  In addition, ADMA has reserved for future issuance under the 2007 Plan an additional 90,588 shares of common stock. (See “Description of Registrants Securities to be registered”).  Of the 4,654,303 shares issued and outstanding, 53,033 shares of common stock are held by the pre-Merger stockholders of ParentCo and the remaining 4,601,270 shares are held by stockholders of Former ADMA, including the investors in the 2012 Financing.  Of the 558,477 shares of common stock issuable upon exercise of outstanding options and warrants,  448,142 shares are issuable to officers and directors of ADMA, 22,470 shares are issuable to other employees of ADMA and 87,865 are issuable to the Placement Agent and its designees.  The sale of the 1,969,026 shares registered for sale under the Investor Registration Statement could have a material adverse effect on the price of ADMA’s common stock.

Record Holders

Immediately following the closing of the Merger and the 2012 Financing, we had eleven holders of record of our common stock.

Penny Stock

Under certain circumstances, if the trading price for common stock that does not trade on an exchange drops below $5.00 per share, it could be considered a “penny stock.”  In such case, it will be subject to the requirements of Rule 15g-9 under the Exchange Act. Under this rule, broker-dealers who recommend penny stocks to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker-dealer must make an individualized written suitability determination for the purchaser, considering such purchaser’s financial situation, investment experience and investment objectives, with respect to penny stock transactions and receive the purchaser’s written consent prior to the transaction. Our common stock may be considered a “penny stock” if our stock price drops below $5.00 per share and we do not meet certain net asset or revenue thresholds. These thresholds include the possession of net tangible assets (i.e., total assets less intangible assets and liabilities) in excess of $2,000,000 in the event we have been operating for at least three years or $5,000,000 in the event we have been operating for fewer than three years, and the recognition of average revenues equal to at least $6,000,000 for each of the last three years.

The penny stock rules severely limit the liquidity of securities in the secondary market, and many brokers choose not to participate in penny stock transactions. As a result, there is generally less trading in penny stocks. If you become a holder of our common stock, you may not always be able to resell shares of our common stock publicly at the time and prices that you feel are fair or appropriate.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER OUR EQUITY INCENTIVE PLAN

In July of 2007, Former ADMA’s stockholders approved the 2007 Employee Stock Option Plan (as amended, the “2007 Plan”) which provides for the granting of incentive and non-qualified stock options to our officers and employees. Additionally, the 2007 Plan authorizes the granting of non-qualified stock options to our directors and to any independent consultants.  The 2007 Plan was adopted as a means of attracting, motivating, and retaining the best available personnel for positions of substantial responsibility within the Company. Under the 2007 Plan, the initial maximum number of options to acquire shares of the Company's common stock that were available for issuance was 94,853.  After an increase in authorized shares under the 2007 Plan in connection with the Merger, ADMA currently has options to purchase 470,612 shares of common stock issued and outstanding under the 2007 Plan and has reserved for future issuance under the 2007 Plan an additional  90,588 shares of common stock.

The 2007 Plan provides for the Board or a Committee of the Board (the “Committee”) to grant awards to our officers, employees and consultants, and to determine the exercise price, vesting term, expiration date and all other terms and conditions of the awards, including acceleration of the vesting of an award at any time.  The vesting conditions of options granted under the 2007 Plan are generally four years, and the exercise price may be no less than the fair market value of the common stock.  Options may have a maximum term of no more than 10 years.  Net issue exercise of options is permitted with the consent of the Board.  We assumed the 2007 Plan in the Merger.

The following table sets forth, as of December 31, 2011, the (i) number of securities to be issued upon the exercise of outstanding options, warrants and rights issued under the 2007 Plan, (ii) the weighted average exercise price of such options, warrants and rights, and (iii) the number of securities remaining available for future issuance under the 2007 Plan.  Number of shares underlying options and exercise price has been adjusted to reflect the Reverse Split.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan (excluding (a))

	(a)	(b)	(c)

Equity compensation plans approved by security holders	83,382	$3.33	11,471

Equity compensation plans not approved by security holders	--	--	--

Total	83,382	$3.33	11,471

BUSINESS

Unless the context otherwise requires, references in this Business section to the “Company,” “we,” “us” and “our” refer to ADMA Biologics, Inc., a Delaware  corporation, as well as its subsidiary, ADMA Plasma Biologics, Inc., a Delaware corporation, taken as a whole, and also refer to the operations of ADMA Plasma Biologics, Inc. prior to the Merger on February 13, 2012, as discussed below, which resulted in ADMA Plasma Biologics, Inc. becoming our wholly-owned subsidiary.

Business of ADMA

Overview

ADMA’s mission is to develop and commercialize plasma-derived, human immune globulins targeted at niche patient populations, some with unmet medical needs.  These patient populations include those who may be naturally or medically immunocompromised, the elderly and prematurely born infants.  Human immune globulin is  comprised of antibodies - Y-shaped proteins produced by B-cells that are used by the body’s immune system to identify and neutralize foreign objects such as bacteria and viruses.  Intravenous immune globulin (Human), or IGIV, is a plasma-derived product administered intravenously, which contains immune globulins extracted from source plasma in a manufacturing process called Fractionation.

ADMA’s lead product candidate, RI-001, is a plasma-derived, polyclonal, Intravenous Immune Globulin with standardized high levels of antibodies against respiratory syncytial virus, or RSV, and ADMA is pursuing an indication for the use of this IGIV product for treatment of primary immunodeficiency disease, or PIDD.  RSV is a very common virus that ordinarily leads to mild, cold-like symptoms in healthy adults and children.  In high-risk groups, such as the immunocompromised, who have  immune systems that are suppressed or non-functioning, RSV can lead to a more serious infection and may even cause death.  Polyclonal means that the IGIV contains a wide array of antibodies that are obtained from different B-cell resources.  Polyclonal antibodies are the primary component of IGIV products. PIDD is a disorder that causes a person’s immune system not to function properly.  PIDD is caused by hereditary or genetic defects and can affect anyone regardless of age or gender.  There are varying types of PIDD ranging from mild to severe cases.

RI-001 was the subject of a Phase II randomized, double-blind, placebo-controlled human clinical trial in RSV-infected, immunocompromised patients.  RI-001 demonstrated it could produce a statistically significant rise in patient RSV titers as compared to placebo, however, because our clinical trials to date have involved a relatively small patient population, their results may not be indicative of future results.  ADMA is currently preparing to conduct a pivotal Phase III clinical trial for RI-001 in order to progress toward FDA approval of RI-001 for the treatment of patients with PIDD.  The FDA may require additional Phase III trials and Phase IV trials after this planned Phase III trial, and it is possible that the FDA may never grant approval of RI-001 for this or any other indication.

ADMA has been developing RI-001 internally since 2004.  As part of the development process, ADMA has established, qualified and validated its proprietary microneutralization assay, which is the basis for the manufacturing of RI-001.  ADMA’s functional assay provides the Company with the ability to select and screen a wide array of source plasma donors to identify those donors who have an appropriately elevated level of neutralizing RSV antibodies for inclusion in the manufacturing process for RI-001.   ADMA has performed internal analysis on the appropriate titer, or anti-RSV antibody level, that a source plasma donor must have.  See “Business—Our Product Candidate—Results of RI-001 Phase II Clinical and Compassionate Use Experience” for further details on our clinical trial.

ADMA has contracts in place with a third party supplier for plasma sourcing and manufacturing services.  The majority of ADMA’s plasma requirements for manufacturing of its lead drug product are derived from a third party supplier contract as described under “ - Manufacturing and Supply.”  Additionally, the Company is partially vertically integrated through its operation of ADMA BioCenters, a wholly-owned subsidiary and FDA-licensed source plasma collection facility.  ADMA BioCenters collects source plasma that may be manufactured into finished goods by ADMA or other third-party manufacturers.  The plasma collected from ADMA BioCenters may also be sold in the open market to third party customers. ADMA also has contracts in place for testing services and for other consulting and operational activities.

Background of the Plasma Industry

Human blood contains a number of components including:

•	Red blood cells – Used to carry oxygen from the lungs to the body

•	White blood cells – Used by the immune system to fight infection

•	Platelets – Used for blood clotting

•	Plasma – Used to carry the aforementioned components throughout the body and provide support in clotting and immunity.

Plasma is the most abundant blood component, representing approximately 55% of total blood volume.  Plasma, which is 90% water, is rich in proteins used by the human body for blood clotting and fighting infection.  These proteins account for approximately 7% of plasma’s volume.  Because plasma contains these valuable proteins, plasma collection and the manufacturing of human plasma-derived therapeutics provide therapeutic benefits for ill patients.

In order to produce plasma-derived therapeutics that can be administered to ill patients, raw material plasma must be collected and then manufactured into specialized products.  Plasma is collected from healthy donors at FDA-licensed plasma donation centers.  To ensure safety of the collected plasma, all plasma donations are tested using FDA-approved methods of Nucleic Acid Testing or NAT for various infectious diseases, such as human immunodeficiency virus or HIV and hepatitis C virus or HCV.

Plasma is collected using a process called “plasmapheresis.”  During plasmapheresis, a donor’s blood is drawn into a specialized medical device that separates the plasma component through centrifugation, and then returns the other blood components back into the donor’s bloodstream.  This is performed in a sterile, self-contained, automated process.  The plasma that is collected is known as “normal source plasma.”  There are over 400 plasma donation centers in the United States.  In 2008, approximately 18.8 million plasma donations were made in the United States.  In the United States, a donor may donate plasma a maximum of two times in every seven-day period, with at least two days in between donations.  Plasma donation centers in the United States typically pay donors $20 to $40 per donation and some donors with rare or high antibody levels can be paid more.

In order to isolate the desired therapeutic elements in normal source plasma, it must initially undergo a manufacturing process called “fractionation.”  First, the source plasma undergoes a process called pooling, in which the individual plasma donations are combined into a tank. Second, the Cohn fractionation method, which is a combination of time, temperature, pH, alcohol concentration, and centrifugation, is used to separate the desired plasma protein components.  After fractionation, the proteins are then re-suspended and are treated with solvent detergent for viral inactivation.  Next, other forms of filtration (e.g., nanofiltration) are performed for additional viral removal.  Finally, with the various components separated and purified, the bulk product is then formulated and filled into final, finished vials. During these various steps of manufacturing, each lot is reviewed and tested prior to being approved for release.

The proteins in human plasma fall into four categories: albumin (60% of protein volume), immune globulins (15% of protein volume), coagulation factors (1% of protein volume), and other proteins (24% of protein volume) such as alpha-1 proteinase inhibitor and C1 esterase inhibitor.  Many of the other proteins in plasma have yet to be developed into commercial therapies. In the United States, not only are the plasma collection centers subject to FDA licensure, but each plasma protein product that is derived and fractionated from plasma must undergo an approval process with FDA’s Center for Biologics Evaluation and Research or CBER.  In June 2008, the FDA published “Guidance for Industry: Safety, Efficacy, and Pharmacokinetic Studies to Support Marketing of Immune Globulin Intravenous (Human) as Replacement Therapy for Primary Humoral Immunodeficiency” (which we refer to as the “FDA Guidance for Industry”) outlining the regulatory pathway for the approval of standard Intravenous Immune Globulins, or IGIV, for the treatment of PIDD.

Immune globulins can be prepared to be administered in three ways: intramuscular, intravenously or subcutaneously. RI-001, if approved for treatment of PIDD by the FDA, would be intravenously administered and would represent only a sub-segment of this overall market.  IGIV principally contains antibodies and as such provides passive immunization for individuals that are immunodeficient or that have been exposed to various infectious agents.  IGIV is used therapeutically in a variety of immunological diseases/deficiencies, such as PIDD, idiopathic thrombocytopenic purpura, Guillain-Barré syndrome, Kawasaki disease, bone marrow transplant, and chronic inflammatory demyelinating polyneuropathy. Additionally, as noted in the medical literature, IGIV is also used as therapy in a variety of other diseases that do not involve primary or secondary immune deficiencies, such as multiple sclerosis, skin disease, and asthma.  The currently marketed IGIV products have not been FDA-approved for these latter uses, the product labels do not describe these uses, and the products have largely not been studied in clinical studies for these uses; they are referred to as “off-label” uses. IGIV is also currently being evaluated in a clinical study for the treatment of Alzheimer’s disease by other companies.

There are two types of immune globulins (polyclonal antibody products), standard and hyperimmune. The difference between standard immune globulins and hyperimmune immune globulins is that the latter are manufactured using plasma obtained from donors who have elevated amounts (high titers) of specific antibodies.  Therefore, the products can be used to treat diseases that present with those specific antigens. Many hyperimmune globulin products are used to treat and manage specific infectious diseases.  Individual hyperimmune products currently on the market today are hepatitis B, tetanus, rabies, cytomegalovirus and RhoD, amongst others.

Our Strategy

Our goal is to be a recognized leader in developing and delivering specialized, targeted, plasma-derived therapeutics to extend and enhance the lives of individuals who are naturally or medically immunocompromised.  The key elements of our strategy for achieving this goal are as follows:

•      Achieve FDA approval of RI-001 as a treatment for PIDD.  We are planning to conduct a pivotal Phase III clinical trial for RI-001 for the treatment of PIDD in accordance with the FDA Guidance for Industry.  If the Phase III trial produces the anticipated safety and effectiveness results, we would expect to file a Biologics License Applications (“BLA”) in calendar year 2014 and anticipate potential FDA approval within approximately a year of filing.  It is estimated that costs associated with the clinical trial and FDA approval could be as much as $15 to $25 million.  It is unknown what, if any, additional studies the FDA may require in the Phase III or Phase IV setting.  ADMA may require additional financing to fund these studies in the future.  Such studies may be delayed by a number of factors.  We may not reach agreement with the FDA on the design of any one or more of the clinical studies necessary for approval.  Conditions imposed by the FDA and foreign regulators on our clinical trials could significantly increase the time required for completion of such clinical trials and the costs of conducting the clinical trials.  Like many biotechnology companies, even after obtaining promising results in earlier trials or in preliminary findings for such clinical trials, we may suffer significant setbacks in late-stage clinical trials.  Data obtained from clinical trials are susceptible to varying interpretations that may delay, limit or prevent regulatory approval.  In addition, we may be unable to enroll patients quickly enough to meet our expectations for completing any or all of these trials.  The timing and completion of current and planned clinical trials of our product candidates depend on many factors, including the rate at which patients are enrolled.  Delays in patient enrollment in clinical trials may occur, which would be likely to result in increased costs, program delays, or both.  It is possible that the FDA may never grant approval of RI-001 for this or any other indication.

•      Develop and commercialize RI-001 as a treatment for PIDD.  If RI-001 is approved by the FDA as a treatment for PIDD, ADMA plans to hire a small, specialty sales force to market RI-001 to hospitals, physician offices/clinics, and other specialty treatment organizations.  ADMA anticipates staffing the company with additional personnel for patient support, medical affairs, quality assurance, regulatory affairs, scientific affairs, reimbursement, inventory and logistics, human resources, and financial and operational management. ADMA may also use a network of national distributors to fulfill orders for RI-001.  It is estimated that commercialization ramp up will commence after the planned Phase III trial for FDA approval in PIDD. We expect such FDA approval to be granted no earlier than the second quarter of 2015, if at all, and would therefore not be able to generate revenues from the commercialization of RI-001 until after that date. We will have to raise additional capital prior to the third quarter of 2013 to continue product development and operations until we begin generating revenues. We are unable to predict with reasonable certainty when, if ever, we will generate revenues from the commercialization of RI-001, and therefore, how much additional capital we will need to raise prior to the third quarter of 2013.  Furthermore, if our assumptions underlying our estimated revenues and expenses prove to be wrong, we may have to raise additional capital sooner than anticipated.   The cost for commercialization ramp up is difficult to predict and will, among other things, depend upon decisions which the Company and its board would make in the future.

•      Expand RI-001’s FDA-approved uses.  There are many patient populations that may derive clinical benefit from RI-001. RSV IGIV has historically been used in various immunocompromised patient populations, including patients with cystic fibrosis, prematurely born infants, transplant patients, oncology patients and other patients for the prevention and/or treatment of RSV. If approved by the FDA as a treatment for PIDD, ADMA plans, in the future,to evaluate the various potential clinical and regulatory paths to grow the RI-001 franchise through expanded FDA-approved uses.  It is anticipated that additional financing will be required to fund any label expansion activities after a potential BLA approval for the lead product.

•      Develop additional plasma-derived products.  ADMA’s core competency is in the development and commercialization of plasma-derived therapeutics. There are patients with unmet medical needs that may be treatable with plasma-derived therapeutics. ADMA plans to evaluate these opportunities and pursue the development, FDA approval, and commercialization of additional products.  In addition, ADMA has identified some potential new product candidates and, although there can be no assurance that any such products may be developed, it may enter into certain pre-clinical activities with the intent to develop a new product pipeline for the Company.  ADMA has identified several  assays and technologies it may wish to use to develop additional products for its pipeline.  It is anticipated that less than $1 million will be spent in 2012-2013 on pipeline activities.  In order to add and/or develop any pipeline drug candidates, ADMA will require additional financing in the future.

•      Develop and expand ADMA BioCenters.  In an effort to generate revenues in advance of RI-001’s FDA approval and to control a portion of its raw material plasma supply for RI-001, ADMA formed ADMA BioCenters, a wholly-owned subsidiary that operates a plasma collection facility in Norcross, Georgia, United States.  The facility received its FDA license in August 2011.  Prior to obtaining its FDA license, ADMA BioCenters obtained necessary local approvals and underwent necessary federal and state inspections, performed validation of the integral systems used in plasma collections, initiated quality assurance of plasma collections, entered into vendor agreements, trained and hired staff and responded to FDA request letters.  It began to collect plasma in February 2009, as the FDA required a minimum of three months of fully documented quality assurance records to be completed prior to a submission for FDA licensure.  Under this FDA license, ADMA BioCenters can collect normal source plasma and high-titer RSV plasma.  ADMA has recently begun selling normal source plasma to buyers in the open market and plans to continue doing so.  ADMA also plans to use the high-titer RSV plasma collected by ADMA BioCenters in the manufacturing of RI-001.  The Company believes that its Norcross, Georgia facility is the only plasma collection facility in the suburban Atlanta area.  ADMA may initiate other hyperimmune plasma collection programs at the Norcross facility.  These programs will be initiated during the normal course of business and are expected to cost less than $1 million to implement.  As part of these programs, plasma donors may be administered FDA-approved vaccines, or small doses of specific antigens, to trigger the body’s natural production of antibodies against those antigens.  These donors are then tested to ensure appropriate antibody levels.  Plasma subsequently collected from these donors is therefore considered hyperimmune and can be typically sold at higher prices than normal source plasma.  ADMA believes this may increase revenues and gross margins of its plasma collection operation.  ADMA may also consider growth through the construction of additional ADMA BioCenters facilities in various regions of the United States.  Additional BioCenters may allow ADMA to cost-effectively secure additional high-titer RSV plasma for RI-001, and potentially increase ADMA revenues through the collection and sale of normal source plasma and other hyperimmune plasma to third parties.  The timing and costs associated with the construction of any additional ADMA BioCenters locations is uncertain and will depend upon decisions which the Company and its board would make in the future.  It is anticipated that additional financing will be required to fund the development and construction of additional ADMA BioCenters facilities.  In addition, prior to opening additional ADMA BioCenters locations, we would have to submit additional FDA filings, undergo additional FDA inspections and obtain additional FDA approvals, as well as undergo other federal and state inspections and obtain local approvals with respect to such proposed locations.

Our Product Candidate

RI-001

RI-001 is a plasma-derived, polyclonal, Intravenous Immune Globulin, which also has standardized high levels of antibodies against RSV.  ADMA, by using its proprietary assay, is able to identify plasma donors with elevated amounts of RSV antibodies, measure these donors’ plasma RSV levels and formulate RI-001 with standardized high levels of RSV antibodies.  In addition, by using its proprietary assay to monitor RI-001 during manufacturing, ADMA is able to produce RI-001 with consistent lot-to-lot potency.  To ADMA’s knowledge, at the present time there is no other IGIV product on the market with respect to which the label or manufacturer discloses that it contains standardized high levels of RSV antibodies and that is produced with reported consistent lot-to-lot potency.  ADMA therefore believes that RI-001 will be clearly differentiated from currently marketed IGIV products because of ADMA’s proprietary methods of selecting and screening plasma donors and the monitoring and testing procedures it employs during manufacturing.  RI-001 is expected to be indicated as a treatment for patients with PIDD.

Background on Primary Immunodeficiency Disease and Respiratory Syncytial Virus

PIDD is a class of inherited disorders characterized by defects in the immune system, due to either a lack of necessary antibodies or a failure of these antibodies to function properly. According to the World Health Organization, there are over 150 different presentations of PIDD. Because patients suffering from PIDD lack a properly functioning immune system, they typically receive monthly, outpatient infusions of IGIV therapy. Without this exogenous antibody immune support, these patients would be susceptible to a wide variety of infectious diseases. PIDD has an estimated prevalence of 1:1,200 in the United States, or approximately 250,000 people.1

RSV is a common respiratory virus that often presents during the winter months of temperate climates. Nearly all children will have been infected with RSV by 3 years of age, however, the immune systems of most healthy children prevent significant morbidity and mortality. Conversely, in patients that are immunocompromised, such as those with PIDD or who have undergone a transplant and may be on immunosuppressive drugs, RSV infection can present significant morbidity and mortality. As noted in the medical literature immunocompromised patients historically have had a 5% to 15% rate of RSV infection, and, if left untreated, lower respiratory tract RSV infections in immunocompromised patients can result in a mortality rate of up to 40%.2

Results of RI-001 Phase II Clinical and Compassionate Use Experience

As part of the clinical development of RI-001, ADMA conducted a randomized, double-blind, placebo-controlled Phase II clinical trial to evaluate RI-001 in immunocompromised, RSV-infected patients. This trial was conducted with 21 patients in the United States, Canada, Australia, and New Zealand. The Phase II trial demonstrated a statistically significant 4-fold increase in RSV titers at day 18 compared to baseline. There were no serious drug-related adverse events reported during the trial. The detailed data is described in Table 1 below:

TABLE 1: RI-001 Phase II Clinical Trial Results

	Intent to Treat Population	Per Protocol Population	Placebo
Mean Fold Increase in RSV Titers from Baseline at Day 18	9.78	10.05	1.3

95% Confidence Interval	4.16 – 23.01	4.27 – 23.6	1 – 1.7

P-value (relative to placebo)	0.0428	0.0373	NA

RI-001 has also been administered to 15 compassionate use patients to date, where physicians requested access to the product for treating their patients, all of whom had documented lower tract RSV infections.  The drug was well-tolerated in these patients and there were no reports of serious adverse events attributable to RI-001.

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1 Journal of Clinical Immunology 2007 Sep; 27(5):497-502. Epub 2007 Jun 19.

2 Sources include: Small et al., 2002; Whimbey et al., 1996; Roghmann et al., 2003; Raboni et al., 2003; Ghosh et al., 2001. Full citations and publications are available upon request.

Planned RI-001 Phase III Clinical Trial

ADMA is currently preparing to submit an Investigational New Drug application (“IND”) for a pivotal Phase III clinical trial of RI-001 as a treatment for PIDD. This trial is designed in accordance with the FDA Guidance for Industry and is an open-label, single-arm trial. ADMA expects to enroll and treat up to 50 PIDD patients at approximately 10 or fewer treatment centers located in the U.S. Each patient will be treated approximately once per month with RI-001 for 12 months, with an additional 30-day follow-up period. Dosage will vary by patient and may range from 300mg/kg to 750mg/kg, based on the patient’s current IGIV dose, every 21 to 28 days. The trial’s primary endpoint will be demonstration of a serious infection rate per person per year of less than one.

Manufacturing and Supply

In order to produce plasma-derived therapeutics that can be administered to patients, raw material plasma is collected from healthy donors at plasma collection facilities licensed by the FDA. ADMA BioCenters, an FDA-licensed source plasma collection facility, is a wholly-owned subsidiary of ADMA and provides the Company with a portion of its plasma requirements.  ADMA, by using its proprietary assay, believes it is able to identify plasma donors with elevated amounts of RSV antibodies and formulate RI-001 with an appropriate RSV titer level to ensure the final product is standardized to contain high levels of RSV antibodies.  ADMA relies on contract laboratories to conduct and run its laboratory testing, including its proprietary assay.  Once source plasma has been collected, it is then fractionated and purified into specialized therapies which are used by patients who require them.  ADMA has entered into agreements with independent third parties for the sourcing of blood plasma and for the fractionation and purification stages of RI-001 manufacturing.  The contracts are with well-regarded facilities that are fully licensed to manufacture biologics.  ADMA is dependent upon its contracted, third party suppliers for the manufacture of RI-001.  Its principal supplier of source plasma is Biotest Pharmaceuticals Corporation, or “Biotest.”

Pursuant to the terms of a Manufacturing Agreement we have in place with Biotest, we have agreed to purchase exclusively from Biotest our worldwide requirements of RSV Immune Globulin manufactured from human plasma containing RSV antibodies.  We are committed under the Agreement to purchase at least 1 clinical trial size lot of RSV Immune Globulin.  This agreement expires on December 31, 2012, unless extended or renewed by the parties.  The agreement states that within six months of expiration, the parties will work to enter into a new agreement for the manufacture and supply of RI-001.  ADMA is obligated under this agreement to purchase at least 1 lot of clinical trial product during calendar year 2012 or pay Biotest a penalty of $100,000.  The agreement may be terminated by either party (a) by reason of a material breach if the breaching party fails to remedy the breach within 90 days after receiving notice of the breach from the other party, (b) upon bankruptcy, insolvency, dissolution, or winding up of the other party, (c) if the other party is unable to fulfill its obligations under the Agreement for 120 consecutive days or more by reason of an act of God, or (d) upon two (2) years’ prior written notice to the other party.  ADMA is entitled to terminate the agreement by written notice having immediate effect if ADMA does not receive FDA approval or Health Canada approval for RI-001 or if it becomes apparent in the sole determination of ADMA that RI-001 will not be approved and ADMA decides to cancel substantially all further activity toward approval.  In such a case, however, ADMA would still be responsible for the minimum purchase commitment described above.

Pursuant to the terms of a Plasma Purchase Agreement we have in place with Biotest, we have agreed to purchase from Biotest an annual minimum volume of source plasma containing antibodies to RSV to be used in the manufacture of RI-001.  This volume will increase at the earlier of our receipt of a Biologics License Application, or BLA, from the FDA, or March 31, 2016. We have agreed to use Biotest as our exclusive outside supplier of source plasma.  ADMA must purchase a to be determined and agreed upon annual minimum volume from Biotest but may also collect high titer RSV Plasma from up to five (5) wholly-owned ADMA BioCenters. Unless terminated earlier, the agreement expires in November 2021, after which it may be renewed for two additional five-year periods if agreed to by the parties.  Either party may terminate the agreement if the other party fails to remedy any material default in the performance of any material condition or obligation under the agreement following notice.  Either party may also terminate the agreement, after providing written notice, if a proceeding under any bankruptcy, reorganization, arrangement of debts, insolvency or receivership law is filed by or against the other party, and is not dismissed or stayed, or a receiver or trustee is appointed for all or a substantial portion of the assets of the other party, or the other party makes an assignment for the benefit of its creditors or becomes insolvent. ADMA may also terminate the Agreement upon written notice if the clinical development of RI-001 is halted or terminated, whether by the FDA, a Data Safety Monitoring Board, or any other regulatory authority.   Upon termination of the agreement, ADMA must pay for any source plasma already delivered to ADMA and for any source plasma collected under the terms of the agreement.

On June 22, 2012, we entered into a Plasma Supply Agreement with Biotest Pharmaceuticals Corporation for the purchase of normal source plasma from our Norcross, Georgia facility to be used in their manufacturing.

In addition to any other remedy it may have, either party has the right to terminate the agreement if the other party fails to remedy any material default in the performance of a material condition or obligation under the agreement following written notice.  In addition, upon giving the appropriate written notice, either party may terminate the agreement upon the occurrence of any of the following events: a proceeding under bankruptcy, reorganization, agreement of debts, insolvency or receivership law is filed by or against the other party, and is not dismissed or stayed, or a receiver or trustee is appointed for all or a substantial portion of the assets of the other party, or the other party makes an assignment for the benefit of its creditors or becomes insolvent.  Neither party can assign the agreement or any of its right or obligations there under without the express written consent of the other party.  However, with notice to the other party, either party without the other party’s consent may assign the agreement to (i) its affiliate, or (ii) a successor to all or substantially all of the assets relating to the business of that party which is involved in the fulfillment of its obligations under the agreement.

On June 7, 2012, we entered into a Testing Services Agreement with a testing company (the "Testing Company"), in which the Testing Company agreed to provide services which are exclusive to us (the "Project"). If either party (the "non-breaching party") believes the other party (the "breaching party") is in material breach of any of their obligations under the agreement, the non-breaching party has the right to terminate the agreement by providing the breaching party with written notice specifying the material breach(es) and indicating clearly its intention to terminate the agreement.  If the breaching party cures such breach, the non-breaching party's notice is void. In addition, either party can terminate the agreement without cause upon written notice.  All data, test results, studies and other information generated by the Testing Company in performing services for the Project will be our sole property.  Neither party can assign the agreement or any of its right or obligations under the agreement without the express written consent of the other party, except under specified circumstances. The Testing Company agrees and acknowledges that the Company paid for the development and validation of the testing assay (“Assay”) and as such, the Assay is the sole property of the Company and shall only be utilized for the benefit of the Company.

Biotest and our contract laboratories do not have access to our trade secrets relating to donor selection and lot formulation during the manufacturing and testing of RI-001.  Biotest has informed us that it takes all commercially reasonable steps to protect the confidential information to which it has access.  ADMA’s contract laboratories have informed us that they take all commercially reasonable steps to ensure the confidentiality of ADMA’s assay process, procedures, reagents, and other confidential information to which they have access. ADMA’s contract laboratories do not assist with the determination of whether a donor is suitable for ADMA’s program or not – all donor selection criteria and formulas employed with designing the manufacturing plasma pool are performed internally and are not shared with any third party.

Marketing and Sales

The Company intends to market and sell its products after receipt of its FDA approval through direct sales force representatives, distribution relationships and other customary industry methods.

Competition

The plasma products industry is highly competitive with changing competitive dynamics. We face, and will continue to face, intense competition from both U.S.-based and foreign producers of plasma products, some of which have lower cost structures, greater access to capital, direct ownership of manufacturing facilities, greater resources for research and development, and sophisticated marketing capabilities.  In addition to competition from other large worldwide plasma products providers, we face competition in local areas from smaller entities. In Europe, where the industry is highly regulated and health care systems vary from country to country, local companies may have greater knowledge of local health care systems, more established infrastructures and have existing regulatory approvals or a better understanding of the local regulatory process, allowing them to market their products more quickly. Moreover, plasma therapy generally faces competition from non-plasma products and other courses of treatments. For example, recombinant Factor VIII products compete with plasma-derived products in the treatment of Hemophilia A.

Intellectual Property

ADMA relies on a combination of trade secrets and nondisclosure and non-competition agreements to protect its proprietary intellectual property and will continue to do so. ADMA does not own any issued patents and does not have any patent applications in process. ADMA also seeks to enhance and ensure its competitive position through a variety of means including its unique and proprietary plasma donor selection criteria, its proprietary formulation methodology for plasma pooling, and the proprietary reagents, controls, testing standards, Standard Operating Procedures and methods it uses in its anti-RSV microneutralization assay.  While we intend to defend against any threats to our intellectual property, there can be no assurance that our trade secret policies and practices or other agreements will adequately protect our intellectual property.  We seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems. These  processes, systems, and/or security measures may be breached, and we may not have adequate remedies  as a result of any  such breaches.  Third parties may also own or could obtain patents that may require us to negotiate licenses to conduct our business, and there can be no assurance that the required licenses would be available on reasonable terms or at all.  In addition, our trade secrets may otherwise become known or be independently discovered by competitors.  We also seek to protect our proprietary technology and processes, in part, by confidentiality agreements with our employees, consultants, scientific advisors and contractors. Although we rely, in part, on confidentiality, nondisclosure and non-competition agreements with employees, consultants and other parties with access to our proprietary information to protect our trade secrets, proprietary technology, processes and other proprietary rights, there can be no assurance that these agreements or any other security measures relating to such trade secrets, proprietary technology, processes and proprietary rights will be adequate, will not be breached, that we will have adequate remedies for any breach, that others will not independently develop substantially equivalent proprietary information or that third parties will not otherwise gain access to our trade secrets or proprietary knowledge.  To the extent that our consultants, contractors or collaborators use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

Government Regulation and Product Approval

The FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon the testing (preclinical and clinical), manufacturing, labeling, storage, recordkeeping, advertising, promotion, import, export, marketing and distribution, among other things, of products and product candidates. If we do not comply with applicable requirements, we may be fined, the government may refuse to approve our marketing applications or allow us to manufacture or market our products, and we may be criminally prosecuted.  We and our manufacturers may also be subject to regulations under other United States federal, state, and local laws.

United States Government Regulation

In the United States, the FDA regulates products under the Food, Drug and Cosmetic Act, or FDCA and related regulations. The process required by the FDA before our product candidates may be marketed in the United States generally involves the following (although the FDA is given wide discretion to impose different or more stringent requirements on a case-by-case basis):

1.           completion of extensive preclinical laboratory tests, preclinical animal studies and formulation studies performed in accordance with the FDA’s good laboratory practice regulations and other regulations;

2.           submission to the FDA of an IND application which must become effective before clinical trials may begin;

3.           performance of multiple adequate and well-controlled clinical trials meeting FDA requirements to establish the safety and efficacy of the product candidate for each proposed indication;

4.           manufacturing (through an FDA-licensed contract manufacturing organization) of product in accordance with current Good Manufacturing Practices (“cGMP”) to be used in the clinical trials and to provide manufacturing information need in regulatory filings;

5.           submission of a BLA to the FDA;

6.           satisfactory completion of an FDA pre-approval inspection of the manufacturing facilities at which the product candidate is produced, and potentially other involved facilities as well, to assess compliance with cGMP regulations and other applicable regulations; and

7.           the FDA review and approval of the BLA prior to any commercial marketing, sale or shipment of the product.

The testing and approval process requires substantial time, effort and financial resources, and we cannot be certain that any approvals for our product candidates will be granted on a timely basis, if at all. See “Risk Factors.”

We submit manufacturing and analytical data, among other information, to the FDA as part of an IND application. Subject to certain exceptions, an IND becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, issues a clinical hold to delay a proposed clinical investigation due to concerns or questions about the product or the conduct of the clinical trial, including concerns that human research subjects will be exposed to unreasonable health risks. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Our submission of an IND, or those of our collaboration partners, may not result in the FDA allowance to commence a clinical trial. A separate submission to an existing IND must also be made for each successive clinical trial conducted during product development. The FDA must also approve certain changes to an existing IND, such as certain  manufacturing changes. Further, an independent institutional review board, or IRB, duly constituted to meet FDA requirements, for each medical center proposing to conduct the clinical trial must review and approve the plan for any clinical trial before it commences at that center and it must monitor the safety of the study and study subjects until completed. The FDA, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk. Clinical testing also must satisfy extensive Good Clinical Practice (GCP)  requirements and regulations for informed consent.

Clinical Trials

For purposes of BLA submission and approval, clinical trials are typically conducted in the following three sequential phases, which may overlap (although additional or different trials may be required by the FDA as well):

1.           Phase I clinical trials are initially conducted in a limited population to test the product candidate for safety, dose tolerance, absorption, metabolism, distribution and excretion in healthy humans or, on occasion, in patients, such as cancer patients.

2.           Phase II clinical trials are generally conducted in a limited patient population to identify possible adverse effects and safety risks, to determine the efficacy of the product candidate for specific targeted indications and to determine tolerance and optimal dosage. Multiple Phase II clinical trials may be conducted by the sponsor to obtain information prior to beginning larger and more expensive Phase III clinical trials. In some cases, a sponsor may decide to conduct what is referred to as a “Phase IIb” evaluation, which is a second, confirmatory Phase II clinical trial that could, if positive and accepted by the FDA, serve as a pivotal clinical trial in the approval of a product candidate.

3.           Certain Phase III clinical trials are referred to as pivotal trials. When Phase II clinical trials demonstrate that a dose range of the product candidate is effective and has an acceptable safety profile, Phase III clinical trials are undertaken in large patient populations to provide substantial evidence of reproducibility of clinical efficacy results and to further test for safety in an expanded and diverse patient population at multiple, geographically dispersed clinical trial sites.

In some cases, the FDA may condition continued approval of a BLA on the sponsor’s agreement to conduct additional clinical trials, or other commitments. Such post-approval studies are typically referred to as Phase IV studies.

Biological License Application

The results of product candidate development, preclinical testing and clinical trials, together with, among other things, detailed information on the manufacture and composition of the product and proposed labeling, and the payment of a user fee, are submitted to the FDA as part of a BLA. The FDA reviews all BLAs submitted before it accepts them for filing and may reject the filing as inadequate to merit review or may request additional information to be submitted in a very short time frame before accepting a BLA for filing. Once a BLA is accepted for filing, the FDA begins an in-depth review of the application.

During its review of a BLA, the FDA may refer the application to an advisory committee of experts for their review, evaluation and recommendation as to whether the application should be approved, which information is taken into consideration along with FDA’s own review findings. The FDA may refuse to approve a BLA and issue a not approvable letter if the applicable regulatory criteria are not satisfied.  It may also require additional clinical or other data, including one or more additional pivotal Phase III clinical trials - this may involve the issuance of a Complete Response Letter without approval. Even if such requested data are submitted, the FDA may ultimately decide that the BLA does not satisfy the criteria for approval. Data from clinical trials are not always conclusive and the FDA may interpret data differently than we do. If the FDA’s evaluations of the BLA and the clinical and manufacturing procedures and facilities are favorable, the FDA may issue an approval letter or a Complete Response Letter, which contains the conditions that must be met in order to secure final approval of the BLA, or a determination of Rejection of the BLA as Unapprovable. If a Complete Response Letter is issued, if and when those items  have been resolved to the FDA’s satisfaction, the FDA will issue an approval letter, authorizing commercial marketing of the product for certain indications. The FDA may withdraw product approval if ongoing regulatory requirements are not met or if safety problems occur after the product reaches the market. In addition, the FDA may require testing, including Phase IV clinical trials, and surveillance programs to monitor the effect of approved products that have been commercialized, and the FDA has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs. Products may be marketed only for the FDA-approved indications and in accordance with the FDA-approved label. Further, if there are any modifications to the product, including changes in indications, other labeling changes, or manufacturing processes or facilities, we may be required to submit and obtain FDA approval of a new BLA or BLA supplement, which may require us to develop additional data or conduct additional preclinical studies and clinical trials, and/or require additional manufacturing data.

Satisfaction of the FDA regulations and approval requirements or similar requirements of foreign regulatory agencies typically takes several years, and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease. Typically, if a product candidate is intended to treat a chronic disease, as is the case with RI-001, safety and efficacy data must be gathered over an extended period of time. Government regulation may delay or prevent marketing of product candidates for a considerable period of time and impose costly procedures upon our activities. The FDA or any other regulatory agency may not grant approvals for changes in dose form or new indications for a product candidate on a timely basis, or at all. Even if a product candidate receives regulatory approval, the approval may be significantly limited to specific disease states, patient populations and dosages. Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. Delays in obtaining, or failures to obtain, regulatory approvals for any of our product candidates would harm our business. In addition, we cannot predict what adverse governmental regulations may arise from future United States or foreign governmental action.

Other Regulatory Requirements

Any products manufactured or distributed by us pursuant to future FDA approvals are subject to continuing regulation by the FDA, including certain kinds of monitoring in the manufacturing of our products, recordkeeping requirements and reporting of adverse experiences associated with the product. Product manufacturers and their subcontractors are required to register with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with ongoing regulatory requirements, including cGMP, which impose certain procedural and documentation requirements upon us and our third-party manufacturers. Failure to comply with the statutory and regulatory requirements can subject a manufacturer to possible legal or regulatory action, such as warning letters, suspension of manufacturing, sales or use, seizure of product, injunctive action or possible   fines and other penalties. We cannot be certain that we or our present or future third-party manufacturers or suppliers will be able to comply with the cGMP regulations and other ongoing FDA regulatory requirements. If our present or future third-party manufacturers or suppliers are not able to comply with these requirements, the FDA may halt our clinical trials, require us to recall a product from distribution, or withdraw approval of the BLA for that product.

The FDA closely regulates the post-approval marketing and promotion of products, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the Internet. A company can make only those claims relating to safety and efficacy that are approved by the FDA. Failure to comply with these requirements can result in adverse publicity, warning and/or other regulatory letters, corrective advertising and potential  major fines and other penalties.

Regulation of ADMA BioCenters

All blood and blood product collection and manufacturing centers which engage in interstate commerce must be licensed by the FDA.  In order to achieve licensure, the organization must submit a BLA and undergo pre-licensure inspection.  ADMA BioCenters has completed these requirements and received its FDA license in August 2011.  In order to maintain the license, the facilities operated by ADMA BioCenters will be inspected at least every two years.  ADMA BioCenters is also required to submit annual reports to the FDA.

Blood plasma collection and manufacturing centers are also subject to the Clinical Laboratory Act (CLIA), state licensure, and compliance with industry standards (International Quality Plasma Program or IQPP).  Compliance with state and industry standards is verified by means of routine inspection.  ADMA BioCenters believes it is currently in compliance with state and industry standards.  Delays in obtaining, or failures to obtain, regulatory approvals for any facility operated by ADMA BioCenters would harm our business. In addition, we cannot predict what adverse federal and state regulations and industry standards may arise in the future.

Foreign Regulation

In addition to regulations in the United States, if the Company chooses to pursue clinical development and commercialization in the European Union, we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of any future product. Whether or not we obtain FDA approval for a product, we must obtain approval of a product by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

Under European Union regulatory systems, marketing authorizations may be submitted either under a centralized or mutual recognition procedure. The centralized procedure provides for the grant of a single marking authorization that is valid for all European Union member states. The mutual recognition procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marking authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize approval, refuse it or request additional information, etc.

Employees

Currently, ADMA has five (5) full-time employees and two part-time employees, as well as additional consultants. ADMA BioCenters, which has its own dedicated staff trained and certified to operate the plasma collection center, also has nine (9) full-time employees, as well as specialized consultants.  Over the course of the next year, we anticipate hiring up to five additional full-time employees devoted to research and development activities and up to five additional full-time employees for general and administrative activities as well as adding additional staff to the plasma collection center as appropriate. In addition, we intend to use clinical research organizations, third parties and consultants to perform our clinical studies and manufacturing and other regulatory affairs and quality control services.

Research and Development

ADMA’s expenditures on research and development were approximately $0.6 million and $2.2 million for the fiscal years ended December 31, 2011 and 2010, respectively.

Properties

Our executive offices are located in approximately 5,000 square feet of space at 65 Commerce Way, Hackensack, NJ 07601. Our telephone number is (201) 478-5552.  Currently we operate under a shared services agreement with Areth, LLC for the office, warehouse space and related services and have the ability to cancel this agreement upon 30 days’ notice.  Areth, LLC is a company controlled by Dr. Jerrold B. Grossman, our Vice-Chairman, and we pay monthly fees for the use of such office space and for other information technology and general warehousing and administrative services.  Rent under the shared services agreement is $8,037.33 per month. We believe that the office space is suitable for our current needs and we do not anticipate the need for additional space in the near future.

ADMA BioCenters’ facility is located at 6290 Jimmy Carter Boulevard, Suite 208 in Norcross, Georgia.  In June 2008, ADMA entered into a lease of the property from DCT Industrial for approximately 15,000 square feet of space which has been designed to meet the needs of a plasma collection center.  The current rent is $15,160.22 per month.  Yearly rent increases of no more than 2.5% per year are provided for in the lease agreement.  The lease agreement expires on September 30, 2018.

Legal Proceedings

We are not involved in any pending legal proceedings and are not aware of any threatened legal proceedings against us.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This discussion, which refers to the historical results of Former ADMA, should be read in conjunction with the other sections of this registration statement, including “Risk Factors,” “Business” and the financial statements. The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout the Memorandum. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results may differ materially.

Overview

ADMA’s mission is to develop and commercialize plasma-derived, human immune globulins targeted at niche patient populations, some with unmet medical needs.  These patient populations include those who may be naturally or medically immunocompromised, the elderly, and prematurely born infants.

ADMA’s lead product candidate, RI-001, is a plasma-derived, polyclonal, Intravenous Immune Globulin with standardized high levels of antibodies against RSV, and ADMA is pursuing an indication for the use of this IGIV product for treatment of PIDD.  RI-001 was the subject of a Phase II randomized, double-blind, placebo-controlled human clinical trial in RSV-infected, immunocompromised patients.  RI-001 demonstrated it could produce a statistically significant rise in patient RSV titers as compared to placebo.  ADMA is currently preparing to conduct a pivotal Phase III clinical trial for RI-001 in order to gain FDA approval of RI-001 for the treatment of patients with primary immunodeficiency disease.

ADMA has contracts in place for plasma sourcing and manufacturing services.  Additionally, the Company is partially vertically integrated through its operation of ADMA BioCenters, a wholly-owned subsidiary and FDA-licensed source plasma collection facility.  ADMA BioCenters collects source plasma that may be manufactured into finished goods by third-party manufacturers or sold in the open market. ADMA also has contracts in place for testing services and for other consulting and operational activities.

We are engaged in the development and commercialization of human plasma and plasma-derived therapeutics.  We also operate an FDA-licensed source plasma collection facility located in Norcross, GA.  We define our segments as those business units whose operating results are regularly reviewed by the chief operating decision maker to analyze performance and allocate resources.  The plasma collection center segment includes our operations in Georgia.  The research and development segment includes our plasma development operations in New Jersey.  As a result, we are required to report separately the results of each segment.

ADMA’s primary efforts have been devoted to conducting research and development of plasma-derived, human immune globulins for the treatment of specific disease states.  ADMA has limited capital resources, has experienced net losses and negative cash flows from operations since inception, and expects these conditions to continue for the foreseeable future.  We have incurred losses in every year of our existence and have generated limited product revenues from the sale of plasma collected by ADMA BioCenters after September 30, 2011.  Unless and until we receive approval from the FDA and other regulatory authorities for our RI-001 product candidate, we will be unable to sell and generate revenues from that product. Therefore, for the foreseeable future, we will have to fund all of our operations and capital expenditures from the limited revenues that may be generated by the sale of plasma collected by our plasma collection facility, as well as cash on hand and potential future capital raises.  We cannot offer any assurances that the net proceeds from the 2012 Financing will be sufficient to enable us to complete the FDA approval process for our RI-001 product candidate.

Financial Operations Overview

Revenue

As of March 31, 2012, we have generated $765,442 of revenue since inception from the sale of human plasma collected at our plasma collection center and plasma-derived medicinal products.  Revenue is recognized at the time of transfer of title and risk of loss to the customer, which usually occurs at the time of shipment; however, revenue is recognized at the time of delivery if the Company retains the risk of loss during shipment.

Research and Development Expense

Research and development, or R&D, expense consists of:   consulting expenses relating to regulatory affairs, quality control and manufacturing, assay development and ongoing testing costs, clinical trial costs and fees, drug product manufacturing including the cost of plasma, plasma storage and transportation costs, as well as wages and benefits for staff directly related to the R&D of RI-001. All R&D is expensed as incurred.

The process of conducting pre-clinical studies and clinical trials necessary to obtain FDA approval is costly and time consuming.  The probability of success for each product candidate and clinical trial may be affected by a variety of factors, including, among others, the quality of the product candidate’s early clinical data, investment in the program, competition, manufacturing capabilities and commercial viability.  As a result of the uncertainties discussed above, the uncertainty associated with clinical trial enrollments and the risks inherent in the development process, we are unable to determine the duration and completion costs of current or future clinical stages of our product candidates or when, or to what extent, we will generate revenues from the commercialization and sale of any of our product candidates.  Development timelines, probability of success and development costs vary widely.

General and Administrative Expense

General and administrative, or G&A, expenses consists of rent, maintenance and utilities, insurance, wages, stock-based compensation and benefits for senior management and staff unrelated to R&D, legal fees, accounting and auditing fees, information technology, travel and other expenses related to the general operations of the business.  We expect that our G&A expenses will increase for the remainder of 2012 as a result of our hiring of a Chief Financial Officer and additional staff after becoming a public reporting company in February 2012.

Results of Operations

Three months ended March 31, 2012 compared to three months ended March 31, 2011

Summary table

The following table presents a summary of the changes in the Company’s results of operations for the quarter ended March 31, 2012 compared to the quarter ended March 31, 2011.

	Quarter Ended March 31, 2012	Quarter Ended March 31, 2011	Percentage increase/ (decrease)
Revenues	$4,400	-	-
Research and development expenses	$81,820	$246,897	(66.9%)
Loss on sale of research and development inventory	-	$605,297	-
Plasma center operating expenses	$461,493	$376,698	22.5%
General and administrative expenses	$674,589	$356,751	89.1%
Total operating costs and expenses	$1,217,902	$1,585,643	(23.2%)
Interest income	$7,067	$640	-
Interest expense	$8,494	$316,138	(97.3%)
Loss before income taxes	($1,214,929)	($1,901,141)	(36.1%)
Income tax benefit	$617,615	$320,765	92.5%
Loss before income taxes in plasma collection segment	($461,493)	($376,698)	22.5%
Loss before income taxes attributable to research and development	($81,820)	($852,194)	(90.4%)
Net Loss	($597,314)	($1,580,376)	(62.2%)

Revenue

The Company recorded revenue of $4,400 during the quarter ended March 31, 2012 compared to none for the quarter ended March 31, 2011 from the sale of blood plasma collected in its Food and Drug Administration or FDA approved Georgia-based blood plasma collection center.  The Company has not generated any revenue from its therapeutics/research and development business.

Research and Development Expenses

R&D expenses were $81,820 for the three months ended March 31, 2012, a decrease of $165,077, from $246,897 for the three months ended March 31, 2011.  R&D expenses decreased primarily as a result of lower regulatory, consulting and salary costs during the quarter ended March 31, 2012 compared to the quarter ended March 31, 2011, which costs primarily related to the substantial completion of our Phase II clinical study in 2010.

During the quarter ended March 31, 2012, there was no loss on the sale of R&D inventory as compared to a loss of $605,297 during the quarter ended March 31, 2011 as a result of the disposition of our inventory of high priced, high titer plasma that we previously acquired to conduct research and development for a second product.  We subsequently abandoned this research program and sold the high titer plasma to generate additional funds for operations.  The total amount of inventory sold at book value was $753,078 and we received $147,781 of net proceeds from the sale during the three months ended March 31, 2011.  This plasma, which was sold on a non-recurring basis, had not been collected at our plasma collection facility, but had been purchased from third parties.

Plasma Center Operating Expenses

Plasma center operating expenses were $461,493 for the three months ended March 31, 2012, an increase of $84,795 from $376,698 for the three months ended March 31, 2011.  Plasma center operating expenses consist of general and administrative overhead including rent, maintenance and utilities, wages and benefits for center staff, plasma collection supplies, plasma transportation and storage (off-site) and computer software fees directly related to donor collections.  Plasma center expenses increased as a result of increased donor collections attributed to FDA approval of our plasma center in August 2011.  We expect that as plasma collection increases, our plasma center operating expenses will also increase accordingly.

General and Administrative Expenses

G&A expenses were $674,589 for the three months ended March 31, 2012, an increase of $317,838 from $356,751 for the three months ended March 31, 2011.  G&A expenses increased primarily as a result of the February 2012 merger costs consisting of related legal and accounting fees, in addition to increases in compensation and stock-based compensation costs resulting from an option grant to our President and CEO during the first quarter 2012 compared to no related stock-based compensation expenses during the first quarter of 2011.

Total Operating Expenses

Total operating expenses were $1,217,902 for the three months ended March 31, 2012, a decrease of $367,741 from $1,585,643 for the three months ended March 31, 2011.  The decrease was primarily a result of decreased R&D expenditures related to the substantial completion of our Phase II study in 2010, the loss on sale of R&D inventory sold during 2011, offset  by an increase in G&A legal and accounting fees attributed to the merger in February 2012, in addition to increased compensation and stock-based compensation costs resulting from a grant issued to our President and CEO during the first quarter 2012 compared to no related stock-based compensation expenses during the first quarter of 2011.

Other income (expense); interest income/ expense

Interest income was $7,067 for the three months ended March 31, 2012, an increase of $6,427 from $640 for the three months ended March 31, 2011.  The increase was attributed to having higher cash reserves during the first quarter 2012 compared to the first quarter 2011 as a result of the private placement of 1.8 million shares of our common stock with gross proceeds in cash of $17,287,288 in February 2012.  Interest expense was $8,494 for the three months ended March 31, 2012, a decrease of $307,644 from $316,138 for the three months ended March 31, 2011.  Interest expense decreased as a result of the conversion of all of our notes payable in December 2011.

Loss before income taxes

Loss before income taxes was $1,214,929 for the three months ended March 31, 2012, a decrease of $686,212 from $1,901,141 for the three months ended March 31, 2011.  The decrease was primarily a result of decreased R&D expenditures related to the substantial completion of our Phase II study in 2010, the loss on sale of R&D inventory sold during 2011, offset by an increase in G&A legal and accounting fees attributed to the merger in  February 2012, in addition to increased compensation and stock-based compensation costs resulting from the grant of an option to our President and CEO during the first quarter 2012 compared to no related expenditures during the first quarter of 2011.

State Income Tax Benefit

In January 2012 and January 2011, we received $617,615 and $320,765, respectively, from the sale of our State of New Jersey net operating losses.  These losses were sold through the New Jersey Economic Development Authority Technology Business Tax Certificate Transfer Program.  Under the terms of this program, if we do not use the proceeds from these sales for costs incurred with operating our biotechnology business in New Jersey, we have to refund the face value of the proceeds. If we do not maintain our headquarters or a base of operations in New Jersey during the five years following receipt of these proceeds (other than due to liquidation), we are required to refund the face value of the proceeds less 20% for each year completed of the five year period.

Net Loss

Net loss decreased from $1,580,376 to $597,314 from the quarter ended March 31, 2012 compared to the quarter ended March 31, 2011 for the reasons stated above.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Summary table

The following table presents a summary of the changes in the Company’s results of operations from the year ended December 31, 2010 to the year ended December 31, 2011.

	Year ended December 31, 2010	Year ended December 31, 2011	2010 to 2011 Percentage increase/ (decrease)
Revenues	$0	$761,042	-
Research and development expenses	$2,193,838	$646,756	-70.5%
Loss on sale of research and development inventory	$0	$1,934,630	-
Plasma center operating expenses	$1,876,644	$1,370,118	-27.0%
General and administrative expenses	$1,425,951	$1,431,894	0.4%
Total costs and expenses	$5,496,433	$5,383,998	-2.1%
Other income	$244,479	$0	-
Interest income	$10,235	$1,689	-83.5%
Interest expense	$705,993	$1,602,958	127.1%
Loss before income taxes	($5,947,712)	($6,224,225)	4.7%
Income tax benefit	$0	$320,765	-
Loss before income taxes in plasma collection segment	($1,876,644)	($609,676)	-67.5%
Loss before income taxes attributable to research and development	($2,193,838)	($2,581,386)	17.7%
Net Loss	($5,947,712)	($5,903,460)	-0.7%

Revenue

The Company recorded revenue of $761,042 during the year ended December 31, 2011 compared to $0 for the year ended December 31, 2010 from the sale of blood plasma collected in its Georgia-based blood plasma collection center.  The Company has not generated any revenue from its therapeutics/research and development business.

Research and development expenses

Research and development expenses declined from $2,193,838 for the year ended December 31, 2010 to $646,756 for the year ended December 31, 2011.  Research and development expenses consist of consulting expenses relating to regulatory affairs, quality control and manufacturing, assay development and ongoing testing costs, clinical trial costs and fees, drug product manufacturing including the cost of plasma, plasma storage and transportation costs, as well as wages and benefits for staff directly related to the research and development of RI-001.

Research and development expenses declined in the comparable twelve-month period from 2010 to 2011, primarily because ADMA had an ongoing Phase II trial that was completed in 2010 but did not have an ongoing clinical trial in 2011.

During the year ended December 31, 2011, we incurred a loss on sale of research and development inventory of $1,934,630 because we disposed of our inventory of high priced, high titer plasma that we previously acquired to conduct research and development for a second product.  We subsequently abandoned this research program and sold the high titer plasma to generate additional funds for operations.  The total amount of inventory sold at book value was $2,439,487 and we received $504,857 in proceeds from the sale.  This plasma, which was sold on a non-recurring basis, had not been collected at our plasma collection facility, but had been purchased from third parties for use in research and development activities.

Plasma center operating expenses

Plasma center operating expenses declined from $1,876,644 for the year ended December 31, 2010 to $1,370,718 for the year ended December 31, 2011.  Plasma center operating expenses consist of general and administrative overhead including rent, maintenance and utilities, wages and benefits for center staff, plasma collection supplies, plasma transportation and storage (off-site) and computer software fees directly related to donor collections.  Plasma center expenses declined because the Company slowed the rate of donor collections in the year ended December 31, 2011 which was lower than in 2010; however, donor collections increased after FDA approval of our plasma center in August 2011. We expect that as plasma collection increases, our plasma center operating expenses will also increase accordingly.

General and administrative expenses

General and administrative expenses increased slightly from $1,425,951 for the year ended December 31, 2010 to $1,431,894 for the year ended December 31, 2011.  General and administrative expenses consist of rent, maintenance and utilities, insurance, wages and benefits for senior management and staff unrelated to research and development, professional fees for our attorneys, accountants and auditors, information technology, travel and other expenses related to the general operations of the business.

Total operating expenses

Total operating expenses decreased from $5,496,433 during the year ended December 31, 2010 to $5,383,998 for the year ended December 31, 2011, primarily as a result of the reduction of research and development expenses, general and administrative expenses, and plasma center operation expenses, partially offset by the loss on sale of research and development inventory.

Other income (expense); interest income/ expense

We had interest income of $1,689 and $10,235 during the years ended December 31, 2011 and 2010, respectively, and interest expense of $1,602,958 and $705,993 on loans from related parties during the years ended December 31, 2011 and 2010, respectively.  All but $450,000 in principal amount of those loans was converted or repaid prior to December 31, 2011, with the remaining $250,000 (plus $12,740 in accrued interest) invested in the private placement of securities completed in 2012 and $200,000 repaid in 2012.

Loss before income taxes

Loss before income taxes increased from $5,947,712 during the year ended December 31, 2010 to $6,224,225 during the year ended December 31, 2011.  Loss before income taxes in the plasma collection segment was $609,676 for the year ended December 31, 2011 compared to $1,876,644 for the year ended December 31, 2010 while the loss before income taxes attributable to the research and development segment increased from $2,193,838 during the year ended December 31, 2010 to $2,581,386 during the year ended December 31, 2011.  The decrease in losses in the plasma collection business is attributable primarily to the sale of blood plasma during 2011 following FDA approval of the operations of our plasma collection operations.

Income Taxes

In January 2011, we received approximately $321,000 from the sale of our 2010 State of New Jersey net operating losses.  These losses were sold through the NJ EDA Technology Business Tax Certificate Transfer Program.

Net Loss

Net loss decreased from $5,947,712 to $5,903,460 from the year ended December 31, 2010 to the year ended December 31, 2011.

Net Cash Used in Operating Activities

Net cash used in operating activities was $1,998,699 for the quarter ended March 31, 2012.  The net loss for this period is higher than net cash used in operating activities by $1,401,385, which was primarily attributable to decreases in accounts payable and accrued expenses  of $794,562 and $298,064, respectively, related to cash disbursements to vendors, and an increase of prepaid expenses of $369,217 primarily related to our director’s and officer's insurance policy premiums for 2012.

Net cash used in operating activities was $445,119 for the quarter ended March 31, 2011.  The net loss for the three months ended March 31, 2011 was lower than net cash used in operating activities by $1,135,257, which was primarily attributable to a loss on the sale of research and development inventory of $605,297, the amortization of debt discount and beneficial conversion charges of $136,913, a decrease in inventories of $131,500, a decrease in other assets of $90,000 an increase of accrued interest of 176,548, offset by an increase in accounts receivable of $73,890.

Net cash used in operating activities was $1,431,188 for the year ended December 31, 2011.  The net loss for this period is higher than net cash used in operating activities by $4,472,272, which was primarily due to the loss on sale of research and development inventory, an increase in non-cash interest expense and a decrease in inventories.

Net cash used in operating activities was $4,812,998 for the year ended December 31, 2010.  The net loss for the year ended December 31, 2010 is higher than cash used in operating activities by $1,134,714 due to an increase in accounts payable and non-cash interest expense attributable to the convertible notes offset in part by increases in inventory and decreases in accrued expenses.

Net Cash Used in Investing Activities

No cash was used in investing activities for the quarters ended March 31, 2012 and 2011. Minimal cash was used in investing activities for the year ended December 31, 2011. Net cash used in investing activities for the year ended December 31, 2010 was $3,183 related to equipment purchases.

Net Cash Provided by Financing Activities

Net cash provided by financing activities for the quarter ended March 31, 2012 was $16,150,756, attributable to the proceeds of $17,287,288 received from the private placement of our common stock on February 13, 2012, net of equity issuance costs of $933,957 and the repayment of our notes payable of $200,000.

Net cash provided by financing activities for the quarter ended March 31, 2011 was $297,646 which was primarily related to the proceeds from notes payable.

Net cash provided by financing activities for the year ended December 31, 2011 was $1,290,258, principally attributable to proceeds from the issue of convertible notes of $1,500,000, net of repayment of notes payable of $200,000.

Net cash provided by financing activities for the year ended December 31, 2010 was $2,291,094, which primarily related to cash proceeds from the issue of convertible notes.

Liquidity and Capital Resources

Overview

We have had limited revenue from operations and we have incurred cumulative losses of $30,405,329 since inception.  We have funded our operations to date primarily from equity investments and loans from our primary stockholders.  We received net cash proceeds of approximately $15.7 million in the 2012 Financing, after the payment of all related expenses, including legal, printing, travel, the Placement Agent’s cash fee and expense reimbursement and miscellaneous, and not including in such proceeds the secured promissory notes that were satisfied in exchange for shares of Former ADMA’s common stock in the 2012 Financing.

Based upon our projected revenue and expenditures for 2012 and 2013, management currently believes that the net proceeds of the 2012 Financing together with our previously-existing cash, will be sufficient to enable us to fund our operating expenses, research and development expenses and capital expenditures through the third quarter of 2013.  Because we do not anticipate receiving FDA approval for RI-001, until at the earliest, the second quarter of 2015, if at all, and would therefore not be able to generate revenues from the commercialization of RI-001 until after that date, we will have to raise additional capital prior to the third quarter of 2013 to continue product development and operations.  We are unable to predict with reasonable certainty when, if ever, we will generate revenues from the commercialization of RI-001, and therefore, how much additional capital we will need to raise prior to the third quarter of 2013.  Furthermore, if our assumptions underlying our estimated revenues and expenses prove to be wrong, we may have to raise additional capital sooner than anticipated.  There can be no assurance that such funds, if available at all, can be obtained on terms acceptable to us.  Because of numerous risks and uncertainties associated with the research, development and future commercialization of our product candidate, we are unable to estimate with certainty the amounts of increased capital outlays and operating expenditures associated with our anticipated clinical trials and development activities.  Our current estimates may be subject to change as circumstances regarding requirements further develop. We may decide to raise capital through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements.  We do not have any existing commitments for future external funding.  We may seek to sell additional equity or debt securities or obtain a bank credit facility.  The sale of additional equity or debt securities, if convertible, could result in dilution to our stockholders.  The incurrence of indebtedness would result in increased fixed obligations and could also result in covenants that would restrict our operations.

Additional equity or debt financing, grants, or corporate collaboration and potential licensing arrangements may not be available on acceptable terms, if at all.  If adequate funds are not available, we may be required to delay, reduce the scope of or eliminate our research and development programs, reduce our planned clinical trials and inhibit potential commercialization efforts of our lead product candidate.  See also “Future Financing Needs” below.

As of March 31, 2012, we had working capital of $14,816,520, consisting primarily of $14,239,828 of cash and cash equivalents, $1,175,288 of inventories offset by $508,852 in accounts payable and $508,254 in accrued expenses.

We have been approved by the NJ EDA for 2011 as a qualifying small business under the technology business tax benefit transfer certificate program and have received $617,615 from the sale of our 2011 State of New Jersey net operating losses.  We cannot make assurances that we will qualify under this program in future years, or even that the program will exist in future years.

In 2010, we were awarded a one-time credit of $244,479 from the U.S. Government Qualifying Therapeutic Discovery Project (QTDP) program.  The QTDP arose under Section 48D of the Internal Revenue Code (IRC), enacted as part of the Patient Protection and Affordable Care Act of 2010 (P.L. 111-148). The credit is and was a tax benefit targeted to therapeutic discovery projects that show a reasonable potential to, result in new therapies to treat areas of unmet medical need or prevent, detect or treat chronic or acute diseases and conditions, reduce the long-term growth of health care costs in the United States, or significantly advance the goal of curing cancer within 30 years.   The QTDP funds were used by us to offset the costs of research and development and other company expenses.

For a description of our leasehold improvement loan and standby letter of credit relating to our plasma collection center in Georgia, please see “Note 4—Leasehold Improvement Loan” and “Note 8—Commitments and Contingencies” in the notes to the consolidated financial statements.

Previous Debt Financings

For a description of Former ADMA’s notes, please see “Recent Financings—Note Financings.”

Future Financing Needs

The net proceeds from the 2012 Financing are expected to be used to test plasma donors for RSV titers, collect and procure plasma, manufacture drug product, conduct clinical trial(s), and the remainder for payment of existing accounts payable, general and administrative expenses as well as other business activities and general corporate purposes, including for the payment of accrued expenses, premiums for directors’ and officers’ insurance and for the repayment of amounts owed to related parties as described under “Related Party Transactions.”  We cannot assure you that the net proceeds from the 2012 Financing will be sufficient to enable us to complete the FDA approval process for our RI-001 product candidate.

Our ability to continue as a going concern will be dependent on our ability to raise additional capital, to fund our research and development and commercial programs and meet our obligations on a timely basis.  If we are unable to successfully raise sufficient additional capital, we will likely not have sufficient cash flow and liquidity to fund our business operations, forcing us to curtail our activities and, ultimately, potentially cease operations.  Even if we are able to raise additional capital, such financings may only be available on unattractive terms, or could result in significant dilution of stockholders’ interests and, in such event, the value and potential future market price of the common stock may decline.

We currently do not have arrangements to obtain additional financing.  Any such financing could be difficult to obtain or only available on unattractive terms and could result in significant dilution of stockholders’ interests.  Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our business plan and financial performance and could delay, discontinue or prevent product development and clinical trial activities or the approval of any our potential products. In addition, we could be forced to reduce or forego sales and marketing efforts and forego attractive business opportunities.

Financial markets in the United States, Canada, Europe and Asia continue to experience disruption, including, among other things, significant volatility in security prices, declining valuations of certain investments, as well as severely diminished liquidity and credit availability. Business activity across a wide range of industries and regions continues to be greatly reduced and local governments and many businesses are still suffering from the lack of consumer spending and the lack of liquidity in the credit markets.  The continued instability in the credit and financial market conditions may negatively impact our ability to access capital and credit markets and our ability to manage our cash balance. While we are unable to predict the continued duration and severity of the adverse conditions in the United States and other countries, any of the circumstances mentioned above could adversely affect our business, financial condition, operating results and cash flow or cash position.

Critical Accounting Policies and Estimates

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company,” we may, under Section 7(a)(2)(B) of the Securities Act, delay adoption of new or revised accounting standards applicable to public companies until such standards would otherwise apply to private companies. We may take advantage of this extended transition period until the first to occur of the date that we (i) are no longer an "emerging growth company" or (ii) affirmatively and irrevocably opt out of this extended transition period. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. Until the date that we are no longer an "emerging growth company" or affirmatively and irrevocably opt out of the exemption provided by Securities Act Section 7(a)(2)(B), upon issuance of a new or revised accounting standard that applies to our financial statements and that has a different effective date for public and private companies, we will disclose the date on which adoption is required for non-emerging growth companies and the date on which we will adopt the recently issued accounting standard.

This Management’s Discussion and Analysis of Financial Condition and Results of Operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP.  The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses.  On an ongoing basis, we evaluate these estimates and assumptions, including those described below.  We base our estimates on our historical experience and on various other assumptions that we believe to be reasonable under the circumstances.  These estimates and assumptions form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results and experiences may differ materially from these estimates.

Some of the estimates and assumptions we have to make under GAAP require difficult, subjective and/or complex judgments about matters that are inherently uncertain and, as a result, actual results could differ from those estimates. Due to the estimation processes involved, the following summarized accounting policies and their application are considered to be critical to understanding our business operations, financial condition and results of operations.

Stock-Based Compensation

Stock-based compensation cost is measured at grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite service period on a straight-line basis.

We account for stock options granted to non-employees on a fair value basis using the Black-Scholes option pricing model.  The non-cash charge to operations for non-employee options with vesting are revalued at the end of each reporting period based upon the change in the fair value of the options and amortized to consulting expense over the related contract service period.

For the purpose of valuing options and warrants granted to our employees, non-employees and directors and officers during the three months ended March 31, 2012, we used the Black-Scholes option pricing model.  We granted options to purchase an aggregate of 212,134 shares of common stock to our President and Chief Executive Officer during the three months ended March 31, 2012 and no options were granted during the three months ended March 31, 2011.  To determine the risk-free interest rate, we utilized the U.S. Treasury yield curve in effect at the time of grant with a term consistent with the expected term of our awards.  We estimated the expected term of the options granted based on anticipated exercises in future periods assuming the success of our business model as currently forecasted.  The expected dividend yield reflects our current and expected future policy for dividends on our common stock.  The expected stock price volatility for our stock options was calculated by examining historical volatilities for a similar publicly traded industry peer, since we do not have any trading history for our common stock.  We will continue to analyze the expected stock price volatility and expected term assumptions as more historical data for our common stock becomes available.  The Company has not experienced forfeitures of stock options and as such, has not established a forfeiture rate.  Since the stock options currently outstanding are primarily held by our senior management and directors, we will continue to evaluate the effects of such future potential forfeitures, as they may arise, to evaluate our estimated forfeiture rate.

Research and Development Costs

The Company expenses all research and development costs as incurred including plasma and equipment for which there is no alternative future use. Such expenses include costs associated with planning and conducting clinical trials.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements except that the Company is currently obligated under a ten-year lease agreement for the plasma collection facility it operates in Norcross, Georgia.  There is a total minimum rent due under the lease of $1,142,138 through the end of the lease term in September 2018.

Recent Accounting Pronouncements

The Financial Accounting Standards Board has issued certain accounting pronouncements as of December 31, 2011 that will become effective in subsequent periods; however, we do not believe that any of those pronouncements would have significantly affected our financial accounting measurements or disclosures had they been in effect during the years ended December 31, 2011 and 2010 or that they will have a significant impact at the time they become effective.

DIRECTORS AND EXECUTIVE OFFICERS

In connection with the Merger, ParentCo’s board of directors was reconstituted by the resignation of Mr. Arnold P. Kling from his role as sole director of ParentCo and the appointment of Steven A. Elms, Dov A. Goldstein, Jerrold B. Grossman, Adam S. Grossman, Eric I. Richman and Bryant E. Fong as directors (all of whom except for Mr. Fong were directors of Former ADMA immediately prior to the Merger).  Bryant Fong is the designee of Burrill, Steven Elms is the designee of Aisling and Dr. Jerrold B. Grossman is the designee of the Grossman Group. Burrill, Aisling and the Grossman Group were the Lead Investors in the 2012 Financing.  Each of the Lead Investors is entitled to designate one nominee to the ParentCo board of directors for as long as it owns 50% of the shares of common stock that it received in the Merger in exchange for the shares of common stock that it owned immediately following the closing of the 2012 Financing.  ParentCo’s executive management team was also reconstituted following the resignation of Mr. Kling as ParentCo’s president and Mr. Kirk M. Warshaw as ParentCo’s chief financial officer and secretary, and Adam S. Grossman was appointed President and Chief Executive Officer of ParentCo. On May 1, 2012, Brian Lenz joined us as our Chief Financial Officer.

Our directors hold office until the earlier of their death, resignation, removal or until their successors have been duly elected and qualified.  Our executive officers are appointed by the board of directors and serve at the discretion of the board. Other than as disclosed below, there are no family relationships among our directors and executive officers.

Name	Age	Positions
Dr. Jerrold B. Grossman	64	Vice Chairman of the Board of Directors

Adam S. Grossman	35	Director, President, and Chief Executive Officer

Steven A. Elms	48	Chairman of the Board of Directors

Dov A. Goldstein, M.D.	43	Director

Eric I. Richman	50	Director

Bryant E. Fong	39	Director

Brian Lenz	40	Chief Financial Officer

Jerrold B. Grossman D.P.S. – Founder and Vice-Chairman.  Dr. Grossman has been a director of ADMA and Former ADMA since 2007.  He served as the Chief Executive Officer of Former ADMA (on a part-time basis) between 2007 and October 2011. He is the founder and Chief Executive Officer of National Hospital Specialties, a specialty plasma derivatives distribution business, and has served as CEO of that company since 1980.  Additionally, Dr. Grossman is the founder and President of GenesisBPS, a medical device firm specializing in blood collection and processing equipment, and has served as President of that company since 1990.  Previously, he has held positions at the New York Blood Center and Immuno-U.S., Inc. Currently, he serves as the Chairman of the Board of Bergen Community Blood Services, is a member of the New Jersey Blood Bank Task Force, a founder and director of the New Jersey Association of Blood Bank Professionals.  He is a founder and director of Pascack Bancorp, Inc. and chairman of its Investment and Funds Management Committee.  Dr. Grossman has also provided consulting services to various government agencies and international organizations. He received a B.A. in Economics and Finance from Fairleigh Dickinson University, an M.B.A. from Fairleigh Dickinson University, and his D.P.S. in Business Management from Pace University.  Dr. Grossman is the father of Adam S. Grossman.  He was chosen to serve on the Board of Directors because of his role as founder and past CEO of the Company, as well as his more than 35 years of experience serving a variety of companies and associations in the blood and plasma industry.

Adam S. Grossman – Founder, Director, President and Chief Executive Officer.  Mr. Grossman has been a director of ADMA and Former ADMA since 2007, has served as ADMA’s and Former ADMA’s President and Chief Executive Officer since October 2011 and as Former ADMA’s President and Chief Operating Officer between 2007 and October 2011.  Mr. Grossman has over 15 years experience in the blood and plasma industry.  Prior to founding Former ADMA, Mr. Grossman was the Executive Vice President of National Hospital Specialties and GenesisBPS, a position he held between 1996 and 2011.  He has experience in launching new products, building and managing national and international sales forces, managing clinical trials, and completing numerous business development transactions.  Previously, he worked at MedImmune, Inc., where he worked on marketing teams for RSV and CMV immunoglobulins, and at the American Red Cross, where he launched new products with the Biomedical Services division. Mr. Grossman received a B.S. in Business Administration, with a specialization in International Business and Marketing, from American University.  Mr. Grossman is the son of Dr. Jerrold B. Grossman, our Vice-Chairman.  Mr. Grossman was chosen to serve on the Board of Directors because, as ADMA’s Chief Executive Officer, he is able to provide the Board with critical insight into the day-to-day operations of the Company.

Steven A. Elms – Chairman.  Mr. Elms has been a director of ADMA and Former ADMA since 2007, serving as a nominee of Aisling Capital pursuant to a voting agreement among Aisling, Hariden, Maggro and ADMA.  Mr. Elms has served as a Managing Partner at Aisling Capital, an investment firm advising funds investing in healthcare companies, technologies and products.  Aisling is a principal shareholder of ADMA.  He joined Aisling Capital in 2000.  He was a Principal in the Life Sciences Investment Banking Group of Hambrecht & Quist.  During his five years at Hambrecht & Quist, Mr. Elms was involved in over 60 financing and merger and acquisition transactions, helping clients raise in excess of $3.3 billion in capital.  Prior to joining Hambrecht & Quist, Mr. Elms traded mortgage-backed securities at Donaldson, Lufkin & Jenrette.  His previous healthcare sector experience includes over two years as a pharmaceutical sales representative for Marion Laboratories and two years as a consultant for The Wilkerson Group.  Mr. Elms received a B.A. in Human Biology from Stanford University and an M.B.A. from Kellogg Graduate School of Management at Northwestern University.  Mr. Elms serves on the boards of Pernix Therapeutics Holdings, Inc. (NYSE AMEX: PTX) and a number of other private companies. Mr. Elms was chosen to serve on the Board of Directors because of his valuable experience in the investment and investment banking industry, particularly with respect to strategic and financing transactions.

Dov A. Goldstein, M.D. – Director.   Dr. Goldstein has been a director of ADMA and Former ADMA since 2007, serving as a nominee of Aisling Capital pursuant to a voting agreement among Aisling, Hariden, LLC (“Hariden”), Maggro, LLC (“Maggro”) and ADMA.  Dr. Goldstein has been a Principal (2006 - 2008) and a Partner (since 2008) at Aisling Capital. Between July 2000 and August 2003, Dr. Goldstein served as Vice President and  Chief Financial Officer, and between August 2003 and September 2005 as Executive Vice President and Chief Financial Officer, of Vicuron Pharmaceuticals, Inc. (Nasdaq: MICU) up until its acquisition by Pfizer, Inc.  Prior to joining Vicuron, Dr. Goldstein was Director of Venture Analysis at HealthCare Ventures.  He also completed an internship in the Department of Medicine at Columbia-Presbyterian Hospital. Dr. Goldstein serves a member of the board of directors of Cempra Holdings, LLC (Nasdaq: CEMP).  Dr. Goldstein received a B.S. from Stanford University, an M.B.A. from Columbia Business School and received his M.D. from Yale School of Medicine.  Dr. Goldstein was chosen to serve on the Board of Directors because of his experience as a senior executive officer of Vicuron Pharmaceuticals and his technical knowledge as a medical doctor.  Dr. Goldstein serves as a Director of several private companies.

Eric I. Richman – Director.  Mr. Richman has been a director of ADMA and Former ADMA since 2007.  Mr. Richman is the President and Chief Executive Officer of biodefense company PharmAthene, Inc. (NYSE AMEX: PIP).  He has served in that position since October 2010.  He served as the President and interim Chief Executive Officer of PharmAthene between May and October 2010, as President and Chief Operating Officer between March and May 2010 and as Senior Vice President, Business Development and Strategic Planning between August 2003 and March 2010. He has also served on PharmAthene’s board of directors since May 2010.   Prior to joining PharmAthene, Mr. Richman held various commercial and strategic positions of increasing responsibility over a 12 year period at MedImmune, Inc. from its inception and was Director, International Commercialization at that company.  Mr. Richman served as director of Lev Pharmaceuticals and Chairman of its Commercialization Committee and currently serves as director of American Bank.  Mr. Richman received a Bachelor of Science in Biomedical Science from the Sophie Davis School of Biomedical Education (CUNY Medical School) and a Master of Business Administration from the American Graduate School of International Management.  Mr. Richman was chosen to serve on the Board of Directors because of his experience in the development and commercialization of plasma-derived products and experience as an executive officer of PharmAthene.

Bryant E. Fong – Director.  Mr. Fong, who became a director of ADMA at the time of the Merger, joined Burrill & Company, an affiliate of Burrill, in 1998 and has more than 16 years of experience in the biotechnology industry.  His current position at Burrill & Company is Managing Director and Co-Head of Venture Capital, a position he has held since 2009.  Burrill & Company invests in life science companies whose technologies and products are applicable across a wide range of life science sub-sectors.  Prior to joining Burrill & Company, Mr. Fong held positions as a biochemist and molecular biologist with two early stage biotechnology companies located in the San Francisco Bay Area.  Mr. Fong’s aggregate research experiences include recombinant protein expression in yeast, development of linear artificial chromosomes for pathway engineering/heterologous gene transfer in yeast, and catalytic RNA technology. Mr. Fong currently serves on the boards of directors of a number of private life science companies.  Mr. Fong earned his bachelors degree with honors in Molecular and Cell Biology-Biochemistry from the University of California, Berkeley.  Mr. Fong was chosen by Burrill to serve on the Board of Directors because of his extensive experience in the biotechnology industry.

Brian Lenz – Chief Financial Officer. Mr Lenz joined us as Chief Financial Officer on May 1, 2012. Mr. Lenz was previously at CorMedix Inc., a developmental-stage pharmaceutical and medical device company, where he held the position of Chief Financial Officer from February 2010 and Chief Operating Officer and Chief Financial Officer from January 2012. Prior to joining CorMedix, Mr. Lenz was CFO of Arno Therapeutics from July 2008 to February 2010, CFO of VioQuest Pharmaceuticals from April 2004 to June 2008, Controller of Chiral Quest, Inc., a subsidiary of VioQuest Pharmaceuticals, from October 2003 to March 2004, Controller of Smiths Detection from July 2000 to October 2003, and senior auditor at KPMG, LLP from October 1998 to July 2000. Mr. Lenz received a B.S. from Rider University, an M.B.A. from Saint Joseph’s University and is a licensed Certified Public Accountant in New Jersey.

Director Independence

We are not currently a “listed company” under SEC rules and are therefore not required to have a Board comprising a majority of independent directors or separate committees comprised of independent directors.   We use the definition of “independence” under the NYSE Amex Rules, as applicable and as may be modified or supplemented from time to time and the interpretations thereunder, to determine if the members of our Board are independent.  In making this determination, our Board considers, among other things, transactions and relationships between each director and his immediate family and the Company, including those reported in this Report under the caption “Certain Relationships and Related Transactions.”  The purpose of this review is to determine whether any such relationships or transactions are material and, therefore, inconsistent with a determination that the directors are independent.   On the basis of such review and its understanding of such relationships and transactions, our Board is expected to determine that three of our Board members, Mr. Richman, Dr. Goldstein and Mr. Fong, are independent directors.

Board Committees

Audit Committee

The primary functions of the Audit Committee are to: (a) review the financial reports and other financial information prepared by the Company for submission to any governmental or regulatory body or the public and monitor the integrity of such financial reports; (b) review the Company’s systems of internal controls established for finance, accounting, legal compliance and ethics; (c) review the Company’s accounting and financial reporting processes generally and the audits of the financial statements of the Company; (d) monitor compliance with legal regulatory requirements; (e) monitor the independence and performance of the Company’s registered independent public accounting firm; and (f) provide effective communication between the Board, senior and financial management and the Company’s registered independent public accounting firm.

The members of our Audit Committee are Eric Richman (Chair) and Bryant Fong. Each committee member meets the independence criteria for directors set forth under the NYSE Amex Rules and the additional independence criteria for members of audit committees specified in the NYSE Amex Rules and Rule 10A-3 under the Exchange Act of 1934. We are relying on an exemption under the NYSE Amex Rules permitting audit committees of "smaller reporting companies" to have only two, rather than three, independent directors as members. Each member of our Audit Committee is financially literate under the definition of the NYSE Amex.

Our Board is expected to determine that Mr. Richman, the chairman of the Audit Committee, qualifies as an “audit committee financial expert,” as such term is defined by SEC rules.

Compensation Committee

The members of our Board's Compensation Committee are Dr. Goldstein (Chairman), Mr. Richman and Mr. Fong.  The current members of our Compensation Committee are “independent” as required by Section 805 of the NYSE Amex Company Guide and in accordance with the requirements of Section 952 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

The Company’s executive compensation program is administered by the Compensation Committee.  Each member of the Committee qualifies as an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.  The primary functions of the Compensation Committee are to: review and recommend to the Board of Directors (the “Board”) appropriate executive compensation policies, compensation of the directors and officers, and executive and employee benefit plans and programs, and oversee such policies, compensation, plans and programs approved by the Board and, where appropriate, by the shareholders.

Compensation of our President and Chief Executive Officer is determined, or recommended to the Board for determination, by the Compensation Committee comprised solely of independent directors.  The President and Chief Executive Officer is not present during voting or deliberations.  Compensation for all other officers is determined, or recommended to the Board for determination, by the Compensation Committee comprised solely of independent directors.

Under the Compensation Committee Charter, our President and Chief Executive Officer and our Chairman of the Board may recommend to the Compensation Committee individual compensation awards for our officers.  The Compensation Committee would then have to review the recommendation and make its own recommendation to the Board.

Corporate Governance and Nominations Committee
The members of our Board's Governance and Nominations Committee are Mr. Elms (Interim Chairman), Mr. Fong and Mr. Richman. Mr. Fong and Mr. Richman are “independent” as required by Section 804 of the NYSE Amex Company Guide.
The primary functions of the Governance and Nominating Committee are to: review and make recommendations on the range of skills and expertise which should be represented on the Board, and the eligibility criteria for individual Board and Committee membership; review and recommend to the Board the appropriate structure of the Board; identify individuals qualified to become Board members and recommend to the Board the nominees for election to the Board at the next Annual Meeting of Stockholders; implement a policy and procedures with regard to consideration of any director candidate recommended by stockholders; retain and terminate any search firm to be used to identify director candidates, and to approve the search firm, fees and other retention terms; and review and recommend to the Board the appropriate structure of Board Committees, Committee assignments and the Board Committee chairman.

Among the factors the Governance and Nominating Committee considers when determining persons to be nominated include whether such individuals are actively engaged in business endeavors, have an understanding of financial statements, corporate budgeting and capital structure, are familiar with the requirements of a publicly traded company, are familiar with industries relevant to our business endeavors, are willing to devote significant time to the oversight duties of the Board of Directors of a public company, and are able to promote a diversity of views based on the person’s education, experience and professional employment. The Governance and Nominating Committee evaluates each individual in the context of the board as a whole, with the objective of recommending a group of persons that can best implement our business plan, perpetuate our business and represent stockholder interests.  The Governance and Nominating Committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time.

The Company is of the view that the continuing service of qualified incumbents promotes stability and continuity in the board room, contributing to the ability of the Board of Directors to work as a collective body, while giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure.  Accordingly, the process of the Governance and Nominating Committee for identifying nominees reflects the Company’s practice of re-nominating incumbent directors who continue to satisfy the Governance and Nominating Committee’s criteria for membership on the Board of Directors, whom the Governance and Nominating Committee believes continue to make important contributions to the Board of Directors and who consent to continue their service on the Board of Directors.  The Governance and Nominating Committee will identify and/or solicit recommendations for new candidates when there is no qualified and available incumbent.

The Governance and Nominating Committee will consider nominees recommended by stockholders.  There are no differences in the manner in which the committee evaluates nominees for director based on whether the nominee is recommended by a stockholder.  Stockholders who would like to have our Governance and Nominating Committee consider their recommendations for nominees for the position of director, should submit their recommendations, in accordance with the procedures set forth below, in writing to: Corporate Secretary, ADMA Biologics, Inc., 65 Commerce Way, Hackensack, NJ 07601.

For nominations, a stockholder’s notice must include: (i) as to each person whom the stockholder proposes to nominate for election as a director, (A) the name, age, business address and residential address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of stock of ADMA that are beneficially owned by such person, (D) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC promulgated under the Exchange Act, and (E) the written consent of the nominee to be named in the proxy statement as a nominee and to serve as a director if elected and (ii) as to the stockholder giving the notice, (A) the name, business address, and residential address, as they appear on our stock transfer books, of the nominating stockholder, (B) a representation that the nominating stockholder is a stockholder of record and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (C) the class and number of shares of stock of our Company beneficially owned by the nominating stockholder and (D) a description of all arrangements or understandings between the nominating stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the nominating stockholder.

Code of Ethics

Our Code of Ethics and Business Conduct (the “Code”), applies to all directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, and contains the general guidelines for conducting the business of the Company. The overall purpose of the Code is to ensure compliance of general guidelines for conducting the business of the Company consistent with the understanding of Company personnel of the Company’s standards of ethical business practices. The Code includes provisions relating to compliance with all laws and regulations governing its operations, compliance with Regulation FD, professional and personal use of the Company’s information systems, the Company’s commitment to providing a safe, orderly, diverse and tolerant work environment that is free of any discrimination or harassment, and the Company’s employment practices regarding alcohol, drugs and violence prevention. All of our directors, officers and employees are expected to be familiar with the Code and to adhere to those principles and procedures set forth in the Code that apply to them.  The Company will post the Code, any amendments to the Code, as well as any waivers that are required to be disclosed by the rules of the SEC, on the Company’s web site. A copy of our Code will be provided to any person requesting same without charge.  To request a copy of our Code, please make written request to our President and Chief Executive Officer c/o ADMA Biologics, Inc., 65 Commerce Way, Hackensack, New Jersey, 07601.

Stockholder Communications

As of the date of this prospectus, we do not yet have a defined process for security holders to send communications to the Board.  Security holders that wish to communicate with the Board are encouraged to contact the Company at its principal executive offices by letter or telephone.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and stockholders holding more than 10% of our outstanding common stock to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of our common stock.  Executive officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Director Compensation

It has been ADMA’s policy to pay Mr. Richman $2,000 per Board meeting attended.  On February 8, 2008, ADMA granted Mr. Richman options to purchase 2,205 shares at an exercise price of $3.40, which vest over four years.  On January 22, 2009, ADMA granted Mr. Richman options to purchase 3,677 shares at an exercise price of $1.71, which were fully vested on the date of grant.  Exercise price and number of shares underlying the options have been adjusted to reflect the Reverse Split.  On April 4, 2012, ADMA granted Mr. Richman options to purchase 26,517 shares of common stock at an exercise price of $9.60, which vest over four years with 25% vesting on April 4, 2013, the first anniversary of the date of grant, and the remaining 75% vesting pro rata over the next 36 months.

Prior to April 4, 2012, Dr. Grossman, Mr. Grossman, Mr. Elms and Dr. Goldstein had not been paid any compensation for their services on the Board of ADMA.  On April 4, 2012, ADMA granted Dr. Grossman options to purchase 26,517 shares of common stock and each of Mr. Elms, Dr. Goldstein and Mr. Fong options to purchase 13,258 shares of common stock, each at an exercise price of $9.60 and vesting over four years with 25% vesting on April 4, 2013, the first anniversary of the date of grant, and the remaining 75% vesting pro rata over the next 36 months. Our directors have been, and will continue to be, reimbursed for the reasonable out-of-pocket costs incurred by them in connection with travel to and from Board and committee meetings.  Such reimbursements did not amount to $8,000 or more for any one of them in 2010.

ADMA expects to pay its non-executive Vice-Chairman, Dr. Jerrold B. Grossman, annual director fees of $50,000, subject to an additional payment of $25,000 per year at the discretion of the Board.  On June 19, 2012, the Board approved a Board compensation program pursuant to which each director of the Company will be paid a cash retainer equal to $20,000 payable on an annual basis immediately following the date of the Company’s annual meeting; the Chairman of the Board’s Audit Committee will be paid $15,000 (in addition to any amounts payable for service on the Board), payable on an annual basis immediately following the date of the Company’s annual meeting; the Chairman of the Board’s Compensation Committee and the Chairman of the Board’s Governance and Nominations Committee each will be paid $10,000 (in addition to any amounts payable for service on the Board), payable on an annual basis immediately following the date of the Company’s annual meeting; and the grant of stock purchase options to the Board members on an annual basis following the date of the Company’s annual meeting, in an amount determined in good faith by the Board and granted pursuant to the Company’s 2007 Employee Stock Option Plan.

Our sole director prior to the Merger, Mr. Arnold P. Kling, did not receive any compensation from us during the fiscal years ended June 30, 2010 and 2011. Information regarding compensation for those of our directors who are also employees is set forth in the Executive Compensation – Summary Compensation Table below.

EXECUTIVE COMPENSATION

The following table sets forth, for the periods indicated, all of the compensation awarded to, earned by or paid to (i) each individual serving as Former ADMA’s principal executive officer during our last completed fiscal year; and (ii) each other individual that served as an Former ADMA’s executive officer at the conclusion of the fiscal year ended December 31, 2011 and who received in excess of $100,000 in compensation during such fiscal year (collectively, the “named executive officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus		Total
Adam S. Grossman	2011	$218,269	$50,000	(3)	$268,269

Director, President and Chief Executive Officer (1)	2010	$243,270	$-		$243,270

Dr. Jerrold B. Grossman	2011	$127,115	$-		$127,115

Vice Chairman (2)	2010	$145,962	$-		$145,962

(1) Served as President and Chief Operating Officer of Former ADMA in 2010 and until October 2011. Has served as President and Chief Executive Officer since October 2011.

(2) Served as Chief Executive Officer of Former ADMA in 2010 and until October 2011 on a part-time basis. Has served as Vice Chairman since October 2011.

(3) Represents a bonus granted in February 2012 in connection with Mr. Grossman’s new employment agreement with respect to service provided in 2011.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding each unexercised option held by each of the named executive officers as of December 31, 2011.

	Option Awards (1)
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Adam S. Grossman Director, President and Chief Executive Officer	(2)	24,816	8,272	$3.40	2/11/18

Dr. Jerrold B. Grossman Vice-Chairman	(3)	28,455	9,486	$3.40	2/11/18

(1) Gives effect to the Reverse Split and a 1:1 share exchange in the Merger.

(2) Served as President and Chief Operating Officer of Former ADMA in 2010 and until October 2011.  Has served as President and Chief Executive Officer since October 2011. Amounts reflect a 2/11/08 option grant with respect to 33,088 shares, vesting over four years, subject to accelerated vesting as a result of change of control and termination of employment. Exercise price and number of shares underlying the options have been adjusted to reflect the Reverse Split.

(3) Served as Chief Executive Officer of Former ADMA in 2010 and until October 2011 on a part-time basis.  Has served as Vice- Chairman since October 2011. Amounts reflect a 2/11/08 option grant with respect to 37,941 shares, vesting over four years, subject to accelerated vesting as a result of change of control and termination of employment. Exercise price and number of shares underlying the options have been adjusted to reflect the Reverse Split.

Agreements with Executive Officers

President and Chief Executive Officer

As of the date of the consummation of the Merger, ADMA entered into a new employment agreement with its President and Chief Executive Officer, Adam S. Grossman, which has an initial term of three (3) years, with automatic three (3) year renewal periods unless notice is provided 90 days in advance.  The employment agreement provides that Mr. Grossman (i) will initially be paid $350,000 annually beginning on the date on which the Merger closed (the “Effective Date”); (ii) is eligible for an annual cash bonus, the target of which is $100,000, based upon the attainment of certain performance objectives mutually agreed to by the Board of Directors and Mr. Grossman; and (iii) is eligible to participate in the Company’s standard benefits package.  In addition, pursuant to the employment agreement, options to purchase 212,134 shares of common stock at an exercise price of $9.60 were granted to Mr. Grossmann.  All options granted to Mr. Grossman were issued under the Company’s stock option plan and vest over a four year period, with 25% of the options vesting on the Effective Date, and the remaining 75% vesting in equal monthly installments over the following 48 months of continued employment (full vesting on the fourth anniversary of the Effective Date), subject to accelerated vesting (i) upon a “change of control” (as defined in the agreement) of the Company of all options if Mr. Grossman is terminated by the Company or its successor for any reason other than cause or by Mr. Grossman for “good reason” (as defined in the agreement) immediately preceding or within two years thereafter and (ii) of that portion of the options that would have vested over the one year period following the date of termination upon a termination of employment by the Company without cause or by Mr. Grossman for good reason or as a result of death or disability.  Mr. Grossman also received a bonus in connection with his 2011 performance, including in connection with the 2012 Financing and Merger, of $50,000 on the date on which the Merger closed.  ADMA is obligated to reimburse Mr. Grossman for up to $10,000 in legal expenses incurred in connection with the employment agreement.

The employment agreement also provides that Mr. Grossman cannot, directly or indirectly, in any capacity, provide services to any person or entity which competes with the Company, unless he obtains the Company’s prior written consent for a period of 12 months following his termination.

The employment agreement furthermore provides that, in the event (i) that Mr. Grossman is terminated by the Company “without cause” (as such term is defined under the employment agreement), (ii) that Mr. Grossman resigns for “good reason” (as such term is defined under the employment agreement), or (iii) of any termination resulting from a “change of control” (as defined in the agreement) in which the existing employment agreement is not assumed by the successor to the Company, he would be entitled to (A) a severance payment equal to one year base salary payable in 12 monthly, equal installments after termination (lump sum if immediately preceding or within 24 months of a change of control), (B) prior year bonus (if unpaid)  and a pro rata bonus for year of termination (calculated as if 50% of the target had been met for the year of termination) and (C) one year of additional vestings on equity incentives then granted to Mr. Grossman or all remaining vestings if such termination is immediately preceding or within 2 years following a change of control.

Chief Financial Officer

On April 30, 2012, the Board of ADMA appointed Brian Lenz as ADMA's Vice President and Chief Financial Officer, effective May 1, 2012 (the “Start Date”).

On April 30, 2012, in connection with Mr. Lenz’s appointment as the Company’s Vice President and Chief Financial Officer, the Company entered into an employment agreement with Mr. Lenz (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Lenz will serve as the Company’s Vice President and Chief Financial Officer for an initial term of three years, which term will extend automatically for additional three year periods unless appropriate notice is given by one of the parties. Mr. Lenz will receive an annual base salary of $257,500, and will be eligible for annual bonus payments of up to 30% of his base salary, based upon the achievement of certain milestones as established annually by the Company’s Chief Executive Officer and Mr. Lenz.

Pursuant to the Employment Agreement, if a Change in Control (as defined under the Employment Agreement) occurs and the successor to the Company does not assume the Employment Agreement or within 12 months following such Change in Control Mr. Lenz is terminated Without Cause (as defined under the Employment Agreement) or Mr. Lenz resigns for Good Reason (as defined under the Employment Agreement), Mr. Lenz or his estate, as applicable, will receive his base salary, health insurance benefits and any accrued but unpaid benefits for a period of twelve months and all of his unvested stock options shall immediately become fully vested and exercisable from the date of Mr. Lenz’s termination. If the Company terminates Mr. Lenz as a result of his death, Mr. Lenz or his estate, as applicable, will receive his base salary for sixty (60) days. If the Company terminates Mr. Lenz for Cause (as defined under the Employment Agreement), if Mr. Lenz terminates his employment other than for Good Reason, or if Mr. Lenz’s employment terminates by expiration of the term of the Employment Agreement, Mr. Lenz will receive any salary and benefits earned and unpaid to the date of termination. If the Company terminates Mr. Lenz for reasons other than those stated above or Mr. Lenz terminates his employment for Good Reason, Mr. Lenz will receive his salary and benefits for a period of time ending on the date that is six (6) months from the date of termination, except that such health benefits shall cease upon the earlier to occur of the expiration of such six (6) month period or the date upon which Mr. Lenz begins regular, full-time employment with a third party and is eligible to commence health insurance coverage. The Employment Agreement also contains certain noncompete and non-solicitation provisions effective during the period Mr. Lenz receives termination benefits under the Employment Agreement, if any, as well as standard confidentiality provisions.

Additionally, on May 1, 2012, pursuant to the terms of his Employment Agreement, Mr. Lenz was issued an option to purchase 66,292 shares of the Company’s common stock at an exercise price of $9.60 per share, which is equal to the fair market value of one share of the Company’s common stock on the date of grant. Such option will vest in over a four year period as follows: an initial 25% of the stock options will become exercisable on the first anniversary of the Start Date; and the remaining stock options will become exercisable in equal monthly installment of the total remaining number of shares covered by the stock options over the following 36 months on the monthly anniversary of the Start Date.

Equity Incentive Plan

2007 Stock Option Plan

In July of 2007, Former ADMA’s stockholders approved the 2007 Employee Stock Option Plan (as amended, the “2007 Plan”) which provides for the granting of incentive and non-qualified stock options to our officers and employees. Additionally, the 2007 Plan authorizes the granting of non-qualified stock options to our directors and to any independent consultants.  The Board of Directors in conjunction with management determines who receives awards, the vesting conditions of which are generally four years, and the exercise price of which may be no less than the fair market value of the common stock.  Options may have a maximum term of no more than 10 years.  Net issue exercise of options is permitted with the consent of the Board.  We assumed the 2007 Plan in the Merger.

After an increase in authorized shares under the 2007 Plan in connection with the Merger and grants of options to purchase an aggregate of 108,808 shares made on April 4, 2012 (the director grants of which are described under “Director Compensation” below) , 66,292 shares made on May 1, 2012. ADMA currently has options to purchase 470,612 shares of common stock issued and outstanding under the 2007 Plan and has reserved for future issuance under the 2007 Plan an additional  90,588 shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In July 2007, Aisling, LP, Hariden and Maggro purchased 2,888,446, 298,805 and 199,203 shares of Former ADMA’s Series A Preferred Stock, respectively, for $5.02 per share.  In connection with this transaction, the parties entered into a series of agreements, including a voting agreement (governing the election of directors and increases in authorized common stock), an investors’ rights agreement (governing the registration of shares of common stock and common stock underlying Series A Preferred Stock and options) and a right of first refusal and co-sale agreement (pursuant to which Hariden and Maggro granted rights of first refusal to ADMA and Aisling in case of certain share transfers by them).  In connection with this transaction, and subsequent transactions, the Company estimates that it has reimbursed Aisling for legal fees totaling $75,000.  The managing members of the control person of Aisling include our Chairman Steven Elms.  Our director Jerrold B. Grossman is the managing member of Maggro.  Our President and Chief Executive Officer Adam S. Grossman is the managing member of Hariden.

Note Financings

In 2009, 2010 and 2011, ADMA issued senior secured convertible promissory notes in the aggregate principal amount of $8,150,000 to Aisling, Hariden and Maggro pursuant to the terms of Note Purchase Agreements.  In 2011, ADMA issued senior secured promissory notes in the aggregate principal amount of $650,000 to Aisling, Hariden and Maggro pursuant to the terms of Note Purchase Agreements.  In connection with the issuance of certain of these notes, Former ADMA  issued warrants to purchase 57,342 shares of common stock expiring ten years from the date of issue to Aisling, Hariden and Maggro at an exercise price of $.07 per share. Such warrants vested immediately.

In December 2011, all then-outstanding senior secured convertible promissory notes were converted into 4,835,224 shares of Series A Preferred Stock in accordance with their terms.  No such notes remain outstanding.  Senior secured promissory notes in the aggregate principal amount of $400,000 were repaid prior to the Merger.  The remaining senior secured promissory notes in the aggregate principal amount of $250,000 (plus $12,740 in accrued interest) were invested in the 2012 Financing by the holders of the notes in exchange for shares of Former ADMA’s common stock.  No such notes remain outstanding.  The warrants have been exercised for shares of common stock and no warrants remain outstanding.

The description of the terms of such notes and warrants is incorporated herein by reference to “Prospectus Summary - Recent Financings - Note Financings.”

2012 Financing

In the 2012 Financing that closed immediately prior to the Merger, Burrill, Aisling, and the Grossman Group purchased 885,417, 458,334 and 114,584 shares of Former ADMA’s common stock, respectively, for $8,500,003, $4,400,006 and $1,100,006, respectively. $262,740 in consideration paid by Aisling and the Grossman Group was in the form of secured promissory notes in lieu of cash.

The description of the terms of the 2012 Financing and the related agreements is incorporated herein by reference to “Prospectus Summary - Recent Financings - 2012 Financing.”

Other Related Party Transactions

See “Business—Properties” for a discussion of a related party transaction relating to our facility in Hackensack, NJ.  Rent expense for such facility amounted to $96,448 and $96,539 for the years ended December 31, 2011 and 2010, respectively. The Company owed deferred rent to Areth, LLC in the amount of $72,336 as of December 31, 2011 and an additional $8,037 as of February 13, 2012 for a total of $80,373. These amounts were for office space rent and services previously rendered and were paid out of the proceeds from the 2012 Financing.  Technomed Inc. provides certain services pursuant to the shared services agreement between the Company and Areth, LLC. Technomed Inc. is owned by Adam S. Grossman and Dr. Jerrold B. Grossman as well as their family members.  In addition, the Company owed Eric Richman deferred director fees of $8,000, which were paid out of the proceeds from the 2012 Financing.

The Placement Agent has and will continue to have an equity interest in us.

The Company maintains deposits and other accounts at Pascack Bankcorp, a bank of which Dr. Grossman serves as a director and which is approximately  5%-owned by members of the Grossman family.

The disclosure required by Item 404(c) of Regulation S-K with respect to items of value received by Dr. Jerrold Grossman, Adam Grossman and Aisling and consideration therefor received by the Company is incorporated by reference to “Prospectus Summary - Recent Developments - Recent Financings” and “Principal and Selling Stockholders.”

PLAN OF DISTRIBUTION

We are registering the shares offered by this prospectus on behalf of the selling stockholders. The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares may be traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. However, until such time as our shares are quoted on the OTCBB, the selling stockholders will sell the shares covered by this prospectus at a range of $9.60 to $11.50 per share. To the extent any of the selling stockholders gift, pledge or otherwise transfer the shares offered hereby, such transferees may offer and sell the shares from time to time under this prospectus, provided that this prospectus has been amended under Rule 424(b)(3) or other applicable provision of the Securities Act to include the name of such transferee in the list of selling stockholders under this prospectus. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction, not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume.  The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities.  The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Stockholders or any other person.  We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES

General

ADMA is authorized by its certificate of incorporation to issue an aggregate of 85,000,000 shares of capital stock, of which 75,000,000 are shares of common stock and 10,000,000 are shares of preferred stock, each with a par value of $.0001 per share.

ADMA currently has 4,654,303 shares of common stock issued and outstanding and an additional 588,477 shares issuable upon exercise of outstanding options and warrants.  In addition, ADMA has reserved for future issuance under the 2007 Plan an additional  90,588 shares of common stock. See “Executive Compensation — 2007 Stock Option Plan”.

Of the 4,654,303 shares issued and outstanding, 53,033 shares of common stock are held by the pre-Merger stockholders of ParentCo and the remaining 4,601,270 shares are held by stockholders of Former ADMA, including the investors in the 2012 Financing.  Of the  558,477  shares of common stock issuable upon exercise of outstanding options and warrants, 448,142 shares are issuable to officers and directors of ADMA, 22,470 shares are issuable to other employees of ADMA and 87,865 are issuable to the Placement Agent and its designees.

The following summary of certain provisions of our capital stock does not purport to be complete and is subject to and is qualified in its entirety by our Certificate of Incorporation and by-laws, which are filed as exhibits to our current report on Form 8-K filed on February 13, 2011 and are incorporated herein by reference.

Common Stock

All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company.  The holders of a majority of the outstanding shares of common stock constitute a quorum at a meeting of stockholders for the transaction of any business.  Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Any other action is authorized by a majority of the votes cast, except where the Delaware General Corporation Law (“DGCL”) prescribes a different percentage of votes and/or a different exercise of voting power.

All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the board of directors out of funds legally available. In the event of liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities. The holders of common stock do not have cumulative or preemptive rights.

Preferred Stock

No shares of preferred stock are currently outstanding, and we have no current plans to issue preferred stock.  The issuance of shares of preferred stock, or the issuance of rights to purchase preferred stock, could be used to discourage an unsolicited acquisition proposal. For example, a business combination could be impeded by the issuance of a series of preferred stock containing class voting rights that would enable the holder or holders of such series to block any such transaction. Alternatively, a business combination could be facilitated by the issuance of a series of preferred stock having sufficient voting rights to provide a required percentage vote of our shareholders. In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power and other rights of the holders of our common stock. Although prior to issuing any series of preferred stock our board is required to make a determination as to whether the issuance is in the best interests of our stockholders, our board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which our stockholders might receive a premium for their stock over prevailing market prices of such stock. Our board of directors does not presently intend to seek stockholder approval prior to any issuance of currently authorized preferred stock, unless otherwise required by law or applicable stock exchange requirements.

Warrants

Warrants to purchase 87,865 shares of common stock at an exercise price of $9.60 per share are currently outstanding.  These warrants were issued to the Placement Agent and its designees in the Merger in exchange for the Placement Agent Warrants, which in turn were issued by Former ADMA as additional compensation for the Placement Agent’s services in the 2012 Financing.  The warrants are exercisable at any time beginning on August 11, 2012 and ending on February 13, 2017.  The warrants permit cashless exercise if at the time of the exercise an effective registration statement is not available for the resale of the underlying shares.  Cashless exercise means that in lieu of paying the aggregate purchase price for the shares being purchased upon exercise of the warrants in cash, the holder will forfeit a number of shares underlying the warrants with a “fair market value” equal to the aggregate exercise price.  We will not receive additional proceeds to the extent that warrants are exercised on a cashless basis.  The exercise price and number of shares of our common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend or stock split, certain rights offerings, or our recapitalization, reorganization, merger or consolidation.  The warrants are subject to a beneficial ownership blocker, meaning that they may not be exercised, to the extent that after giving effect to the issuance of the underlying shares, the holder of the warrants (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates), would beneficially own in excess of the 4.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise of the warrants.

Registration Rights

In connection with the 2012 Financing and the Merger, we agreed, pursuant to a registration rights agreement (the “Registration Rights Agreement”), to register on a registration statement (the “Investor Registration Statement”) the resale of the shares of common stock issued in the Merger in exchange for the shares of common stock issued in the 2012 Financing and the shares of common stock owned by our pre-Merger stockholders, as well as the resale of the shares of common stock issuable upon exercise of the warrants issued to the placement agent and its designees in the Merger in exchange for the Placement Agent Warrants.   The description of the terms of the Registration Rights Agreement is incorporated herein by reference to “Prospectus Summary -Recent Financings - 2012 Financing.”

Liability and Indemnification of Directors and Officers

Our certificate of incorporation provides that no director is personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Nonetheless, a director is liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (relating to unlawful payment of dividend or unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability provided in our certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL. No amendment to or repeal of the relevant article of our certificate of incorporation will apply to or have any effect on the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment.

Our certificate of incorporation furthermore states that the Company shall indemnify, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, each person that such section grants the Company the power to indemnify.

Insofar as indemnification for liability under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Delaware Anti-Takeover Law

We are subject to the provisions of section 203 of the Delaware law. Section 203 prohibits publicly held Delaware corporations from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock. These provisions could have the effect of delaying, deferring or preventing a change of control of us or reducing the price that certain investors might be willing to pay in the future for shares of our common stock.

Future Stock Issuances

Except as expressly set forth herein or pursuant to our equity incentive plan and any successor plans, we have no current plans to issue any additional shares of our capital stock.

Trading Information

Under the Merger Agreement, we are obligated to qualify the shares of common stock for quotation on the Over-the-Counter Bulletin Board® electronic trading system (“OTCBB”).  However, we cannot assure you when such shares will qualify for quotation on the OTCBB or any other electronic trading market, if ever, or, if they do, that there will be any active trading market for such shares.

Transfer Agent

Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, NY 10004, serves as the transfer agent and registrar for the common stock.  We serve as warrant agent for the outstanding warrants.

LEGAL MATTERS

SNR Denton US LLP  has render ed a legal opinion as to the validity of the shares of the common stock to be registered hereby.

EXPERTS

J.H. Cohn LLP, an independent registered public accounting firm, has audited the consolidated financial statements of ADMA Biologics, Inc. and subsidiary as of December 31, 2011 and 2010 and for the years then ended, as stated in their report appearing herein.  Such financial statements have been so included in reliance upon the report of the Firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act (File No. 000-52120).  We have also filed with the SEC a registration statement on Form S-1 under the Securities Act to register the shares offered by this prospectus.  The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment.  This prospectus is part of that registration statement.  This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement.  For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits.  Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement.  You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet site referred to below.

You may read or obtain copies of these reports and other information filed with the SEC by us at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for information regarding the operations of its Public Reference Room and any copying charges assessed by the SEC. The SEC also maintains a website at http://www.sec.gov that contains registration statements, reports, proxy information statements and other information regarding registrants regarding registrants (including us) that file electronically. The information contained on the SEC’s website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On February 13, 2012, our board of directors dismissed Sherb & Co, LLP (“Sherb”) as our independent registered public accounting firm. Our board of directors immediately engaged J. H. Cohn LLP (“J.H. Cohn”) as our independent registered public accounting firm, effective as of February 13, 2012.  J.H. Cohn was the independent registered public accounting firm of Former ADMA prior to the Merger and, given that our sole line of business is conducted through our wholly-owned subsidiary, our board of directors concluded that J. H. Cohn should serve as our independent registered public accounting firm.  As described under “Risk Factors - Our independent registered public accounting firm has identified material weaknesses in our financial reporting process,” J.H. Cohn has identified material weaknesses in the internal control over financial reporting of ADMA.

Sherb’s report on our financial statements for each of the past two fiscal years ended June 30, 2011 and 2010 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended June 30, 2011 and 2010 and the subsequent interim period, there were no: (i) disagreements with Sherb on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure which, if not resolved to the satisfaction of Sherb, would have caused Sherb to make reference to the matter in their report, or (ii) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended June 30, 2011 and 2010 and the subsequent interim period, neither R&R Acquisition VI, Inc. nor anyone acting on its behalf consulted J.H. Cohn regarding either: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

ADMA Biologics, Inc. and Subsidiary

Index

Page

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets
December 31, 2011 and 2010	F-3

Consolidated Statements of Operations
Years Ended December 31, 2011 and 2010	F-4

Consolidated Statements of Changes in Stockholders' Equity (Deficiency)
Years Ended December 31, 2011 and 2010	F-5

Consolidated Statements of Cash Flows
Years Ended December 31, 2011 and 2010	F-6

Notes to Consolidated Financial Statements	F-7

Report of Independent Registered Public Accounting Firm

The Stockholders
ADMA Biologics, Inc.

We have audited the accompanying consolidated balance sheets of ADMA Biologics, Inc. and Subsidiary as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity (deficiency) and cash flows for the years then ended.   These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ADMA Biologics, Inc. and Subsidiary as of December 31, 2011 and 2010, and their results of operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ J.H. Cohn LLP

Roseland, New Jersey
March 29, 2012

ADMA BIOLOGICS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
December 31, 2011 and 2010

ASSETS

Current Assets	2011	2010

Cash and Cash Equivalents	$87,771	$228,971
Inventories	1,147,345	3,390,455
Prepaid Expenses	59,244	64,781
Total Current Assets	1,294,360	3,684,207

Property and Equipment at Cost, Net	860,932	1,081,159

Other Assets

Restricted Cash	336,963	426,963
Equity Issuance Costs	421,077	-
Deposits	12,577	12,577
Total Other Assets	770,617	439,540

Total Assets	$2,925,909	$5,204,906

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current Liabilities

Accounts Payable	$1,303,414	$842,178
Accrued Expenses	526,924	242,398
Accrued Interest	10,781	650,301
Current Portion of Leasehold Improvement Loan	10,576	9,669
Notes Payable - Related Parties (Net of debt discount of $0 and $184,185 in 2011 and 2010, respectively)	450,000	7,115,815
Total Current Liabilities	2,301,695	8,860,361

Deferred Rent Liability	149,785	171,975
Leasehold Improvement Loan	88,613	99,262

Total Liabilities	2,540,093	9,131,598

Commitments and Contingencies

Stockholders' Equity (Deficiency)

Preferred Stock - $.001 par value, 8,221,678 and 3,400,000 shares authorized, 8,221,678 and 3,386,454 shares issued and outstanding with a liquidation preference of $31,959,545 and $21,114,465 at December 31, 2011 and 2010, respectively	8,222	3,386
Common Stock - $.001 par value, 16,800,000 shares authorized, 408,589 and 351,535 shares issued and outstanding	409	352
Additional Paid-In Capital	30,185,200	19,974,125
Accumulated Deficit	(29,808,015)	(23,904,555)
Total Stockholders' Equity (Deficiency)	385,816	(3,926,692)

Total Liabilities and Stockholders' Equity (Deficiency)	$2,925,909	$5,204,906

See notes to consolidated financial statements

ADMA BIOLOGICS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2011 and 2010

	2011	2010

Revenues	$761,042	$-

Costs and expenses

Research and development expenses	646,756	2,193,838

Loss on sale of research and development inventory	1,934,630	-

Plasma center operating expenses	1,370,718	1,876,644

General and administrative expenses	1,431,894	1,425,951

Total Costs and Expenses	5,383,998	5,496,433

Loss from Operations	(4,622,956)	(5,496,433)

Other income (expense)

Other income	-	244,479
Interest income	1,689	10,235
Interest expense	(1,602,958)	(705,993)

Total Other Income (Expense)	(1,601,269)	(451,279)

Loss before income taxes	(6,224,225)	(5,947,712)

Income tax benefit	320,765	-

Net Loss	$(5,903,460)	$(5,947,712)

Net Loss per Share - Basic and Diluted	$(16.72)	$(16.92)

Weighted Average Number of Shares Outstanding - Basic and Diluted	353,098	351,535

See notes to consolidated financial statements

ADMA BIOLOGICS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
Years Ended December 31, 2011 and 2010

	Preferred Stock		Common Stock		Additional
					Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance - January 1, 2010	3,386,454	$3,386	351,535	$352	$19,622,469	$(17,956,843)	$1,669,364

Stock based compensation	-	-	-	-	34,809	-	34,809
Beneficial conversion charge	-	-	-	-	316,847	-	316,847
Net loss for the year ended
December 31, 2010	-	-	-	-	-	(5,947,712)	(5,947,712)

Balance - December 31, 2010	3,386,454	3,386	351,535	352	19,974,125	(23,904,555)	(3,926,692)

Stock based compensation	-	-	-	-	22,947	-	22,947
Beneficial conversion charge	-	-	-	-	556,418	-	556,418
Cashless exercise of warrants	-	-	57,054	57	(57)	-	-
Conversion of notes payable and accrued interest - December 21, 2011	4,835,224	4,836	-	-	9,631,767	-	9,636,603
Net loss for the year ended
December 31, 2011	-	-	-	-	-	(5,903,460)	(5,903,460)

Balance - December 31, 2011	8,221,678	$8,222	408,589	$409	$30,185,200	$(29,808,015)	$385,816

See notes to consolidated financial statements

ADMA BIOLOGICS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2011 and 2010

	2011	2010
Cash Flows from Operating Activities
Net Loss	$(5,903,460)	$(5,947,712)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and Amortization	219,552	220,201
Stock Based Compensation	22,947	34,809
Amortization of Debt Discount and Beneficial Conversion Charge	740,603	132,662
Non-cash Interest expense related to Notes Payable	847,082	562,767
Loss on Sale of Research and Development Inventory	1,934,630	-
Loss on Disposal of Equipment	945	-
Changes in operating assets and liabilities
(Increase) Decrease in Inventories	308,480	(232,821)
Decrease in Prepaid Expenses	5,537	15,660
Decrease in Restricted Cash	90,000	-
Increase in Accounts Payable	40,160	553,418
Increase (Decrease) in Accrued Expenses	284,526	(129,791)
(Decrease) in Deferred Rent Liability	(22,190)	(22,191)

Net Cash Used in Operating Activities	(1,431,188)	(4,812,998)

Cash Flows from Investing Activities - Purchase of Equipment	(270)	(3,183)

Net Cash Used in Investing Activities	(270)	(3,183)

Cash Flows from Financing Activities
Proceeds from Convertible Notes Payable	1,500,000	2,300,000
Repayments on Notes Payable	(200,000)	-
Payments of Leasehold Improvement Loan	(9,742)	(8,906)

Net Cash Provided by Financing Activities	1,290,258	2,291,094

Net Decrease in Cash and Cash Equivalents	(141,200)	(2,525,087)

Cash and Cash Equivalents, Beginning of Year	228,971	2,754,058

Cash and Cash Equivalents, End of Year	$87,771	$228,971

SUPPLEMENTAL INFORMATION:

Interest paid	$15,273	$10,564

SUPPLEMENTAL DISCLOSURES:

NON-CASH FINANCING ACTIVITIES:
Preferred stock issued upon note payable and interest conversion	$9,636,603	$-
Equity issuance costs accrued not paid	$421,077	$-
Issuance of commmon stock through the cashless exercise of warrants	$57	$-

See notes to consolidated financial statements

ADMA BIOLOGICS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

1.	ORGANIZATION AND BUSINESS

ADMA Biologics, Inc. (the “Company”) develops and commercializes human plasma and plasma-derived therapeutics. The Company focuses on developing and commercializing plasma-derived human immune globulins. ADMA Biologics, Inc. was founded in 2004 and is based in Hackensack, New Jersey.  In addition, ADMA operates ADMA BioCenters of Georgia. This wholly-owned subsidiary is a Delaware corporation that was formed on April 3, 2008.  ADMA BioCenters of Georgia is an FDA-licensed source plasma collection facility located in Norcross, GA.

The Company has experienced net losses and negative cash flows from operations since inception and expects these conditions to continue for the foreseeable future. The Company has needed to raise capital from the sales of its securities to sustain operations. As of December 31, 2011, the Company had minimal cash balances. In February 2012, the Company completed a private placement to raise gross proceeds of $17.5 million (see Note 12).

Based upon the Company’s projected revenue and expenditures for 2012 and 2013, management currently believes that the net proceeds of the private placement, together with the Company’s existing cash, will be sufficient to enable it to fund its operating expenses, research and development expenses and capital expenditures through the third quarter of 2013.  Because the Company does not anticipate receiving FDA approval for RI-001, until at the earliest, the second quarter of 2015, if at all, and would therefore not be able to generate revenues from the commercialization of RI-001 until after that date, it will have to raise additional capital prior to the third quarter of 2013 to continue product development and operations.  The Company is unable to predict with reasonable certainty when, if ever, it will generate revenues from the commercialization of RI-001, and therefore, how much additional capital it will need to raise prior to the third quarter of 2013.  Furthermore, if the Company’s assumptions underlying its estimated revenues and expenses prove to be wrong, it may have to raise additional capital sooner than anticipated.  There can be no assurance that such funds, if available at all, can be obtained on terms acceptable to the Company.  Because of numerous risks and uncertainties associated with the research, development and future commercialization of the Company’s product candidate, it is unable to estimate with certainty the amounts of increased capital outlays and operating expenditures associated with its anticipated clinical trials and development activities.  Its current estimates may be subject to change as circumstances regarding requirements further develop.

There can be no assurance that the Company's research and development will be successfully completed or that any product will be approved or commercially viable. The Company is subject to risks common to companies in the biotechnology industry including, but not limited to, dependence on collaborative arrangements, development by the Company or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, and compliance with FDA and other governmental regulations and approval requirements.

Prior to the last quarter of 2011, ADMA was a development stage company. ADMA’s primary focus since 2004 has been conducting research and development of human plasma-derived products for the treatment of specific disease states.  The plasma collection center in Georgia was undertaken in 2008 as a complimentary business operation.  ADMA transitioned to an operating company from the development stage during the fourth quarter of 2011 when they began to generate revenues from this business segment.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following comprises the Company's significant accounting policies:

Basis of presentation
The accompanying consolidated financial statements include the accounts of ADMA Biologics, Inc. and its wholly-owned subsidiary ADMA Biologics Centers of Georgia. All significant intercompany transactions and balances have been eliminated in consolidation.

Cash and cash equivalents
The Company considers all highly-liquid instruments purchased with a maturity of three months or less to be cash equivalents.

Inventories
Plasma inventories (both plasma intended for resale and plasma intended for internal use in our research and development activities) are carried at the lower of cost or market value determined on the first-in, first-out method.  Physical inventories are conducted at the end of each year and perpetual records are adjusted accordingly.  Once the research and development plasma is processed to a finished good for ongoing trials it is then expensed to research and development.  Inventory at December 31, 2011 and 2010 consists of raw materials.  Inventory also includes plasma collected at the Company’s FDA licensed plasma collection center.  Approximately 9,000 liters of plasma that had been purchased for use in research and development was sold in 2011, and the Company recorded a loss of $1,934,630.  The total amount of inventory sold at book value was $2,439,487 and the Company received $504,857 in proceeds from the sales.

ADMA BIOLOGICS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Revenue recognition
Revenue from the sale of human plasma collected at the Company’s plasma collection center and plasma-derived medicinal products is recognized at the time of transfer of title and risk of loss to the customer, which usually occurs at the time of shipment.  Revenue is recognized at the time of delivery if the Company retains the risk of loss during shipment.

The plasma inventory sold in 2011 had been purchased from third parties specifically for use in research and development activities.  It had not been collected at the Company’s plasma collection center and sold in the ordinary course of business.  Therefore, the sale was not recorded as revenue with related cost of sales, but was instead recorded as a loss on sale.

Research and development costs
The Company expenses all research and development costs as incurred including plasma and equipment for which there is no alternative future use. Such expenses include licensing fees and costs associated with planning and conducting clinical trials.

Use of estimates
The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Significant estimates include valuation of inventory, assumptions used in the fair value of stock-based compensation, and the allowance for the valuation of future tax benefits.

Concentration of credit risk
Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents.

Property and equipment
Fixed assets are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the asset's estimated useful life, which is five to ten years.  Leasehold improvements are amortized over the lesser of the lease term or their estimated useful lives.

Income taxes
From June 24, 2004 to July 16, 2007, the Company elected to be taxed as an S corporation for both Federal and state income tax reporting purposes.  Accordingly, the taxable income or loss related to that period was includable in the personal income tax returns of the stockholders.

Effective July 16, 2007, the Company was merged into a C corporation and adopted guidance issued for "Accounting for Income Taxes" which requires that the Company recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined on the basis of the difference between the tax basis of assets and liabilities and their respective financial reporting amounts (“temporary differences”) at enacted tax rates in effect for the years in which the temporary differences are expected to reverse. The Company records a valuation allowance on its deferred income tax assets if it is more likely than not that these deferred income tax assets will not be realized.

The Company has no unrecognized tax benefits at December 31, 2011 and 2010. The Company's U.S. Federal and state income tax returns prior to fiscal year 2008 are closed and management continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.

ADMA BIOLOGICS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

The Company will recognize interest and penalties associated with tax matters as income tax expense.

Earnings (Loss) Per Share
Net loss per share is determined in accordance with the two-class method.  This method is used for computing basic net loss per share when companies have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the Company.  Under the two-class method, net loss is allocated between common shares and other participating securities based on their participation rights in both distributed and undistributed earnings.  The Company’s Series A convertible preferred stock are participating securities, since the stockholders are entitled to share in dividends declared by the board of directors with the common stock based on their equivalent common shares.

Basic net loss per share is computed by dividing net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during the period.  Because the holders of the Series A convertible Preferred Stock are not contractually required to share in the Company’s losses, in applying the two-class method to compute basic net loss per common share, no allocation to preferred stock was made for the years ended December 31, 2011 and 2010.

Diluted net loss per share is calculated by dividing net loss applicable to common stockholders as adjusted for the effect of dilutive securities, if any, by the weighted average number of common stock and dilutive common stock outstanding during the period.  Potential common shares include the shares of common stock issuable upon the exercise of outstanding stock options and a warrant (using the treasury stock method) and the conversion of the shares of Series A convertible preferred stock (using the more dilutive of the (a) as converted method or (b) the two –class method).  Potential common shares in the diluted net loss per share computation are excluded to the extent that they would be anti-dilutive.  No potentially dilutive securities are included in the computation of any diluted per share amounts as the Company reported a net loss for all periods presented.  Potentially dilutive securities that would be issued upon conversion of convertible notes, conversion of Series A convertible preferred stock, and the exercise of outstanding warrants and stock options were 1.7 million as of both December 31, 2011 and 2010.

Stock-based compensation
The Company follows recognized accounting guidance which requires all stock-based payments, including grants of stock options, to be recognized in the Statement of Operations as compensation expense, based on their fair values on the grant date. The estimated fair value of options granted under the Company’s 2007 Employee Stock Option Plan (the “Plan”) are recognized as compensation expense over the option-vesting period.

ADMA BIOLOGICS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

During the years ended December 31, 2011 and 2010, the Company recorded stock-based compensation expense to employees and a consultant of $22,947 and $34,809, respectively.

The fair value of employee options granted was determined on the date of grant using the Black-Scholes model. The Black-Scholes option valuation model was developed for use in estimating the fair value of publicly traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. The Company's employee stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions

ADMA BIOLOGICS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

can materially affect the fair value estimate. Because there is no public market for the Company's stock and very little historical experience with the Company's stock options, a small similar publicly traded company was used for comparison and expectations as to assumptions required for fair value computation using the Black-Scholes methodology. Accordingly, the Company's stock price volatility is expected to be 72% and the expected term of options outstanding is 6.25 years. The Company's dividend yield has been assumed at 0% as the Company has not paid any dividends on common stock since its inception and does not anticipate paying dividends on its common stock in the foreseeable future.

Guidance for stock-based compensation requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company currently estimates there will be no forfeitures of options.

Fair value of financial instruments
The carrying amounts of certain of the Company’s financial instruments, including cash and cash equivalents and accounts payable, are shown at cost which approximates fair value due to the short-term nature of these instruments.

3.	PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31:
	2011	2010
Lab and office equipment	$465,778	$467,492
Computer software	141,277	141,277
Leasehold improvements	940,103	940,103
	1,547,158	1,548,872
Less: accumulated depreciation and amortization	(686,226)	(467,713)
	$860,932	$1,081,159

The Company recorded depreciation and amortization expense of $219,552 and $220,201 for the years ended December 31, 2011 and 2010, respectively.

4.	LEASEHOLD IMPROVEMENT LOAN

In connection with the lease of commercial real estate by the Company’s wholly owned subsidiary for the operation of the plasma collection center, the Company borrowed $125,980 from the lessor to pay for leasehold improvement costs in excess of the allowance provided for in the lease agreement.  The loan bears interest at 9% and is payable in 120 monthly installments of $1,596 maturing December 31, 2018.  Principal maturities under the loan are as follows:

2012	$10,576
2013	11,569
2014	12,654
2015	13,841
2016	15,139
Thereafter	35,410
Total	$99,189

ADMA BIOLOGICS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

5.	NOTES PAYABLE TO SIGNIFICANT STOCKHOLDERS

The Company has issued senior secured convertible promissory notes (the “Notes”) to significant stockholders pursuant to the terms of Note Purchase Agreements.  The outstanding principal and interest under the notes are due and payable upon the earliest to occur of:  (i) March 31, 2012 (as amended); (ii) the date on which the Company consummates a preferred stock financing in which the gross proceeds to the Company total at least $10,000,000 (“Qualified Financing” as defined in the Notes); and (iii) the occurrence of an Event of Default (as defined in the Notes), the first of these three events to occur referred to as the “Maturity Date”.  Interest accrues on the outstanding principal at the stated rate and is payable on the Maturity Date.

If all or any of the principal and accrued interest thereon remains outstanding prior to the date of a Qualified Financing, those amounts shall automatically convert into shares of the Company’s preferred stock at the lower of (a) the price per share paid by investors in the Qualified Financing or (b) the stated Conversion Price.

Any principal and accrued interest thereon that remains outstanding will convert into preferred shares at the stated conversion price if immediately prior to the Maturity Date, a Qualified Financing has not occurred and the Company does not have sufficient cash on hand to repay the outstanding balance in full.  The Series A-1 and A-2 Preferred Stock shall have the same rights and privileges as the Company’s Series A Preferred Stock and shall be senior to the Series A Preferred Stock in liquidation preference.

If the principal amounts due under these notes are repaid on the Maturity Date, the payees have the option to convert all of the accrued interest into shares of Series A Preferred Stock determined by dividing the interest by the Conversion Price.

In the Event of a Default, the interest rate stated on the notes shall be increased by three percent (3%) per annum. The Notes are collateralized by all of the assets of the Company.

The Company issued promissory notes which are not convertible to significant stockholders pursuant to the terms of Note Purchase Agreements. The outstanding principal and interest under the notes are due and payable upon the earliest to occur of: (i) March 31, 2012 (as amended); (ii) the occurrence of a prepayment event (as defined in the notes) or (iii) the occurrence of an Event of Default (as defined in the notes), the first of these three events to occur referred to as the “Maturity Date”.

In December 2011, $8,150,000 of the convertible notes payable and $1,486,603 of accrued interest thereon were converted into 4,835,224 shares of the Company’s Series A-1 preferred stock at a conversion price of $1.9930 per share.

ADMA BIOLOGICS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

5.	NOTES PAYABLE TO SIGNIFICANT STOCKHOLDERS (Cont’d)

Notes payable consist of the following at December 31, 2011 and 2010:

Issue Date	Principal 12/31/10	Principal Issued in 2011			Principal Converted in 2011		Principal Repaid in 2011	Principal 12/31/11		Interest Rate	Conversion Price
Aug-09	$2,500,000	$	---		$(2,500,000	) *	---	$	---	9%	$1.9930
Dec-09	2,500,000		---		(2,500,000	) *	---		---	9%	$1.9930
Jun-10	1,800,000		---		(1,800,000)		---		---	12%	$1.9930
Dec-10	500,000		---		(500,000)		---		---	10%	$1.9930
Feb-11	---		300,000		(300,000)		---		---	10%	$1.9930
May-11	---		250,000		(250,000)		---		---	10%	$1.9930
Jun-11	---		300,000		(300,000)		---		---	10%	$1.9930
Aug-11	---		250,000		---		---		250,000	10%	$1.9930
Sep-11	---		100,000	**	---		$(100,000)		---	18%	---
Oct-11	---		100,000	**	---		(100,000)		---	18%	---
Dec-11	---		200,000		---		---		200,000	18%	---

	$7,300,000		$1,500,000		$(8,150,000)		$(200,000)		$450,000

*Notes payable convertible into Series A-1 Preferred Stock.  The conversion price was amended to $1.9930 on December 22, 2011 resulting in a charge to interest expense of $556,418.  Additional charges to interest of $184,185 and $132,662 were recorded in 2011 and 2010, respectively, for the beneficial conversion feature on the notes issued in June and December 2010.

**Notes paid in full during the year ended December 31, 2011 including interest of $1,972.

Total interest expense incurred on the notes payable for the years ended December 31, 2011 and 2010 was $1,587,685 and $693,401, respectively.

ADMA BIOLOGICS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

5.	NOTES PAYABLE TO SIGNIFICANT STOCKHOLDERS (Cont’d)

Stock purchase warrants
In connection with the issuance of the June 2010, August 2011 and September 2011 Notes, the Company issued stock purchase warrants expiring ten years from date of issue to existing common and preferred stockholders at an exercise price of $.07 per share. Such warrants vested immediately and can be exercised at any time up to the expiration date.

Warrants outstanding as of December 31, 2011 and 2010 are as follows:

		Weighted	Weighted
	Number Of	Average	Average Remaining
	Warrants	Exercise Price	Contractual Term
Balance Outstanding – December 31, 2009	-
Issued January 1 – December 31, 2010	52,730	$0.07	9.5 years
Balance Outstanding - December 31, 2010	52,730	$0.07	9.5 years
Warrants vested and expected to vest – December 31, 2010	52,730	$0.07	9.5 years
Warrants vested and expected to vest – December 31, 2010	52,730	$0.07	9.5 years
Exercisable - December 31, 2010	52,730	$0.07	9.5 years

Issued January 1 – December 31, 2011	5,198	$0.07	9.9 years
Cancelled January 1 – December 31, 2011	(586)
Exercised January 1 – December 31, 2011	(57,342)
Balance Outstanding – December 31, 2011	---	---	---

6.	STOCKHOLDERS’ EQUITY

The Company was originally organized as an S corporation and issued 100 shares of stock at a par value of $.01 each. On July 16, 2007, the Company merged into a C corporation and, concurrent with this election, each of the shares of stock of the terminating S corporation converted into 23,904.38 shares of common stock of the C corporation, resulting in a total of 351,535 shares outstanding. Since the shareholders of the S corporation became the majority shareholders of the C corporation, this was accounted for as a reverse merger.  Accordingly, the pre-merger financial statements of the S corporation have become the historical financial statements of the C corporation.

Upon conversion of the Company from an S corporation to a C corporation, the Company increased its authorized common stock to 6,500,000 shares with a par value of $.001 per share and authorized 3,400,000 shares of Series A preferred (Series A shares), with a par value of $.001 per share. On July 17, 2007, the Company completed a private placement and raised gross proceeds of $17,000,000 from the sale of 3,386,454 Series A convertible preferred shares at a sale price of $5.02 per share.

In December 2011, 57,054 shares of Common Stock were issued in connection with the cashless exercise of 57,342 Stock Purchase Warrants and 4,835,224 shares of Series A-1 Preferred Stock were issued in connection with the conversion of notes payable and accrued interest thereon.

In December 2011, the corporate charter was amended to increase the authorized capital from 6,500,000 to 16,800,000 common shares and from 3,400,000 to 8,221,678 preferred shares.

ADMA BIOLOGICS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

6.	STOCKHOLDERS’ EQUITY (Cont’d)

On December 22, 2011, $8,150,000 of notes payable to significant shareholders plus accrued interest were converted to Series A Preferred Stock at a conversion rate of $1.993 per share resulting in the issuance of 4,835,224 additional shares of Series A Preferred Stock.  The note holders also exercised 57,342 warrants in a cashless transaction for 57,054 shares of common stock and cancelled warrants for an additional 586 shares of common stock.  The due date on all remaining notes payable to significant shareholders was extended from December 31, 2011 to March 31, 2012.

The Series A Preferred Shares have the following rights and preferences:

Dividends
From and after the date of their issuance, dividends at the rate per annum of $0.3514 per share shall accrue on Series A Preferred shares.  The Company is under no obligation to pay such accruing dividends.  However, dividends on the Preferred Shares shall be cumulative from the date of issuance and shall be paid before any dividends on shares of any other class of stock of the Company.  No such dividends were declared prior to December 31, 2010.  As of December 31, 2011 and 2010, $5,326,207 and $4,117,726, respectively, in dividends had accumulated on the Series A shares.

Conversion
The holders of the Series A Preferred Shares have the right to convert their shares to common stock at any time at an initial conversion price of $5.02 per share.  In certain situations, the Preferred Shares are protected from dilution by future issuances of common stock at less than the Series A Preferred Share conversion price.  At December 31, 2011, the conversion price was $13.5524 per share under these anti-dilution provisions.

The Company is required, at all times, to reserve a sufficient number of shares of common stock to effect the conversion of all outstanding shares of preferred stock.

Liquidation preference
Upon liquidation or dissolution of the Company, the holders of the Series A shares are entitled to be paid an amount per share equal to the Series A Original Issue Price ($5.02 per share) plus the cumulative unpaid dividends and any other dividends declared but unpaid.

Voting
The stockholders of the Series A Preferred Shares vote together with all other classes of stock as a single class on matters presented to the stockholders of the Company. Each holder of Series A Preferred Shares is entitled to a number of votes (one vote) equal to the number of whole shares of common stock into which the Series A Preferred Shares of such holder are convertible as of the record date for determining stockholders to vote on such matters, except with respect to certain corporate actions, which require a fifty percent (50%) approval of the then outstanding Series A Preferred Shares. The holders of record of the Series A shares, as a separate class, are entitled to elect two directors of the five-member Board of the Company.  One of the two “Series A Directors” shall serve as Chairman of the Board.  The holders of record of the common stock are also entitled to elect two directors.

7.	RELATED PARTY TRANSACTIONS

The Company leases an office building and equipment from an entity owned by related parties on a month-to-month basis.  Rent expense amounted to $96,448 and $96,539 for the years ended December 31, 2011 and 2010, respectively. As of December 31, 2011, the Company owed such entity $72,336.

The Company maintains deposits and other accounts at a bank which is less than 5%-owned by related parties and where a stockholder is a member of the Board of Directors of the bank.

ADMA BIOLOGICS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

7.	RELATED PARTY TRANSACTIONS (Cont’d)

The Company owed $450,000 and $7,300,000 to existing common and preferred stockholders under senior secured convertible promissory notes and nonconvertible promissory notes at December 31, 2011 and 2010, respectively.  Interest in the amount of $10,781 and $650,301 has been accrued on these notes as of December 31, 2011 and 2010, respectively.  During 2011, there were additional borrowings of $1,500,000 from the Company’s existing common and preferred stockholders and repayments of $200,000 plus interest of $1,972.

8.	COMMITMENTS AND CONTINGENCIES

Lease commitments
Effective June 1, 2008, the Company entered into a 10-year lease for commercial space in a Georgia office building, commencing October 1, 2008. The lease provides for annual rent increases and renewal options at market rent.  Rent expense under this lease was approximately $140,000 in both 2011 and 2010.

Future minimum lease payments for each of the five years ending December 31 and thereafter are as follows:

2012	$152,247
2013	156,058
2014	159,995
2015	164,026
2016	168,089
Thereafter	303,894
$1,104,309

Irrevocable letter of credit
On May 27, 2008, the Company established a $426,963 Standby Letter of Credit in favor of a landlord to guarantee payment under the Georgia office building lease. The landlord granted a temporary reduction of $90,000 in the amount of the required letter of credit to $336,963. This reduction is valid until the Company receives FDA license for its plasma collection center in Georgia and begins to receive proceeds from the sale of plasma collected from the center. This license was granted by the FDA in August 2011 and the Company is in the process of restoring the letter of credit. The entire amount under this letter of credit is maintained in a restricted cash account as of December 31, 2011 and 2010. The letter of credit expires on September 30, 2018.

Purchase commitments
In 2008, the Company entered into an agreement with Biotest Pharmaceuticals (“BPC”) for the purchase of plasma pursuant to which the Company will purchase plasma to be utilized in its clinical trials. In 2011 and 2010, the Company purchased $23,467 and $244,937, respectively, of plasma under this agreement. In October 2011, the Company entered into a new agreement with BPC for the purchase and sale or RSV plasma with an initial term of 10 years and two five year renewal terms.  Under these agreements, the Company is committed to purchase minimum quantities at specified prices, subject to change upon mutual agreement.

ADMA BIOLOGICS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

9.	STOCK OPTIONS

On July 16, 2007 (the “Effective Date”), the Company's Board and stockholders adopted the Plan. The Plan has been adopted as a means of attracting, motivating, and retaining the best available personnel for positions of substantial responsibility within the Company. Under the Plan, the initial maximum number of options to acquire shares of the Company's common stock that were available for issuance to Optionees was 94,853.

The Plan provides for the Board or a Committee of the Board (the “Committee”) to grant Awards to Optionees and to determine the exercise price, vesting term, expiration date and all other terms and conditions of the Awards, including acceleration of the vesting of an Award at any time. All options granted under the Plan are intended to be non-qualified options (“NQOs”) unless specified by the Committee to be incentive stock options (“ISOs”), as defined by the Internal Revenue Code. NQOs may be granted to employees, consultants or Board members at an option price not less than the fair market value of the common stock subject to the Stock Option Agreement.

The following table summarizes information about stock options outstanding as of December 31, 2011 and 2010:

			Weighted
		Weighted	Average
	Number	Average	Remaining
	Of	Exercise	Contractual
	Options	Price	Term
Balance Outstanding -December 31, 2009	80,441	$3.33	6.8 years
Options issued	3,676	$1.70
Options forfeited	(735)	$3.44
Balance Outstanding -December 31, 2010	83,382	$3.33	6.8 years

Options issued	-
Options forfeited	-
Balance Outstanding –December 31, 2011	83,382	$3.33	5.8 years

As of December 31, 2011 and 2010, the Company had 11,471 options available for future grant under the Plan and exercisable options of 80,736 and 68,268, respectively.

The total remaining unrecognized compensation cost related to vested awards amounts to $4,735 and is expected to be recognized in 2012.

ADMA BIOLOGICS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

10.	INCOME TAXES

A reconciliation of income taxes at the U.S. federal statutory rate to the benefit for income taxes is as follows:

	Year ended December 31,
	2011	2010

Benefit at US federal statutory rate	$(2,116,237)	$(2,022,222)
State taxes - deferred	(373,454)	(272,271)
Beneficial conversion feature	189,182	45,108
Increase in valuation allowance	2,076,757	2,582,235
Research and development credits	(97,013)	(332,850)

Benefit for income taxes	$(320,765)	$-

Deferred tax assets:
Federal and state net operating loss carryforwards	$10,267,000	$7,612,221
Federal and state research credits	1,890,966	1,793,953

Total gross deferred tax assets	12,157,966	9,406,174
Less: valuation allowance for deferred tax assets	(12,157,966)	(9,406,174)

Net deferred tax assets	$-	$-

As of December 31, 2011, the Company had federal and state net operating loss carryforwards of approximately $25.0 million and $21.3 million, respectively, The Company also had federal and state research and development tax credit carryforwards of approximately $1.2 million and $0.7 million, respectively.  The net operating loss carryforwards and tax credits will expire at various dates beginning in 2027 if not utilized.

During the year ended December 31, 2010, the Company received a Federal Research and Development Grant in the amount of $244,479 under Section 48D of the Internal Revenue Code for a Qualified Therapeutic Discovery Project.

The Company received $320,765 and $617,615 in January 2011 and January 2012, respectively, from the sale of net operating loss and research and development credit carryforwards under the NJ EDA Technology Business Tax Certificate Transfer Program. These amounts are recorded on the financial statements as income tax benefits in the year they are received.

11.	SEGMENTS

The Company is engaged in the development and commercialization of human plasma and plasma-derived therapeutics.  The Company also operates an FDA-licensed source plasma collection facility located in Norcross, GA.  The Company defines its segments as those business units whose operating results are regularly reviewed by the chief operating decision maker (“CODM”) to analyze performance and allocate resources.

The plasma collection center segment includes the Company’s operation in Georgia.  The research and development segment includes the Company’s plasma development operations in New Jersey.

ADMA BIOLOGICS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

11.	SEGMENTS (Cont’d)

Summarized financial information concerning reportable segments is shown in the following table:

Year ended December 31, 2011	Plasma Collection Center	Research and Development		Other		Consolidated
Revenues	$761,042	$	---	$	---	$761,042

Loss from operations	(609,676)		(2,581,386)		(1,431,894)	(4,622,956)

Other (income) expense	---		---		1,601,269	1,601,269

Loss before income taxes	$(609,676)		$(2,581,386)		$(3,033,163)	$(6,224,225)

Property plant and equipment, net	$822,265		$28,924		$9,743	$860,932

Depreciation and amortization expense	$197,274		$18,144		$4,134	$219,552

Year ended December 31, 2010
Revenues	$	---	$	---	$	---	$	----

Loss from operations		(1,876,644)		(2,193,838)		(1,425,951)		(5,496,433)

Other (income) expense		---		---		451,279		451,279

Loss before income taxes		$(1,876,644)		$(2,193,838)		$(1,877,230)		$(5,947,712)

Property plant and equipment, net		$1,020,214		$47,067		$13,878		$1,081,159

Depreciation and amortization expense		$198,130		$18,144		$3,927		$220,201

ADMA BIOLOGICS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

11.	SEGMENTS (Cont’d)

The “Other” column includes general and administrative overhead expenses.  The column for Research and Development expense includes the loss on sale of research and development inventory.

Property, plant and equipment, net, included in the “Other” column above includes assets related to corporate and support functions.

12.	SUBSEQUENT EVENTS

On February 13, 2012, in connection with, and immediately prior to the closing of the Merger (as defined below), the Company completed a private placement (the “2012 Financing”) of 1,828,128 shares of the Company’s common stock at a price per share of $9.60 to accredited investors, for gross proceeds to the Company of $17,550,029 pursuant to a securities purchase agreement (the “Securities Purchase Agreement”). In lieu of repayment of senior secured promissory notes in the aggregate principal amount of $250,000 (plus $12,740 in accrued interest), the aggregate amount of unpaid principal and interest on the notes was invested by the holders of such notes in the 2012 Financing in exchange for shares of the Company’s common stock. The net cash proceeds from the 2012 Financing, after the payment of all expenses related to the 2012 Financing and the Merger, approximated $15.7 million.

Rodman & Renshaw, LLC (the “Placement Agent”) acted as the exclusive placement agent in connection with the 2012 Financing. The Company paid the Placement Agent a cash fee for its services equal to 7% of the aggregate offering price paid by each investor in the 2012 Financing, other than with respect to certain investors. As additional compensation, the Company issued the Placement Agent warrants (the “Placement Agent Warrants”) to purchase 87,865 shares of common stock of the Company. The Placement Agent Warrants, which were exchanged for warrants of ParentCo (as defined below) in the Merger, are exercisable at $9.60 per share of Common Stock at any time beginning on August 11, 2012 and ending on February 12, 2017. The Company also agreed to reimburse the Placement Agent for up to $100,000 of expenses it incurs in connection with the 2012 Financing and to indemnify it against certain liabilities in connection with the 2012 Financing.

On February 13, 2012, R & R Acquisition VI, Inc. (“ParentCo”) entered into a merger agreement (the “Merger Agreement”) with the Company and ADMA Acquisition Sub, Inc., a Delaware corporation (“Acquisition Sub”) (“Merger”). Upon closing of the Merger, Acquisition Sub was merged with and into the Company, and the Company, as the surviving corporation in the Merger, became a wholly-owned subsidiary of ParentCo.  ParentCo’s corporate name was changed to ADMA Biologics, Inc.

In connection with the Merger and pursuant to the terms of the Merger Agreement: all of the then issued and outstanding shares of the Company’s common stock, including the common stock issued in the 2012 Financing and including the shares of the Company’s Series A preferred stock, which were converted into common stock immediately prior to and as part of the Merger, were automatically exchanged into 4,601,270 shares of common stock of ParentCo, par value $0.0001 per share (the “Common Stock”) at a 1:1 exchange ratio; all warrants, options and other rights to purchase or acquire shares of the Company’s common stock outstanding immediately prior to the Merger, including the Placement Agent Warrants and including the additional options granted to Adam S. Grossman, CEO, under his new employment agreement, were converted into warrants, options or other rights, as the case may be, to purchase an aggregate of 383,380 shares of Common Stock at the same exercise prices; and 2,446,967 of the 2,500,000 shares of Common Stock held by the stockholders of ParentCo immediately prior to the Merger were canceled such that these stockholders now hold 53,033 shares of Common Stock, not including the 87,865 shares issuable upon exercise of the Placement Agent Warrants, held by an affiliate of one of such stockholders.

ADMA BIOLOGICS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

12.	SUBSEQUENT EVENTS (Cont’d)

Immediately prior to the Merger and the transactions described above, (i) 3,386,454 shares of Series A Preferred Stock of the Company were converted into 11,243,748 shares of the Company’s common stock after giving effect to cumulative anti-dilution adjustments and accrued dividends, and 4,835,224 shares of the Company’s Series A Preferred Stock issued in December 2011 upon the conversion of convertible notes were converted into an equal number of shares of the Company’s common stock and (ii) the shares of common stock of the Company were reverse split at a ratio of 1-for-6.8 (the “Reverse Split”). The consolidated financial statements were adjusted to give retroactive effect to the Reverse Split.

As part of the Merger, ParentCo assumed certain of the Company’s obligations under an investors’ rights agreement, dated July 17, 2007, by and among the Company and its stockholders (the “Investors’ Rights Agreement”), assumed the Company’s obligations under the Securities Purchase Agreement, and assumed the Company’s Plan.  After an increase in authorized shares under the Plan in connection with the Merger, the Company currently has options to purchase 295,515 shares of Common Stock issued and outstanding under the Plan and has reserved for future issuance under the Plan an additional 265,685 shares of Common Stock.

For accounting purposes, the Merger will be accounted for as a reverse acquisition, with the Company as the accounting acquiror (legal acquiree) and ParentCo as the accounting acquiree (legal acquiror), effectively a recapitalization of the Company.

On February 13, 2012, the Company entered into a new employment agreement with its President and Chief Executive Officer, Adam S. Grossman, which has an initial term of three (3) years, with automatic three (3) year renewal periods unless notice is provided 90 days in advance. The employment agreement provides that Mr. Grossman (i) will initially be paid $350,000 annually beginning on the date on which the Merger closed (the “Effective Date”); (ii) is eligible for an annual cash bonus, the target of which is $100,000, based upon the attainment of certain performance objectives mutually agreed to by the Board of Directors and Mr. Grossman; (iii) was to be granted on the Effective Date options to purchase shares of Common Stock representing 4% of the Company’s equity on a fully diluted basis (options to purchase 212,134 shares of Common Stock at an exercise price of $9.60 were granted pursuant to this provision) and (iv) is eligible to participate in the Company's standard benefits package. All options granted to Mr. Grossman were issued under the Company’s stock option plan and vest over a four year period, with 25% of the options vesting on the Effective Date, and the remaining 75% vesting in equal monthly installments over the following 48 months of continued employment (full vesting on the fourth anniversary of the Effective Date), subject to accelerated vesting under certain circumstances.  Mr. Grossman also received a bonus in connection with his 2011 performance, including in connection with the 2012 Financing and Merger, of $50,000 on the date on which the Merger closed.

ADMA BIOLOGICS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2012 (Unaudited)	December 31, 2011 (Note 1)
ASSETS
Current Assets
Cash and Cash Equivalents	$14,239,828	$87,771
Inventories	1,175,288	1,147,345
Prepaid Expenses	428,461	59,244
Total Current Assets	15,843,577	1,294,360
Property and Equipment at Cost, Net	815,197	860,932

Other Assets

Equity Issuance Costs	-	421,077
Restricted Cash	336,963	336,963
Deposits	12,577	12,577
Total Other Assets	349,540	770,617

TOTAL ASSETS	$17,008,314	$2,925,909

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$508,852	$1,303,414
Accrued Expenses	508,254	526,924
Accrued Interest	-	10,781
Current Portion of Leasehold Improvement Loan	9,951	10,576
Notes Payable – Related Parties	-	450,000
Total Current Liabilities	1,027,057	2,301,695

Deferred Rent Liability	144,238	149,785
Leasehold Improvement Loan	86,663	88,613

TOTAL LIABILITIES	1,257,958	2,540,093

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred Stock - $0.001 par value: 10,000,000 and 8,221,678 shares authorized, 0 and 8,221,678 shares issued and outstanding with a liquidation preference of $0 and $31,959,545 at March 31, 2012 and December 31, 2011, respectively	-	8,222
Common Stock - $0.001 par value: 75,000,000 and 6,500,000 authorized, 4,654,303 and 408,589 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	4,654	409
Additional Paid-In Capital	46,151,031	30,185,200
Accumulated Deficit	(30,405,329)	(29,808,015)
TOTAL STOCKHOLDERS’ EQUITY	15,750,356	385,816
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$17,008,314	$2,925,909

See Notes to Unaudited Condensed Consolidated Financial Statements.

ADMA BIOLOGICS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended March 31, 2012	For the Three Months Ended March 31, 2011

REVENUES	$4,400	$-

Costs and expenses

Research and development expenses	81,820	246,897

Loss on sale of research and development inventory	-	605,297

Plasma center operating expenses	461,493	376,698

General and administrative expenses	674,589	356,751

TOTAL COSTS AND EXPENSES	1,217,902	1,585,643

LOSS FROM OPERATIONS	(1,213,502)	(1,585,643)

OTHER INCOME (EXPENSE)
Interest income	7,067	640
Interest expense	(8,494)	(316,138)
TOTAL OTHER INCOME (EXPENSE)	(1,427)	(315,498)

LOSS BEFORE INCOME TAXES	(1,214,929)	(1,901,141)

State income tax benefit	617,615	320,765
NET LOSS	$(597,314)	$(1,580,376)

NET LOSS PER SHARE – BASIC AND DILUTED	$(0.23)	$(4.50)

WEIGHTED AVERAGE SHARES OUTSTANDING – BASIC AND DILUTED	2,648,087	351,535

See Notes to Unaudited Condensed Consolidated Financial Statements.

ADMA BIOLOGICS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN
STOCKHOLDERS’ EQUITY (Unaudited)
For the Three Months Ended March 31, 2012

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total
Balance - January 1, 2012	8,221,678	$8,222	408,589	$409	$30,185,200	$(29,808,015)	$385,816

Conversion of preferred shares and accumulated dividends	(8,221,678)	(8,222)	2,364,553	2,364	5,858	-	-

Conversion of notes payable and accrued interest into common stock in private placement			27,369	27	262,713	-	262,740

Common stock sold in private placement, net of expenses			1,800,759	1,801	15,651,059	-	15,652,860

Common stock issued to shell company as part of reverse merger	-	-	53,033	53	(53)	-	-

Stock based compensation	-	-	-	-	46,254	-	46,254

Net loss	-	-	-	-	-	(597,314)	(597,314)

Balance – March 31, 2012	-	$-	4,654,303	$4,654	$46,151,031	$(30,405,329)	$15,750,356

See Notes to Unaudited Condensed Consolidated Financial Statements.

ADMA BIOLOGICS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Three Months Ended March 31, 2012	For the Three Months Ended March 31, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(597,314)	$(1,580,376)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	45,735	54,900
Loss-on sale of research and development inventory	-	605,297
Stock based compensation	46,254	11,202
Amortization of debt discount and beneficial conversion charge	-	136,913
Changes in operating assets and liabilities:
(Increase) decrease in inventories	(27,943)	131,500
Increase in accounts receivable	-	(73,890)
Increase in prepaid expenses	(369,217)	(13,995)
Decrease in other assets	-	90,000
(Decrease) increase in accounts payable	(794,562)	8,017
(Decrease) increase in accrued expenses	(298,064)	11,342
Increase in accrued interest	1,959	176,548
Decrease in deferred rent liability	(5,547)	(2,577)
Net cash used in operating activities	(1,998,699)	(445,119)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net of note payable conversion	17,287,288	-
Proceeds from convertible notes payable	-	300,000
Payment of equity issuance costs	(933,957)	-
Payments on notes payable	(200,000)	-
Payments of leasehold improvement loan	(2,575)	(2,354)
Net cash provided by financing activities	16,150,756	297,646
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	14,152,057	(147,473)
CASH AND CASH EQUIVALENTS – BEGINNING OF PERIOD	87,771	228,970
CASH AND CASH EQUIVALENTS – END OF PERIOD	$14,239,828	$81,497
Cash paid for interest	$3,820	$2,677
Supplemental Disclosure of Noncash Financing Activities:
Conversion of notes payable and accrued interest into common stock	$262,740	$-
Reclassification of equity issuance costs to additional paid-in capital	$421,077	$-
Accrued equity issuance costs	$279,394	$-
Stock issued to shell company	$53	$-

See Notes to Unaudited Condensed Consolidated Financial Statements.

ADMA BIOLOGICS, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2012 AND 2011

1.	ORGANIZATION AND BUSINESS

ADMA Biologics, Inc. (“ADMA” or the “Company”) develops and commercializes human plasma and plasma-derived therapeutics. The Company focuses on developing and commercializing plasma-derived human immune globulins. ADMA Biologics, Inc. was founded in 2004 and is based in Hackensack, New Jersey.  In addition, ADMA operates ADMA BioCenters of Georgia. This wholly-owned subsidiary is a Delaware corporation that was formed on April 3, 2008.  ADMA BioCenters of Georgia is an FDA-licensed source plasma collection facility located in Norcross, GA.

The Company has experienced net losses and negative cash flows from operations since inception and expects these conditions to continue for the foreseeable future.  The Company has needed to raise capital from the sales of its securities to sustain operations.

On February 13, 2012, R&R Acquisition VI, Inc., a Delaware corporation (“ParentCo” or the “Registrant”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among ParentCo, ADMA Biologics, Inc., a privately-held Delaware corporation (“Former ADMA”), and ADMA Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of ParentCo (“Acquisition Sub”).  Upon the closing of the merger transaction contemplated under the Merger Agreement (the “Merger”), Acquisition Sub was merged with and into Former ADMA, and Former ADMA, as the surviving corporation in the Merger, became a wholly-owned subsidiary of ParentCo.  ParentCo’s corporate name was changed to ADMA Biologics, Inc. and the name of Former ADMA was changed to ADMA Plasma Biologics, Inc.  Prior to the transactions contemplated by the Merger Agreement with Former ADMA, there were no material relationships between ParentCo and Former ADMA, or any of their respective affiliates, directors or officers, or any associates of their respective directors or officers.  For accounting purposes, the Merger was accounted for as a reverse acquisition, with Former ADMA as the accounting acquiror (legal acquiree) and ParentCo as the accounting acquiree (legal acquiror).  Consequently, the historical financial information of Former ADMA became the historical financial information of ParentCo.

In February 2012, the Company completed a private placement (the “2012 Financing”) to raise gross proceeds of $17.3 million in cash in connection with, and immediately prior to the closing of the Merger.  In the 2012 Financing, Former ADMA issued 1,828,128 shares of former ADMA’s common stock at a price per share of $9.60 to accredited investors pursuant to a securities purchase agreement dated February 13, 2012 (the “Securities Purchase Agreement”).  In lieu of repayment of senior secured promissory notes in the aggregate principal amount of $250,000 (plus $12,740 in accrued interest), the aggregate amount of unpaid principal and interest on the notes was invested by the holders of such notes in the 2012 Financing in exchange for shares of Former ADMA’s common stock.  Immediately prior to the Merger, (i) 3,386,454 shares of Series A Preferred Stock of Former ADMA were converted into 11,243,748 shares of Former ADMA’s common stock after giving effect to cumulative anti-dilution adjustments and accrued dividends, and 4,835,224 shares of Former ADMA’s Series A Preferred Stock issued in December 2011 upon the conversion of convertible notes were converted into an equal number of shares of Former ADMA’s common stock and (ii) the shares of common stock of Former ADMA were reverse split at a ratio of 1-for-6.8 (the “Reverse Split”). All of the then issued and outstanding shares of Former ADMA’s common stock, including the common stock issued in the 2012 Financing and including the shares of Former ADMA’s Series A Preferred Stock, which were converted into Former ADMA’s common stock immediately prior to and as part of the Merger, were automatically exchanged into 4,601,270 shares of ParentCo’s common stock, par value $0.0001 per share (the “Common Stock”), at a 1:1 exchange ratio.  All warrants, options and other rights to purchase or acquire shares of Former ADMA’s common stock outstanding immediately prior to the Merger, including the warrants issued to the placement agent in the 2012 Financing (the “Placement Agent Warrants”) and including the additional options granted to Adam S. Grossman, CEO, under his new employment agreement, were converted into warrants, options or other rights, as the case may be, to purchase an aggregate of 383,380 shares of Common Stock at the same exercise prices; and 2,446,967 of the 2,500,000 shares of Common Stock held by the stockholders of ParentCo immediately prior to the Merger were canceled such that these stockholders now hold 53,033 shares of Common Stock, not including the 87,865 shares issuable upon exercise of the Placement Agent Warrants, held by an affiliate of one of such stockholders.

ADMA BIOLOGICS, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2012 AND 2011

The net cash proceeds from the 2012 Financing, after the payment of all expenses related to the 2012 Financing and the Merger, including legal, printing and travel expense, the Placement Agent’s cash fee and expense reimbursement and miscellaneous, are approximately $15.7 million, not including in such proceeds the senior secured promissory notes that were satisfied in exchange for shares of Former ADMA’s common stock in the 2012 Financing.  Based upon the Company’s projected revenue and expenditures for 2012 and 2013, management currently believes that the net proceeds of the February 2012 private placement, together with its previously-existing cash, will be sufficient to enable the Company to fund its operating expenses, research and development expenses and capital expenditures through the third quarter of 2013.  Because the Company does not anticipate receiving Food and Drug Administration (“FDA”) approval for RI-001, its lead product candidate, until at the earliest, the second quarter of 2015, if at all, and would therefore not be able to generate revenues from the commercialization of RI-001 until after that date, the Company will have to raise additional capital prior to the third quarter of 2013 to continue product development and operations.  The Company is unable to predict with reasonable certainty when it will generate revenues from the commercialization of RI-001, and therefore, how much additional capital it will need to raise prior to the third quarter of 2013.  Furthermore, if the Company’s assumptions underlying its estimated expenses and revenues prove to be wrong, it may have to raise additional capital sooner than anticipated.  There can be no assurance that such funds, if available at all, can be obtained on terms acceptable to the Company.  Due to numerous risks and uncertainties associated with the research, development and future commercialization of its product candidate, the Company is unable to estimate with certainty the amounts of increased capital outlays and operating expenditures associated with its anticipated clinical trials and development activities.  The Company’s current estimates may be subject to change as circumstances regarding requirements further develop. The Company may decide to raise capital through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements.  The Company does not have any existing commitments for future external funding.  The Company may seek to sell additional equity or debt securities or obtain a bank credit facility.  The sale of additional equity or debt securities, if convertible, could result in dilution to the Company’s stockholders.  The incurrence of indebtedness would result in increased fixed obligations and could also result in covenants that would restrict its operations.

Additional equity or debt financing, grants, or corporate collaboration and potential licensing arrangements may not be available on acceptable terms, if at all.  If adequate funds are not available, the Company may be required to delay, reduce the scope of or eliminate the Company’s research and development programs, reduce the Company’s planned clinical trials and inhibit potential commercialization efforts of the Company’s lead product candidate.  The Company may be required to obtain loans or raise additional funds to meet long-term obligations and continue operations. There can be no assurance that such funds, if available at all, can be obtained on terms acceptable to the Company.  As of March 31, 2012, the Company had $14.2 million in cash and cash equivalents.

There can be no assurance that the Company's research and development will be successfully completed or that any product will be approved or commercially viable. The Company is subject to risks common to companies in the biotechnology industry including, but not limited to, dependence on collaborative arrangements, development by the Company or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, and compliance with the FDA and other governmental regulations and approval requirements.

Prior to the last quarter of 2011, ADMA was a development stage company. ADMA’s primary focus since 2004 has been conducting research and development of human plasma-derived products for the treatment of specific disease states.  The plasma collection center in Georgia was formed in 2008 as a complementary business operation.  ADMA transitioned to an operating company from the development stage during the fourth quarter of 2011 when it began to generate revenues from this business segment.

ADMA BIOLOGICS, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2012 AND 2011

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and principles of consolidation
The accompanying condensed consolidated financial statements include the accounts of ADMA Biologics, Inc. and its wholly-owned subsidiary ADMA Biologics Centers of Georgia. All significant intercompany transactions and balances have been eliminated in consolidation.

The condensed consolidated financial statements for the interim periods included herein are unaudited; however, they contain all adjustments (consisting of only normal recurring adjustments) which in the opinion of management are necessary to present fairly the consolidated financial position of the Company as of March 31, 2012 and its results of operations and cash flows for the three months ended March 31, 2012 and 2011.  The results of operations for the interim periods are not necessarily indicative of results that may be expected for any other interim period or for the full year.  These interim financial statements should be read in conjunction with the audited annual consolidated financial statements and notes thereto included in the Company’s Form 8-K/A filed with the SEC on April 24, 2012.

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP, in accordance with the rules and regulations of the Securities and Exchange Commission for interim reporting.  Pursuant to such rules and regulations, certain information and footnote disclosures normally included in complete annual financial statements have been condensed or omitted.

Inventories
Plasma inventories (both plasma intended for resale and plasma intended for internal use in the Company's research and development activities) are carried at the lower of cost or market value determined on the first-in, first-out method.  Physical inventories are conducted at the end of each year and perpetual records are adjusted accordingly.  Once the research and development plasma is processed to a finished good for ongoing trials, it is then expensed to research and development.  Inventory at March 31, 2012 and 2011 consists of raw materials.  Inventory also includes plasma collected at the Company’s FDA licensed plasma collection center.  Certain plasma that had been purchased for use in research and development were sold in March 2011 for net proceeds of $147,781 and the Company recorded a loss of $605,297.  The total amount of inventory sold at book value was $753,078 and the Company received $147,781 in net proceeds from the sale.

Revenue recognition
Revenue from the sale of human plasma collected at the Company’s plasma collection center and plasma-derived medicinal products is recognized at the time of transfer of title and risk of loss to the customer, which usually occurs at the time of shipment.  Revenue is recognized at the time of delivery if the Company retains the risk of loss during shipment.

The plasma inventory of $753,078, which was sold in March 2011 for net proceeds of $147,781, had been purchased from third parties specifically for use in research and development activities.  It had not been collected at the Company’s plasma collection center and sold in the ordinary course of business.  Therefore, the sale was not recorded as revenue with related cost of sales, but was instead recorded as a loss on sale.

ADMA BIOLOGICS, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2012 AND 2011

Use of estimates
The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Significant estimates include valuation of inventory, assumptions used in the fair value determination of stock-based compensation and the allowance for the valuation of future tax benefits.

Loss per common share earnings (loss) per share
Net loss per share is determined in accordance with the two-class method.  This method is used for computing basic net loss per share when companies have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the Company.  Under the two-class method, net loss is allocated between common shares and other participating securities based on their participation rights in both distributed and undistributed earnings.  The Company’s Series A convertible preferred stock are participating securities, since the stockholders are entitled to share in dividends declared by the Board of Directors with the common stock based on their equivalent common shares.

Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period.  Because the holders of the Series A convertible preferred stock are not contractually required to share in the Company’s losses, in applying the two-class method to compute basic net loss per common share, no allocation to preferred stock was made for the three months ended March 31, 2012 and 2011.

Diluted net loss per share is calculated by dividing net loss attributable to common stockholders as adjusted for the effect of dilutive securities, if any, by the weighted average number of common stock and dilutive common stock outstanding during the period.  Potential common shares include the shares of common stock issuable upon the exercise of outstanding stock options and a warrant (using the treasury stock method) and the conversion of the shares of Series A convertible preferred stock (using the more dilutive of the (a) as converted method or (b) the two–class method).  Potential common shares in the diluted net loss per share computation are excluded to the extent that they would be anti-dilutive.  No potentially dilutive securities are included in the computation of any diluted per share amounts as the Company reported a net loss for all periods presented.  Potentially dilutive securities that would be issued upon conversion of convertible notes, conversion of Series A convertible preferred stock, and the exercise of outstanding warrants and stock options, were 0.4 million and 1.7 million as of March 31, 2012 and March 31, 2011, respectively.

Stock-based compensation
The Company follows recognized accounting guidance which requires all stock-based payments, including grants of stock options, to be recognized in the Statement of Operations as compensation expense, based on their fair values on the grant date. The estimated fair value of options granted under the Company’s 2007 Employee Stock Option Plan (“Plan”) are recognized as compensation expense over the option-vesting period.

During the three months ended March 31, 2012 options to purchase an aggregate of 212,134 shares of common stock were granted to our President and Chief Executive officer and no options to purchase shares of common stock were granted during the three months ended March 31, 2011.

ADMA BIOLOGICS, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2012 AND 2011

3.	NOTES PAYABLE TO SIGNIFICANT STOCKHOLDERS

The Company had issued senior secured convertible promissory notes to significant stockholders pursuant to the terms of Note Purchase Agreements.  The outstanding principal and interest under the notes were due and payable upon the earliest to occur of:  (i) March 31, 2012 (as amended); (ii) the date on which the Company consummates a preferred stock financing in which the gross proceeds to the Company total at least $10,000,000 (“Qualified Financing” as defined in the Notes); and (iii) the occurrence of an Event of Default (as defined in the Notes), the first of these three events to occur was referred to as the “Maturity Date”.  Interest accrued on the outstanding principal at the stated rate and was payable on the Maturity Date.

If all or any of the principal and accrued interest thereon remained outstanding prior to the date of a Qualified Financing, those amounts would automatically convert into shares of the Company’s preferred stock at the lower of (a) the price per share paid by investors in the Qualified Financing or (b) the stated Conversion Price.

Principal of $200,000 plus accrued interest of $3,255 was repaid in January 2012 on the December 2011 notes.  Principal of $250,000 plus accrued interest of $12,740 from the August 2011 notes was converted into 27,369 shares of common stock by the noteholders in the 2012 Financing.

4.	STOCKHOLDERS’ EQUITY

Common stock
The Company was originally organized as an S corporation and issued 100 shares of stock at a par value of $0.01 each. On July 16, 2007, the Company merged into a C corporation and, concurrent with this merger, each of the shares of stock of the terminating S corporation converted into 23,904.38 shares of common stock of the C corporation, resulting in a total of 351,535 shares outstanding. Since the shareholders of the S corporation became the majority shareholders of the C corporation, this was accounted for as a reverse merger.  Accordingly, the pre-merger financial statements of the S corporation have become the historical financial statements of the C corporation.

Upon conversion of the Company from an S corporation to a C corporation, the Company increased its authorized common stock to 6,500,000 shares with a par value of $0.001 per share and authorized 3,400,000 shares of Series A preferred (Series A shares), with a par value of $0.001 per share. On July 17, 2007, the Company completed a private placement and raised gross proceeds of $17,000,000 from the sale of 3,386,454 Series A convertible preferred shares at a sale price of $5.02 per share.

In February 2012, the Company completed the 2012 Financing to raise gross proceeds of $17.3 million in cash in connection with, and immediately prior to the closing of the Merger.  In the 2012 Financing, Former ADMA issued 1,828,128 shares of Former ADMA’s common stock at a price per share of $9.60 to accredited investors pursuant to the Securities Purchase Agreement.  In lieu of repayment of senior secured promissory notes in the aggregate principal amount of $250,000 (plus $12,740 in accrued interest), the aggregate amount of unpaid principal and interest on the notes was invested by the holders of such notes in the 2012 Financing in exchange for shares of Former ADMA’s common stock.  The net cash proceeds from the 2012 Financing, after the payment of all expenses related to the 2012 Financing, approximated $15.7 million.

ADMA BIOLOGICS, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2012 AND 2011

On February 13, 2012, ParentCo entered into the Merger Agreement by and among ParentCo, Former ADMA and Acquisition Sub.  Upon the closing of the Merger, Acquisition Sub was merged with and into Former ADMA, and Former ADMA, as the surviving corporation in the Merger, became a wholly-owned subsidiary of ParentCo.  ParentCo’s corporate name was changed to ADMA Biologics, Inc. and the name of Former ADMA was changed to ADMA Plasma Biologics, Inc.  Prior to the transactions contemplated by the Merger Agreement with Former ADMA, there were no material relationships between ParentCo and Former ADMA, or any of their respective affiliates, directors or officers, or any associates of their respective directors or officers.  For accounting purposes, the Merger was accounted for as a reverse acquisition, with Former ADMA as the accounting acquiror (legal acquiree) and ParentCo as the accounting acquiree (legal acquiror).  Consequently, the historical financial information of Former ADMA will become the historical financial information of ParentCo.

Immediately prior to the Merger, (i) 3,386,454 shares of Series A Preferred Stock of Former ADMA were converted into 11,243,748 shares of Former ADMA’s common stock after giving effect to cumulative anti-dilution adjustments and accrued dividends, and 4,835,224 shares of Former ADMA’s Series A Preferred Stock issued in December 2011 upon the conversion of convertible notes were converted into an equal number of shares of Former ADMA’s common stock, and (ii) the shares of common stock of Former ADMA were reverse split at a ratio of 1-for-6.8.  All of the then issued and outstanding shares of Former ADMA’s common stock, including the common stock issued in the 2012 Financing and including the shares of Former ADMA’s Series A Preferred Stock, which were converted into Former ADMA’s common stock immediately prior to and as part of the Merger, were automatically exchanged into 4,601,270 shares of Common Stock at a 1:1 exchange ratio.  All warrants, options and other rights to purchase or acquire shares of Former ADMA’s common stock outstanding immediately prior to the Merger, including the Placement Agent Warrants and including the additional options granted to Adam S. Grossman, CEO, under his new employment agreement, were converted into warrants, options or other rights, as the case may be, to purchase an aggregate of 383,380 shares of Common Stock at the same exercise prices; and 2,446,967 of the 2,500,000 shares of Common Stock held by the stockholders of ParentCo immediately prior to the Merger were canceled such that these stockholders now hold 53,033 shares of Common Stock, not including the 87,865 shares issuable upon exercise of the Placement Agent Warrants, held by an affiliate of one of such stockholders.

Common stock options and warrants
The fair value of employee options granted was determined on the date of grant using the Black-Scholes model. The Black-Scholes option valuation model was developed for use in estimating the fair value of publicly traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. The Company's employee stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate. Because there is no public market for the Company's stock and very little historical experience with the Company's stock options, a similar publicly traded company was used for comparison and expectations as to assumptions required for fair value computation using the Black-Scholes methodology.

ADMA BIOLOGICS, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2012 AND 2011

The Company records compensation expense associated with stock options and other forms of equity compensation using the Black-Scholes option-pricing model and the following assumptions:

Three Months Ended March 31, 2012
Expected Term	6.25 years
Volatility	82%
Dividend yield	0.0%
Risk-free interest rate	1.99%

Guidance for stock-based compensation requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company currently estimates there will be no forfeitures of options.

During the three months ended March 31, 2012 and 2011, the Company recorded stock-based compensation expense to employees of $46,254 and $11,202, respectively.

A summary of the Company’s option and warrant activity under the Plan and related information is as follows:

	Three Months Ended March 31, 2012
	Shares	Weighted Average Exercise Price
Outstanding at beginning of period	83,382	$3.33
Forfeited	-	$-
Granted	212,134	$9.60
Outstanding at end of period and expected to vest	295,516	$7.82
Options exercisable	87,764	$3.83
Weighted-average fair value of options granted during the period		$6.85

The weighted average remaining contractual life of stock options outstanding and expected to vest at March 31, 2012 is 6.6 years.  The weighted average remaining contractual life of stock options exercisable at March 31, 2012 is 5.8 years.

As of March 31, 2012, the total compensation expense related to non-vested options not yet recognized totaled $1,404,541.  The weighted-average vesting period over which the total compensation expense related to non-vested options not yet recognized at March 31, 2012 was approximately 3.8 years.

5.	RELATED PARTY TRANSACTIONS

The Company leases an office building and equipment from an entity owned by related parties on a month-to-month basis.  Rent expense amounted to $24,112 for each of the three months ended March 31, 2012 and 2011.

The Company maintains deposits and other accounts at a bank which is less than 5%-owned by related parties and where a stockholder is a member of the Board of Directors of the bank.

6.	SEGMENTS

The Company is engaged in the development and commercialization of human plasma and plasma-derived therapeutics.  The Company also operates an FDA-licensed source plasma collection facility located in Norcross, Georgia.  The Company defines its segments as those business units whose operating results are regularly reviewed by the chief operating decision maker (“CODM”) to analyze performance and allocate resources.

ADMA BIOLOGICS, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2012 AND 2011

The plasma collection center segment includes the Company’s operation in Georgia.  The research and development segment includes the Company’s plasma development operations in New Jersey.

Summarized financial information concerning reportable segments is shown in the following table:

Three Months Ended March 31, 2012	Plasma Collection Center	Research and Development		Corporate		Consolidated

Revenues	$4,400	$	---	$	---	$4,400

Loss from operations	(457,093)		(81,820)		(674,589)	(1,213,502)

Other (income) expense	---		---		1,427	1,427

Loss before income taxes	(457,093)		(81,820)		(676,016)	(1,214,929)

Property plant and equipment, net	781,765		24,724		8,708	815,197

Depreciation and amortization expense	40,500		4,200		1,035	45,735

Three Months Ended March 31, 2011

Revenues	$	---	$	---	$	---	$	----

Loss from operations		(376,698)		(852,194)		(356,751)		(1,585,643)

Other (income) expense		---		---		315,498		315,498

Loss before income taxes		(376,698)		(852,194)		(672,249)		(1,901,141)

Depreciation and amortization expense		49,500		4,400		1,000		54,900

The “Corporate” column includes general and administrative overhead expenses.  The column for Research and Development expense includes the loss on sale of research and development inventory.

ADMA BIOLOGICS, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2012 AND 2011

Property, plant and equipment, net, included in the “Other” column above includes assets related to corporate and support functions.

7.	SUBSEQUENT EVENTS

On April 4, 2012 there was a grant of 108,808 stock options issued to employees and directors of the Company.

On April 30, 2012, the Board of Directors (the “Board”) of ADMA Biologics, Inc.. appointed Brian Lenz, as the Company’s Vice President and Chief Financial Officer, effective May 1, 2012 (the “Start Date”).  On April 30, 2012, in connection with Mr. Lenz’s appointment as the Company’s Vice President and Chief Financial Officer, the Company entered into an employment agreement with Mr. Lenz (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Lenz will serve as the Company’s Vice President and Chief Financial Officer for an initial term of three years, which will extend automatically for additional three-year periods unless appropriate notice is given by one of the parties. Mr. Lenz will receive an annual base salary of $257,500, and will be eligible for annual bonus payments of up to 30% of his base salary, based upon the achievement of certain milestones as established annually by the Company’s Chief Executive Officer and Mr. Lenz.

Pursuant to the Employment Agreement, if a Change in Control (as defined under the Employment Agreement) occurs and the successor to the Company does not assume the Employment Agreement or within 12 months following such Change in Control, Mr. Lenz is terminated Without Cause (as defined under the Employment Agreement) or Mr. Lenz resigns for Good Reason (as defined under the Employment Agreement), Mr. Lenz or his estate, as applicable, will receive his base salary, health insurance benefits and any accrued but unpaid benefits for a period of twelve months and all of his unvested stock options shall immediately become fully vested and exercisable from the date of Mr. Lenz’s termination. If the Company terminates Mr. Lenz as a result of his death, his estate will receive his base salary for sixty (60) days. If the Company terminates Mr. Lenz for Cause (as defined under the Employment Agreement), if Mr. Lenz terminates his employment other than for Good Reason, or if Mr. Lenz’s employment terminates by expiration of the term of the Employment Agreement, Mr. Lenz will receive any salary and benefits earned and unpaid to the date of termination. If the Company terminates Mr. Lenz for reasons other than those stated above or Mr. Lenz terminates his employment for Good Reason, Mr. Lenz will receive his salary and benefits for a period of time ending on the date that is six (6) months from the date of termination, except that such health benefits shall cease upon the earlier to occur of the expiration of such six (6) month period or the date upon which Mr. Lenz begins regular, full-time employment with a third party and is eligible to commence health insurance coverage. The Employment Agreement also contains certain non-compete and non-solicitation provisions effective during the period Mr. Lenz receives termination benefits under the Employment Agreement, if any, as well as standard confidentiality provisions.

Additionally, on May 1, 2012, in connection with his Employment Agreement, Mr. Lenz was issued  options to purchase 66,292 shares of the Company’s common stock at an exercise price of $9.60 per share, which is equal to the fair market value of one share of the Company’s common stock on the date of grant. Such options will vest over a four-year period as follows: an initial 25% of the stock options will become exercisable on the first anniversary of the Start Date; and the remaining stock options will become exercisable in equal monthly installments of the total remaining number of shares covered by the stock options over the following 36 months on the monthly anniversary of the Start Date.

1,969,026 Shares of Common Stock

ADMA Biologics, Inc.

PROSPECTUS

, 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of the fees and expenses payable by us in connection with the issuance and distribution of the shares of our common stock.

EXPENSE	AMOUNT

Registration Fees	$2,594.98

Legal Fees and Expenses	50,000

Accounting Fees and Expenses	30,000

Miscellaneous Fees and Expenses	30,000

Total	$112,598.98

Item 14. Indemnification of Directors and Officers.

Our certificate of incorporation provides that no director is personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Nonetheless, a director is liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (relating to unlawful payment of dividend or unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability provided in our certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL. No amendment to or repeal of the relevant article of our certificate of incorporation will apply to or have any effect on the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment.

Our certificate of incorporation and bylaws furthermore state that the Company shall indemnify, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, each person that such section grants the Company the power to indemnify.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, or vote of stockholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of ours under Delaware law or otherwise, we have been advised the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of ours in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

Sales of unregistered securities by Former ADMA since January 1, 2008 are described in the section “Recent Financings” in the prospectus to which this registration statement relates.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
2.1 (1)	Agreement and Plan of Merger, dated February 13, 2012, among R&R Acquisition VI, Inc., ADMA Biologics, Inc. and ADMA Acquisition Sub, Inc.

2.2 (1)	Certificate of Merger, dated February 13, 2012, merging ADMA Acquisition Sub, Inc. with and into ADMA Biologics, Inc.

3.1 (1)	Certificate of Incorporation of R&R Acquisition VI, Inc., as amended.

3.2
Bylaws of R&R Acquisition VI, Inc.   Incorporated by reference to Exhibit 3.2 to R&R Acquisition VI, Inc.’s registration statement on Form 10-SB, as filed with the Securities and Exchange Commission on July 10, 2006.

4.1 (2)	Specimen Common Stock Certificate

4.2 (1)	Form of Placement Agent Warrant

5.1	Opinion of SNR Denton US LLP. Previously filed.

10.1* (2)	2007 Employee Stock Option Plan (as amended)

10.2 (1)	Form of Securities Purchase Agreement, dated as of February 13, 2012, between ADMA Biologics, Inc. and each purchaser identified on the signature pages thereto

10.3 (1)	Form of Registration Rights Agreement, dated as of February 13, 2012, between R&R Acquisition VI, Inc. and each of the several purchasers signatory thereto

10.4 (1)	Amended and Restated Placement Agency Agreement, dated February 12, 2012, between ADMA Biologics, Inc. and Rodman & Renshaw, LLC

10.5 (2)	Form of Lockup Agreement

10.6* (1)	Employment Agreement, dated February 13, 2012, by and between ADMA Biologics, Inc. and Adam Grossman

10.7 (1)	Investors’ Rights Agreement, dated July 17, 2007, by and among the Company and each of the investors listed on Schedule A thereto

10.8+ (1)	Manufacturing Agreement, dated as of October 23, 2006, by and between Biotest Pharmaceuticals Corporation and ADMA Biologics, Inc., as amended

10.9+ (1)	Plasma Purchase Agreement, dated as of November 17, 2011, between Biotest Pharmaceuticals Corporation and ADMA Biologics, Inc.

10.10 (2)	Agreement for Services between the Company and Areth Inc., dated July 23, 2007.

10.11 (1)
Agreement of Lease between the Company and C1VF I-GA1W15-W23, LLC (DCT Holdings), effective June 1, 2008 and confirmed on November 13, 2008, for the premises located at 6290 Jimmy Carter Boulevard, Suite 206-208, Norcross, Georgia.

10.12 (1)	Form of Indemnification Agreement

10.13 (3)	Employment Agreement, dated as of April 30, 2012, by and between ADMA Biologics, Inc. and Brian Lenz.

10.14 (4)	Modification and Release Agreement dated June 15, 2012, between ADMA Biologics, Inc and Rodman & Renshaw, LLC

10.16+	Testing Services Agreement, dated June 7, 2012, between ADMA and [***].

10.17+	Plasma Supply Agreement, dated June 22, 2012, between ADMA and Biotest.

16.1 (1)	Letter from Sherb & Co, LLP regarding change in certifying accountants

21.1 (2)	Subsidiaries of Registrant

23.1	Consent of J.H. Cohn LLP

23.2	Consent of SNR Denton US LLP (contained in their opinion included under Exhibit 5.1)

24.1	Power of Attorney (with respect to every signatory other than Brian Lenz, contained on the signature page of the registration statement on Form S-1 as filed on March 29, 2012; with respect to Brian Lenz, contained on the signature page of amendment no. 1 thereto, filed on May 8, 2012.)

101           Interactive data files formatted in XBRL (eXtensible Business Reporting Language): (i) the Consolidated Balance Sheets, (ii) the Consolidated Statements of Operations, (iii) the Consolidated Statements of Cash Flows, and (iv) the Notes to the Consolidated Financial Statements.**

101.INS	XBRL Instance Document**
101.SCH	XBRL Taxonomy Extension Schema Document**

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document**
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document**
101.LAB	XBRL Taxonomy Extension Label Linkbase Document**
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document**

+           Confidential treatment requested as to certain portions of this exhibit.  Such portions have been redacted and submitted separately to the SEC.

*           Management compensatory plan, contract or arrangement.

**           Pursuant to Rule 406T of Regulation S-T, the Interactive Data Files on Exhibit 101 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.

(1)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the Commission on February 13 2012.

(2)	Incorporated herein by reference to the Company’s Current Report on Form 8-K/A filed with the Commission on March 29, 2012.

(3)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the Commission on May 3, 2012.

(4)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the Commission on June 21, 2012.

(5)	Incorporated herein by reference to the Amendment No. 3 to the Company's current report on Form 8-K filed with the Commision on June 22, 2012

Item 17. Undertakings.

(A)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post−effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)           If the registrant is relying on Rule 430B:

(A)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)           If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(B)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(C)           The undersigned registrant hereby undertakes that:

(1)           For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)           For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Hackensack, State of New Jersey on July 3 , 2012.

ADMA Biologics, Inc.

By:	/s/ Adam S. Grossman
Name:	Adam S. Grossman
Title:	President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

*
Dr. Jerrold B. Grossman	Vice Chairman of the Board of Directors	July 3 , 2012

/s/ Adam S. Grossman	Director, President, and Chief Executive
Adam S. Grossman	Officer (Principal Executive Officer)	July 3 , 2012

*
Steven A. Elms	Chairman of the Board of Directors	July 3 , 2012

/s/ Brian Lenz	Chief Financial Officer (Principal Financial	July 3 , 2012
Brian Lenz	Officer and Principal Accounting Officer)

*
Dov A. Goldstein	Director	July 3 , 2012

*
Eric I. Richman	Director	July 3 , 2012

*
Bryant E. Fong	Director	July 3 , 2012

* /s/ Adam S. Grossman
Adam S. Grossman
as Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
2.1 (1)	Agreement and Plan of Merger, dated February 13, 2012, among R&R Acquisition VI, Inc., ADMA Biologics, Inc. and ADMA Acquisition Sub, Inc.

2.2 (1)	Certificate of Merger, dated February 13, 2012, merging ADMA Acquisition Sub, Inc. with and into ADMA Biologics, Inc.

3.1 (1)	Certificate of Incorporation of R&R Acquisition VI, Inc., as amended.

3.2
Bylaws of R&R Acquisition VI, Inc.   Incorporated by reference to Exhibit 3.2 to R&R Acquisition VI, Inc.’s registration statement on Form 10-SB, as filed with the Securities and Exchange Commission on July 10, 2006.

4.1 (2)	Specimen Common Stock Certificate

4.2 (1)	Form of Placement Agent Warrant

5.1	Opinion of SNR Denton US LLP. Previously filed.

10.1*(2)	2007 Employee Stock Option Plan (as amended)

10.2 (1)	Form of Securities Purchase Agreement, dated as of February 13, 2012, between ADMA Biologics, Inc. and each purchaser identified on the signature pages thereto

10.3 (1)	Form of Registration Rights Agreement, dated as of February 13, 2012, between R&R Acquisition VI, Inc. and each of the several purchasers signatory thereto

10.4 (1)	Amended and Restated Placement Agency Agreement, dated February 12, 2012, between ADMA Biologics, Inc. and Rodman & Renshaw, LLC

10.5 (2)	Form of Lockup Agreement

10.6* (1)	Employment Agreement, dated February 13, 2012, by and between ADMA Biologics, Inc. and Adam Grossman

10.7 (1)	Investors’ Rights Agreement, dated July 17, 2007, by and among the Company and each of the investors listed on Schedule A thereto

10.8+ (5)	Manufacturing Agreement, dated as of October 23, 2006, by and between Biotest Pharmaceuticals Corporation and ADMA Biologics, Inc., as amended

10.9+ (5)	Plasma Purchase Agreement, dated as of November 17, 2011, between Biotest Pharmaceuticals Corporation and ADMA Biologics, Inc.

10.10 (1)	Agreement for Services between the Company and Areth Inc., dated July 23, 2007.

10.11 (1)
Agreement of Lease between the Company and C1VF I-GA1W15-W23, LLC (DCT Holdings), effective June 1, 2008 and confirmed on November 13, 2008, for the premises located at 6290 Jimmy Carter Boulevard, Suite 206-208, Norcross, Georgia.

10.12 (1)	Form of Indemnification Agreement

10.13 (3)	Employment Agreement, dated as of April 30, 2012, by and between ADMA Biologics, Inc. and Brian Lenz.

10.14 (4)	Modification and Release Agreement dated June 15, 2012, between ADMA Biologics, Inc and Rodman & Renshaw, LLC

10.16+	Testing Services Agreement, dated June 7, 2012, between ADMA and [***].

10.17+	Plasma Supply Agreement, dated June 22, 2012, between ADMA and Biotest.

16.1 (1)	Letter from Sherb & Co, LLP regarding change in certifying accountants

21.1 (2)	Subsidiaries of Registrant

23.1	Consent of J.H. Cohn LLP

23.2	Consent of SNR Denton US LLP (contained in their opinion included under Exhibit 5.1)

24.1	Power of Attorney (with respect to every signatory other than Brian Lenz, contained on the signature page of the registration statement on Form S-1 as filed on March 29, 2012; with respect to Brian Lenz, contained on the signature page hereof)

101           Interactive data files formatted in XBRL (eXtensible Business Reporting Language): (i) the Consolidated Balance Sheets, (ii) the Consolidated Statements of Operations, (iii) the Consolidated Statements of Cash Flows, and (iv) the Notes to the Consolidated Financial Statements.**

101.INS	XBRL Instance Document**
101.SCH	XBRL Taxonomy Extension Schema Document**
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document**
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document**
101.LAB	XBRL Taxonomy Extension Label Linkbase Document**
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document**

+           Confidential treatment requested as to certain portions of this exhibit.  Such portions have been redacted and submitted separately to the SEC.

*           Management compensatory plan, contract or arrangement.

**           Pursuant to Rule 406T of Regulation S-T, the Interactive Data Files on Exhibit 101 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.

(1)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the Commission on February 13, 2012.

(2)	Incorporated herein by reference to the Company’s Current Report on Form 8-K/A filed with the Commission on March 29, 2012.

(3)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the Commission on May 3, 2012.

(4)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the Commission on June 21, 2012.

(5)	Incorporated herein by reference to the Amendment No. 3 to the Company's current report on Form 8-K filed with the Commision on June 22, 2012